                                                Filed Pursuant to Rule 424(b)(5)
                                                  Registration Number: 333-99363
                                                                    333-99363-01
PROSPECTUS SUPPLEMENT
(To Prospectus dated January 9, 2003)
                                  $200,000,000

                              COMED FINANCING III
                  6.35% TRUST PREFERRED SECURITIES (TRUPS(R))
             $1,000 LIQUIDATION AMOUNT PER TRUST PREFERRED SECURITY
          FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN BY

                          COMMONWEALTH EDISON COMPANY

                                  [COMED LOGO]

     We, ComEd Financing III, a Delaware statutory trust, will issue the 6.35% trust preferred securities (TRUPS(R)). Commonwealth Edison Company, an Illinois corporation, will own all of our common securities and will fully and unconditionally guarantee, on a subordinated basis, payment of amounts due on the trust preferred securities as described in this prospectus supplement. We will use the aggregate proceeds from the sale of our trust preferred securities and our common securities to purchase 6.35% junior subordinated deferrable interest notes due March 15, 2033 from Commonwealth Edison Company. We were formed by Commonwealth Edison Company for the sole purpose of issuing our trust preferred securities and our common securities and purchasing the 6.35% junior subordinated deferrable interest notes.

     WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-7 OF THIS PROSPECTUS SUPPLEMENT, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THE TRUST PREFERRED SECURITIES, AND THE "RISK FACTORS" SECTION IN THE ACCOMPANYING PROSPECTUS, ALONG WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                  PER TRUST
                                                              PREFERRED SECURITY      TOTAL
                                                              ------------------   ------------
Public offering price(1)....................................       $999.07         $199,814,000
Underwriting commissions to be paid by Commonwealth Edison
  Company...................................................           (2)                  (2)
Proceeds to ComEd Financing III.............................       $999.07         $199,814,000

(1) Plus accumulated distributions from March 17, 2003, if settlement occurs after that date.

(2) Because we will use all of the proceeds from the sale of our 6.35% trust preferred securities and our common securities to purchase the 6.35% junior subordinated deferrable interest notes from Commonwealth Edison Company, Commonwealth Edison Company will pay all underwriting discounts and commissions of 1.00% of the liquidation amount of the 6.35% trust preferred securities, or $2,000,000 for all of the 6.35% trust preferred securities.
                               ------------------
     We expect that the 6.35% trust preferred securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about March 17, 2003.

     "TRUPS(R)" is a registered service mark of Salomon Smith Barney Inc.

                              SALOMON SMITH BARNEY
                             ---------------------

WACHOVIA SECURITIES
              BNP PARIBAS
                             BNY CAPITAL MARKETS, INC.
                                         CREDIT SUISSE FIRST BOSTON
                                                  LOOP CAPITAL MARKETS, LLC
                                                            SCOTIA CAPITAL

March 10, 2003

         IN MAKING YOUR INVESTMENT DECISION, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF YOU RECEIVE ANY INFORMATION NOT AUTHORIZED BY US, YOU MAY NOT RELY ON IT.

         WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

         YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AS THE CASE MAY BE. COMMONWEALTH EDISON COMPANY'S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED MATERIALLY SINCE THAT DATE.

                                   ----------


                                TABLE OF CONTENTS

                                                        PAGE                                                            PAGE
                                                        ----                                                            ----
                PROSPECTUS SUPPLEMENT                                                   PROSPECTUS
Summary..............................................     S-1        About this Prospectus...........................       1
Risk Factors.........................................     S-7        Commonwealth Edison Company.....................       1
Forward-Looking Statements...........................     S-9        Exelon Corporation..............................       2
Commonwealth Edison Company..........................    S-10        The Trust.......................................       2
ComEd Financing III..................................    S-10        Summary Financial Information...................       3
Capitalization.......................................    S-12        Risk Factors....................................       9
Ratio of Earnings to Fixed Charges and Ratio                         Use of Proceeds.................................      11
  of Earnings to Fixed Charges and Preferred and                     Description of Bonds............................      12
  Preference Stock Dividend Requirements.............    S-13        Description of Notes............................      18
Accounting Treatment.................................    S-13        Description of Capital Stock....................      22
Use of Proceeds......................................    S-13        Description of Trust Preferred Securities.......      26
Certain Terms of the Preferred Securities............    S-14        Description of Trust Debentures.................      36
Certain Terms of the Subordinated Notes..............    S-16        Description of Guarantee........................      44
Description of the Guarantee.........................    S-20        Relationship.Among.the.Trust.Preferred
Effect of Obligations under the Subordinated                           Securities, the Trust Debentures and the
   Notes and the Guarantee..........................     S-20        Guarantee.......................................      46
Certain United States Federal Income Tax                             Book-Entry System...............................      47
  Consequences......................................     S-22        Plan of Distribution............................      49
ERISA Considerations................................     S-28        Legal Matters...................................      50
Underwriting........................................     S-29        Experts.........................................      51
Legal Matters.......................................     S-31        Where You Can Find More Information.............      51
Experts.............................................     S-31

                                     SUMMARY

         This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the preferred securities. You should carefully read this prospectus supplement and the accompanying prospectus, as well as the documents referred to under "Where You Can Find More Information" in the accompanying prospectus, before making an investment decision. You should pay special attention to the "Risk Factors" sections beginning on page S-7 of this prospectus supplement and in the accompanying prospectus to determine whether an investment in the trust preferred securities is appropriate for you.

         Unless the context requires otherwise, references in this prospectus supplement to:

         - the "trust," "we," "us," "our" or similar terms are to ComEd Financing III, a Delaware statutory trust and the issuer of the preferred securities;

         - "ComEd" are to Commonwealth Edison Company and its consolidated subsidiaries;

         - the "preferred securities" are to the 6.35% trust preferred securities (TRUPS(R)) to be issued by us in this offering;

         - the "common securities" are to the common securities to be issued by us to ComEd (which we refer to, together with the preferred securities, as the "trust securities"); and

         - the "subordinated notes" are to the 6.35% junior subordinated deferrable interest notes due March 15, 2033 which we will purchase from ComEd using the proceeds from the sale of the trust securities.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

         This prospectus supplement summarizes the specific terms of the securities being offered and supplements the general description contained in the accompanying prospectus. This prospectus supplement may also update or supersede information in the accompanying prospectus. In case of inconsistencies, this prospectus supplement will apply. If we use capitalized terms in this prospectus supplement and do not define them in this document, the capitalized terms will have the meaning given to them in the accompanying prospectus.

                              THE ISSUER AND COMED

         We are ComEd Financing III, a Delaware statutory trust formed by ComEd for the sole purpose of issuing the preferred securities and purchasing the subordinated notes. All of our common securities will be owned by ComEd, and all of our preferred securities will initially be owned by the public. Our trustees will conduct our business affairs as described under "The Trust" in the accompanying prospectus.

         ComEd is engaged principally in the purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois. ComEd's traditional retail service territory covers approximately 11,300 square miles and an estimated population of approximately 8 million as of December 31, 2001.

         Our and ComEd's principal executive office is located at 10 South Dearborn Street, Chicago, Illinois 60603 and the telephone number is (312) 394-4321.

                               RECENT DEVELOPMENTS

         On March 3, 2003, ComEd entered into an agreement with various Illinois electric retail market suppliers, key customer groups and governmental parties regarding several matters affecting ComEd's rates for electric service. The agreement contemplates a series of coordinated filings with the Illinois Commerce Commission, or ICC, which must issue orders consistent with the agreement in order for the provisions of the agreement to become effective.

         The agreement addresses, among other things:

         -        ComEd's pending residential delivery services rate proceeding

         New residential delivery service rates would be set based upon a $1.517 billion revenue requirement. Those rates would remain in effect through December 31, 2006, with a possible reopener in the event that a reexamination in 2005 shows that ComEd is either under-recovering or over-recovering by more than 15% based on those rates. Traditional bundled rates paid by customers that retain ComEd as their electricity supplier would remain frozen through 2006 and would not be affected. Delivery service rates for non-residential customers would not be affected.

         In addition, a $109 million distribution system capital expenditure disallowance that was proposed in the pending proceeding by Liberty Consulting Group, a consulting firm engaged by the ICC to audit ComEd's test year expenditures, would not be reflected in the revenue requirement. Under the agreement, distribution system plant reflected in the rate filing would be considered prudent and used and useful for purposes of future rate proceedings.

         -        Illinois electricity market development

         There would be a modification of the methodology used to determine the market value energy credit. That credit is used to determine the price for specified market-based rate offerings by ComEd, and the amount of the competitive transition charge, or CTC, that ComEd is allowed to collect from customers who select an alternative retail electricity supplier. The credit would be adjusted upward through agreed upon "adders," which would take effect in June 2003 and would have the effect of reducing the CTC charges for customers. The estimated annual revenue impact of the reduction in CTC revenues under the agreement is approximately $65 million to $70 million. In addition, customers would be offered an option to lock-in CTC charges for longer periods. Currently, CTC charges are subject to change annually.

         - Competitive service declarations that assist in mitigating ComEd's provider of last resort obligations

         The agreement provides for the withdrawal of certain of the outstanding appeals of the competitive declaration for service to customers having load requirements of three or more megawatts. Also, it establishes a process for achieving in June 2004 a similar competitive declaration for service to customers having load requirements of one to three megawatts.

         - ComEd's ability to enter into a full-requirements power purchase agreement with its affiliate, Exelon Generation Company, LLC

         The parties to the agreement would not contest extending ComEd's full requirements power purchase agreement, now in place through 2004, through 2006, replacing the partial requirements service for 2005 and 2006 in the existing agreement. The parties also would not contest ComEd's continued recovery of up to $73 million in nuclear decommissioning charges during 2005 and 2006, depending on the amount of energy that ComEd would purchase from Exelon Generation's nuclear plants formerly owned by ComEd.

         - Funding of certain programs for customer and governmental groups

         The agreement provides for $51 million in funding to various consumer groups and governmental agencies for a variety of programs from 2003 through 2006. Those programs may include energy and environmental programs, efficiency products and services, residential consumer education, market development studies and installation of emergency generating equipment.

         ComEd believes the agreement assists in protecting the integrity of the competitive transition charge that it is allowed to collect from customers who choose an alternative supplier; sets a reasonable delivery service rate; provides customers and ComEd with greater price certainty and stability; enhances its relationship with regulatory, governmental and key customer groups; avoids the costs, uncertainty and time associated with litigation; and presents a proactive approach to increasing competition in the supply of electricity in Illinois.

         In order for the agreement to become effective, the ICC, which is not a party to the agreement, must enter orders consistent with the agreement by late March in various regulatory proceedings that are the subject of the agreement. Although the parties to the agreement have agreed as to the general content of those orders, there are other parties to the proceedings who could seek changes or modifications to the proposed orders or otherwise delay or prevent the effectiveness of the agreement. As a result, there can be no assurance that the agreement will become effective.

         If the agreement becomes effective, ComEd would record a $49 million charge (pre-tax on a present value basis) to earnings associated with the $51 million (pre-tax) of funding of specified programs and initiatives associated with the agreement. This amount would be partially offset by the reversal of a $12 million (pre-tax) reserve established in the third quarter of 2002 for a potential capital disallowance in ComEd's delivery services rate proceeding, and a credit of $10 million (pre-tax) related to the capitalization of employee incentive payments provided for in the delivery services order. The net one-time charge for these items of $27 million (pre-tax) would be recognized upon receipt of necessary ICC approvals.

                            THE PREFERRED SECURITIES

         Each preferred security represents an undivided beneficial interest in our assets.

         We will use all of the proceeds received from the sale of our preferred securities to the public and our common securities to ComEd to purchase the subordinated notes. ComEd will pay interest on the subordinated notes at the same rate and on the same dates as we make payments on the preferred securities and the common securities. We will use the payments we receive on the subordinated notes to make the corresponding payments on the preferred securities and the common securities.

DISTRIBUTIONS

         If you purchase preferred securities, you will be entitled to receive cumulative cash distributions at the annual rate of 6.35% of the stated liquidation amount of $1,000 per preferred security. Distributions will accumulate from March 17, 2003. We will make distribution payments on the preferred securities semiannually in arrears, on March 15 and September 15 of each year, beginning September 15, 2003, unless those payments are deferred as described below.

DEFERRAL OF DISTRIBUTIONS

         ComEd may elect, on one or more occasions, to defer the semiannual interest payments on all of the subordinated notes for up to 10 consecutive semiannual periods. In other words, ComEd can declare one or more interest payment moratoriums on the subordinated notes, each of which may last up to five years. ComEd may not begin an interest payment deferral period, or extend an existing interest deferral period, if an event of default then exists under the indenture and the related supplemental indenture under which the subordinated notes will be issued, which we refer to collectively as the "indenture." Any deferral period, together with all previous and further extensions of the deferral period, may not exceed 10 consecutive semiannual periods or extend beyond the stated maturity or earlier redemption date of the subordinated notes. Once ComEd makes all deferred interest payments, together with accrued interest, on the subordinated notes at the end of an interest deferral period, it may again begin a new interest deferral period, provided that no event of default then exists under the indenture, subject to the foregoing requirements.

         If ComEd exercises its right to defer interest payments on the subordinated notes, we will also defer distributions on all of the preferred securities.

         Although you will not receive distribution payments on the preferred securities if interest payments on the subordinated notes are deferred, interest will continue to be compounded semiannually on the preferred securities at an annual rate of 6.35% of the liquidation amount of $1,000 per preferred security. Also, any deferred distribution payments that are in arrears for more than one semiannual period will themselves accrue additional distributions at an annual rate of 6.35%, compounded semiannually, to the extent permitted by applicable law.

         If ComEd defers payments of interest on the subordinated notes, the preferred securities will, from the time of the deferral, be treated as having been issued with original issue discount (referred to herein as OID) for United States federal income tax purposes. If the preferred securities were treated as having been issued with OID and you were a beneficial owner of a preferred security, you would be required to recognize interest income with respect to distributions and include those amounts in your gross income for United States federal income tax purposes even though you would not have received any cash distributions relating to that interest income. See "Certain United States Federal Income Tax Consequences" and "Risk Factors-Our deferral of distributions on the preferred securities might have tax consequences for you and may affect the trading price of the preferred securities" in this prospectus supplement.

REDEMPTION

         We must redeem all of the outstanding preferred securities and common securities when the subordinated notes are repaid at maturity on March 15, 2033 at a redemption price equal to the aggregate liquidation amount of the trust securities plus any accrued and unpaid distributions thereon to the redemption date.

         In addition, if ComEd redeems any subordinated notes before their maturity, we must use the cash we receive from that redemption to redeem preferred securities and, if ComEd is not then in default under the indenture, common securities, in each case having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated notes redeemed, on a pro rata basis. The redemption price you will receive for the preferred securities as a result of ComEd's redemption of subordinated notes prior to their stated maturity will vary depending upon which redemption right is exercised by ComEd with respect to the subordinated notes. See "Certain Terms of the Subordinated Notes-Redemption" in this prospectus supplement for a discussion of ComEd's redemption options with respect to the subordinated notes. How these redemption provisions apply to you as a holder of preferred securities is described under "Certain Terms of the Preferred Securities-Redemption" in this prospectus supplement.

OUR LIQUIDATION AND THE DISTRIBUTION OF THE SUBORDINATED NOTES

         ComEd, as our sponsor, has the right to dissolve the trust at any time. If ComEd exercises this right, after we satisfy all of our liabilities, if any, as required by law, we will redeem the preferred securities and the common securities by distributing the subordinated notes on a pro rata basis to the holders thereof.

         The Trust may be dissolved in circumstances where the subordinated notes will not be distributed to holders of preferred securities and common securities. In those situations, after the satisfaction of amounts owed to our creditors, if any, we must pay in cash the liquidation amount of $1,000 for each preferred and common security plus accrued and unpaid distributions to the date such payment is made. See "Description of Trust Preferred Securities-Liquidation of the Trust and Distribution of the Trust Debentures" in the accompanying prospectus for a discussion of the circumstances under which we would make such a liquidation distribution upon our dissolution.

VOTING RIGHTS

         Holders of preferred securities generally will have limited voting rights. See "Risk Factors-You have voting rights only in limited circumstances" in this prospectus supplement and "Description of Trust Preferred
Securities-Voting Rights" in the accompanying prospectus.

BOOK-ENTRY FORM

         The preferred securities will be represented by one or more global securities that will be registered in the name of and deposited with The Depository Trust Company, or DTC, or its nominee. This means that you will not receive a certificate for your preferred securities, and the preferred securities will not be registered in your name, but, instead, you will hold your interest through DTC's book-entry system. Certificates for the preferred securities may be issued under the limited circumstances described under "Certain Terms of the Preferred Securities-Form of Preferred Securities" in this prospectus supplement.

                             THE SUBORDINATED NOTES

MATURITY AND INTEREST

         The subordinated notes will mature on March 15, 2033. ComEd will pay interest on the subordinated notes at the annual rate of 6.35% on their principal amount semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2003. Interest on the subordinated notes will accrue from March 17, 2003.

RANKING

         The subordinated notes will be unsecured and will rank junior to all of ComEd's Senior Indebtedness to the extent and in the manner set forth in the indenture. Substantially all of ComEd's debt, other than other junior subordinated indebtedness previously issued or that which may be issued in the future, constitutes Senior Indebtedness. For the meaning of the term Senior Indebtedness, see "Description of Trust Debentures-Subordination" in the accompanying prospectus. As of January 31, 2003, ComEd had approximately $6.67 billion of Senior Indebtedness outstanding.

PAYMENT RESTRICTIONS APPLICABLE TO COMED UPON DEFERRAL OF INTEREST PAYMENTS

         During any period in which ComEd elects to defer interest payments on the subordinated notes, ComEd may not declare or pay dividends on, or make purchases of, its capital stock or make payments on its debt securities or guarantees ranking equally with or junior to the subordinated notes. See "Certain Terms of the Subordinated Notes-Option to Extend Interest Payment Date" in this prospectus supplement.

REDEMPTION

         The subordinated notes will mature on March 15, 2033. ComEd may elect to redeem some or all of the subordinated notes on one or more occasions at any time. In addition, if certain changes in tax or investment company law occur, provided that other conditions are satisfied, ComEd may elect to redeem all, but not less than all, of the subordinated notes. See "Description of Subordinated Notes-Redemption" in this prospectus supplement.

         Upon any redemption of subordinated notes, we must use the redemption proceeds to redeem preferred securities and, if no default has occurred and is continuing under the indenture, common securities, in each case having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated notes redeemed, on a pro rata basis.

EVENTS OF DEFAULT

         The indenture provides that any one or more of the following constitute an event of default with respect to the subordinated notes:

         - failure to pay any interest on the subordinated notes when due for 30 days, subject to the deferral of any due date in the case of an extension period;

         - failure to pay any principal or premium, if any, on the subordinated notes when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise;

         - failure by ComEd to observe or perform any of its other covenants contained in the indenture for 90 days after written notice to ComEd from the trustee under the indenture, which we refer to as the "debenture trustee," or the holders of at least 25% in aggregate outstanding principal amount of subordinated notes;

         - ComEd's bankruptcy, insolvency or reorganization, in certain cases; or

         - our voluntary or involuntary dissolution, winding-up or termination, except in connection with the distribution of subordinated notes to the holders of trust securities in our liquidation, the redemption of all of the trust securities, or certain mergers, consolidations or amalgamations as permitted by the trust agreement.

         Upon an event of default under the indenture, the debenture trustee may declare the principal and interest on the subordinated notes immediately due and payable. Under certain limited circumstances, the holders of preferred securities may institute a legal proceeding directly against ComEd to exercise certain rights and remedies under the subordinated notes. See "Effect of Obligations under the Subordinated Notes and the Guarantee" in this prospectus supplement and "Description of Trust Debentures-Debenture Events of Default" in the accompanying prospectus.

                               GUARANTEE BY COMED

         ComEd will fully and unconditionally guarantee payment of amounts on the preferred securities, on a subordinated basis. ComEd's guarantee of the preferred securities, which we refer to as the "guarantee," does not cover payments on the preferred securities when we do not have sufficient funds to make such payments. If ComEd does not make a required payment on the subordinated notes, we will not have sufficient funds to make the related payment on the preferred securities. See "Risk Factors-Because ComEd's obligations under the subordinated notes and the guarantee are subordinated, a default on a payment of Senior Indebtedness could prevent or delay distributions under the preferred securities" and "Description of the Guarantee" in this prospectus supplement.

         ComEd, as the issuer of the subordinated notes, is also obligated to pay our expenses and other obligations, other than our obligations to make payments on the preferred securities.

                                  RISK FACTORS

         Your investment in the preferred securities will involve certain risks. You should carefully consider the following discussion as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in the preferred securities.

BECAUSE COMED'S OBLIGATIONS UNDER THE SUBORDINATED NOTES AND THE GUARANTEE ARE SUBORDINATED, A DEFAULT ON A PAYMENT OF SENIOR INDEBTEDNESS COULD PREVENT OR DELAY DISTRIBUTIONS UNDER THE PREFERRED SECURITIES.

         ComEd's obligations under the subordinated notes and the guarantee are unsecured and will rank junior in right of payment to all present and future Senior Indebtedness of ComEd. See "Description of Trust Debentures-Subordination" in the accompanying prospectus for the meaning of the term Senior Indebtedness. This means that ComEd may not make any payments of principal, including redemption payments, or interest on the subordinated notes or under the guarantee at any time when it is in default with respect to any payment due on any Senior Indebtedness. In addition, in the event of the bankruptcy, liquidation or dissolution of ComEd, ComEd's assets will be used to repay Senior Indebtedness in full before any payments may be made on the subordinated notes or the guarantee. Substantially all of ComEd's existing debt, other than junior subordinated debt previously issued or which may be issued in the future, is Senior Indebtedness. As of January 31, 2003, ComEd had approximately $6.67 billion of Senior Indebtedness outstanding.

         None of our amended and restated declaration of trust, which we refer to as the "trust agreement," the indenture or the guarantee limit the ability of ComEd to incur additional debt, including debt that ranks senior in priority of payment to the subordinated notes and the guarantee. See "Description of the Guarantee" in this prospectus supplement and "Description of Trust Debentures-Subordination" in the accompanying prospectus.

COMED'S GUARANTEE COVERS PAYMENTS ON THE PREFERRED SECURITIES ONLY IF WE HAVE CASH AVAILABLE TO MAKE THE PAYMENTS.

         Our ability to make payments on the preferred securities depends solely upon ComEd making the related payments on the subordinated notes when due. If ComEd defaults on its obligation to make payments on the subordinated notes, we will not have sufficient funds to make payments on the preferred securities. Under the guarantee, ComEd is only required to make distributions and redemption payments on the preferred securities if we have funds available to make those payments but fail to do so.

         If we default on our payment obligations under the preferred securities because ComEd has failed to make the corresponding payment on the subordinated notes, you will not be able to rely on the guarantee to receive payment. Instead, you may institute a legal proceeding directly against ComEd or seek other remedies to collect your pro rata share of payments owed or rely on the property trustee of the trust, which we refer to as the "property trustee," to enforce its right to receive payments under the indenture and the subordinated notes.

OUR DEFERRAL OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MIGHT HAVE TAX CONSEQUENCES FOR YOU AND MAY AFFECT THE TRADING PRICE OF THE PREFERRED SECURITIES.

         If distributions on the preferred securities are deferred, you must accrue and recognize interest income for United States federal income tax purposes (in the form of OID) in respect of your proportionate share of the accrued but unpaid interest on the subordinated notes held by us before receiving any cash distributions relating to that interest. In addition, you will not receive this cash from us if you sell your preferred securities before the end of any deferral period or before the relevant record date. You should consult with your own tax advisor regarding the tax consequences to you of an investment in the preferred securities, including the tax consequences of our ability to defer distributions on the preferred securities.

         ComEd currently does not intend to defer interest payments on the subordinated notes. However, if ComEd elects to do so in the future, the preferred securities may trade at a price that does not fully reflect the value of the accrued but unpaid interest on the subordinated notes. If you sell your preferred securities during an interest deferral period, you may not receive the same return on your investment that you would have received if you had continued to hold those securities. Even if ComEd does not defer interest payments on the subordinated notes, the existence of ComEd's right to do so could mean that the market price for the preferred securities, which represent an undivided beneficial ownership interest in the subordinated notes, may be more volatile than that of other securities without interest deferral rights.

         For more information regarding the tax consequences of purchasing, holding and selling the preferred securities, see "Description of Trust Preferred Securities-Certain United States Federal Income Tax Consequences" in the accompanying prospectus and "Certain United States Federal Income Tax Consequences-United States Holders-Interest Income and Original Issue Discount" in this prospectus supplement.

YOU SHOULD NOT RELY ON DISTRIBUTIONS ON THE PREFERRED SECURITIES THROUGH THE MATURITY DATE OF THE SUBORDINATED NOTES BECAUSE THE PREFERRED SECURITIES WILL BE REDEEMED IF THE SUBORDINATED NOTES ARE REDEEMED BY COMED AT ITS OPTION AT ANY TIME OR IF SPECIFIED CHANGES IN TAX OR INVESTMENT COMPANY LAW OCCUR.

         ComEd, at its option, may redeem the subordinated notes before their maturity, in whole at any time or in part from time to time. You should assume that ComEd will exercise its option to redeem the subordinated notes if it is able to refinance at a lower interest rate or it is otherwise in ComEd's interest to redeem the subordinated notes, although it may choose not to do so. In addition, if specified changes in tax or investment company law occur and are continuing, and other specified conditions are satisfied, ComEd has the right to redeem the subordinated notes, in whole, but not in part, within 90 days after the event of redemption. Any redemption of the subordinated notes will cause a mandatory redemption of preferred securities and, if no default has occurred and is continuing under the indenture, common securities, having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated notes redeemed at a redemption price described in this prospectus supplement under "Certain Terms of the Preferred Securities-Redemption." See also "Certain Terms of the Subordinated Notes-Redemption" in this prospectus supplement for a discussion of ComEd's redemption options with respect to the subordinated notes.

THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICES FOR THE PREFERRED SECURITIES OR THE SUBORDINATED NOTES.

         We and ComEd cannot give you any assurance as to the market prices for the preferred securities or the subordinated notes that may be distributed to you in exchange for preferred securities. Accordingly, the preferred securities that you may purchase, whether pursuant to an offer made by this prospectus supplement and the accompanying prospectus or in the secondary market, or the subordinated notes that you may receive in exchange for preferred securities, may trade at a discount to the price that you paid to purchase the preferred securities. As a result of our right to defer distributions on the preferred securities, the market price of the preferred securities may be more volatile than the market prices of other securities to which optional distribution deferrals do not apply.

THE DISTRIBUTION OF THE SUBORDINATED NOTES MAY HAVE POSSIBLE HARMFUL TAX CONSEQUENCES TO YOU.

         ComEd has the right to dissolve the trust at any time. If ComEd does dissolve the trust, we will redeem the preferred securities and the common securities by distributing the subordinated notes to the holders of the preferred securities and the common securities on a ratable basis.

         Under current United States federal income tax laws, assuming we are properly classified for United States federal income tax purposes as a "grantor trust" at the time we are dissolved, a distribution of subordinated notes to you on our dissolution would not be a taxable event to you. Nevertheless, if we are classified for United States federal income tax purposes as an association (or publicly traded partnership) taxable as a corporation at the time we are dissolved, the distribution of subordinated notes to you would be a taxable event. In addition, if there is a change in law, a distribution of subordinated notes to you on our dissolution might also be a taxable event. See "Certain United States Federal Income Tax Consequences-United States Holders-Receipt of Debentures or Cash Upon Liquidation of the Trust" in this prospectus supplement.

         ComEd has no current intention of dissolving the trust. However, there are no restrictions on its ability to do so at any time. ComEd cannot predict the circumstances under which this right would be exercised.

         Because you may receive subordinated notes, you should carefully consider all the information regarding the subordinated notes contained in this prospectus supplement and the accompanying prospectus before deciding to invest in the preferred securities.

YOU HAVE VOTING RIGHTS ONLY IN LIMITED CIRCUMSTANCES.

         Except in limited circumstances, you will not have voting rights. In particular, except for limited exceptions, only ComEd, as the holder of the common securities, may elect or remove any of our trustees. See "Description of Trust Preferred Securities-Removal of the Trust's Trustees" and "Description of Trust Preferred Securities-Voting Rights" in the accompanying prospectus.

THERE MAY BE NO TRADING MARKET FOR THE PREFERRED SECURITIES OR THE SUBORDINATED NOTES IF WE DISTRIBUTE THE SUBORDINATED NOTES TO YOU.

         The preferred securities will not be listed on a national securities exchange or The Nasdaq Stock Market. The absence of a listing for the preferred securities could negatively affect the liquidity of the preferred securities. In addition, the preferred securities may trade at a price that does not fully reflect the value of the accrued but unpaid interest with respect to the underlying subordinated notes. If we distribute the subordinated notes to you, ComEd cannot assure you that a trading market will exist for the subordinated notes.


                           FORWARD-LOOKING STATEMENTS

         Except for the historical information contained in this prospectus supplement and in the accompanying prospectus, several of the matters discussed in this prospectus supplement and the accompanying prospectus are forward-looking statements that are subject to risks and uncertainties. Words such as "believes," "anticipates," "expects," "intends," "plans," "predicts" and "estimates" and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements.

         The factors that could cause actual results to differ materially from the results described in the forward-looking statements include the factors discussed in this prospectus supplement, the factors discussed under "Risk Factors" in the accompanying prospectus and other factors discussed in filings made by ComEd with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus supplement or the accompanying prospectus, as the case may be. Neither we nor ComEd undertakes any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which it was made.

                           COMMONWEALTH EDISON COMPANY

         ComEd is a subsidiary of Exelon Corporation and is engaged principally in the purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois. Its traditional retail service territory covers approximately 11,300 square miles and an estimated population of approximately 8 million as of December 31, 2001. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of approximately 3 million. ComEd delivered electricity to approximately 3.6 million customers at December 31, 2001. See "Commonwealth Edison Company" and "Exelon Corporation" in the accompanying prospectus.

         ComEd's principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603 and its telephone number is (312) 394-4321.


                               COMED FINANCING III

         We are a Delaware statutory trust that was formed by ComEd on September 5, 2002. Our business is defined in the trust agreement, which will be qualified under the Trust Indenture Act of 1939, as amended. We were formed for the exclusive purposes of:

         - issuing and selling our preferred securities and common securities;

         - using the proceeds from the sale of the preferred securities and the common securities to acquire the subordinated notes from ComEd; and

         - engaging in only those other activities necessary or incidental to these purposes.

         We will have no assets other than the subordinated notes and no revenue other than payments under the subordinated notes. We have a term of 45 years, but we may dissolve earlier as provided in the trust agreement.

         ComEd will acquire all of the common securities, which will have an aggregate liquidation amount equal to at least 3% of our total capital.

         Our business and affairs will be conducted by our trustees, as provided in the trust agreement. At the time of the issuance of the preferred securities, our trustees will initially be Wilmington Trust Company, as the property trustee and the Delaware trustee, and three of ComEd's employees as administrative trustees. ComEd, as holder of the common securities, or, if an event of default under the trust agreement has occurred and is continuing, the holders of not less than a majority in liquidation amount of the preferred securities, will be entitled to appoint, remove or replace the property trustee and the Delaware trustee. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Those voting rights will be vested exclusively in ComEd as the holder of the common securities.

         For so long as the preferred securities remain outstanding, ComEd will:

         -        maintain 100% ownership of the common securities;

         - use its reasonable efforts to cause us to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the trust agreement; and

         - use its reasonable efforts to cause us to continue to be treated as a "grantor trust" and not an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes.

         ComEd will pay all of our fees and expenses, including those related to the offering of the preferred securities and the purchase of the subordinated notes. In addition, ComEd guarantees the payments on the preferred securities to the extent that that we have funds to make payments on the preferred securities, as described in more detail under "Description of the Guarantee" in this prospectus supplement.

         The rights of the holders of the preferred securities are set forth in the trust agreement and the Delaware Statutory Trust Act.

         The location of our principal executive office is 10 South Dearborn Street, Chicago, Illinois 60603 and our telephone number is (312) 394-4321.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of ComEd as of September 30, 2002, and as adjusted to give effect to the issuance and sale of the preferred securities and the use of the proceeds from this offering as set forth under "Use of Proceeds" below. This table should be read in conjunction with ComEd's consolidated financial statements and related notes for the quarter ended September 30, 2002, incorporated by reference in the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus.

                                                                                    SEPTEMBER 30, 2002
                                                                              --------------------------------
                                                                                       ($ IN MILLIONS)

                                                                                 ACTUAL           AS ADJUSTED
                                                                              -------------      -------------
Short-term borrowings .....................................................   $          94      $          94
Long-term debt:
     ComEd Transitional Funding Trust notes,
        including current maturities ......................................           2,065              1,979(1)
     Other long-term debt, including current maturities ...................           4,028              4,628(2)(3)
Company-obligated mandatorily redeemable
   preferred securities of subsidiary trusts holding
   ComEd's subordinated debt securities ...................................             329(4)             344(5)
Preference stock ..........................................................               7                  7
Common Shareholders' equity ...............................................           5,365              5,365
                                                                              -------------      -------------
Total capitalization, including short-term borrowings
    and current maturities ................................................   $      11,888      $      12,417
                                                                              =============      =============

----------

(1) ComEd Transitional Funding Trust notes are notes issued by one of our special purpose subsidiaries. Illinois legislation allows a portion of our future revenues to be segregated and used to support the issuance of securities by a special purpose financing subsidiary. ComEd Transitional Funding Trust issued the notes in December 1998. The proceeds were used, among other things, to refinance a portion of ComEd's outstanding debt and equity securities. On December 25, 2002, ComEd Transitional Funding Trust made a principal payment of $86 million. This repayment is reflected in the "As Adjusted" column.

(2) On October 15, 2002, ComEd paid $100 million at the maturity of the 9.17% medium-term notes due October 15, 2002. The repayment of these notes is reflected in the "As Adjusted" column.

(3) On January 22, 2003, ComEd issued $350 million aggregate principal amount of First Mortgage 3.700% Bonds, Series 99, due February 1, 2008 and $350 million aggregate principal amount of First Mortgage 5.875% Bonds, Series 100, due February 1, 2033. These issuances are reflected in the "As Adjusted" column.

(4) On September 26, 1995, ComEd Financing I issued $200 million in aggregate liquidation amount of 8.48% Trust Originated Preferred Securities. The sole asset of ComEd Financing I is $206.2 million principal amount of ComEd's 8.48% Subordinated Deferrable Interest Notes due September 30, 2035. On January 24, 1997, ComEd Financing II issued $150 million in aggregate liquidation amount of 8.50% Capital Securities. The sole asset of ComEd Financing II is $154.6 million principal amount of ComEd's 8.50% Subordinated Deferrable Interest Debentures due January 15, 2027. The $329 million amount includes a reduction of $21 million for fair value adjustments recorded at the time of the merger transaction in which ComEd became a subsidiary of Exelon Corporation. $15 million of the fair value adjustments relates to the 8.48% Trust Originated Preferred Securities issued by ComEd Financing I, and the remaining $6 million relates to the 8.50% Capital Securities issued by ComEd Financing II. These amounts are being amortized over the life of the related subordinated debt securities issued by ComEd to ComEd Financing I and ComEd Financing II.

(5) ComEd intends to use the proceeds from the sale of the subordinated notes to us to redeem the 8.48% Subordinated Deferrable Interest Notes from ComEd Financing I, which in turn intends to redeem the $200 million aggregate principal amount of 8.48% Trust Originated Preferred Securities. These redemptions are reflected in the "As Adjusted" column. The reversal of the merger related fair value adjustments for ComEd Financing I of $15 million, as described in footnote (4) above, will be recorded as regulatory assets at ComEd and will be amortized over the life of the preferred securities issued by us.

           RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
            FIXED CHARGES AND PREFERENCE STOCK DIVIDEND REQUIREMENTS

                                                                                                                    NINE MONTHS
                                                           12 MONTHS ENDED                             12 MONTHS       ENDED
                                                             DECEMBER 31,         JAN. 1-    OCT. 20-    ENDED      SEPTEMBER 30,
                                                     ---------------------------  OCT. 19,   DEC. 31,   DEC. 31, -----------------
                                                       1997      1998      1999     2000       2000      2001      2001      2002
                                                     -------   -------   -------   -------   -------   -------   -------   -------
Earnings to Fixed Charges (a) ....................       (b)      2.59      2.45      2.62      2.69      2.89      3.05      3.37
Earnings to Fixed Charges and
Preferred and Preference Stock
Dividend Requirements (a) ........................       (b)      2.24      2.32      2.60      2.69      2.89      3.05      3.37


----------

(a) For purposes of computing the ratios of earnings to fixed charges and the ratios of earnings to fixed charges and preferred and preference stock dividend requirements: (i) earnings consist of net income before deducting net provisions for income taxes (including deferred taxes and current income taxes applicable to nonoperating activities), investment tax credits deferred and fixed charges; (ii) fixed charges consist of interest on debt, amortization of debt discount, premium and expense, and the estimated interest component of nuclear fuel and other lease payments and rentals; and (iii) preferred and preference stock dividend requirements represent an amount equal to income, before income taxes, which would be required to meet the dividends on preferred and preference stocks.

(b) Our earnings for 1997 were inadequate to cover fixed charges by approximately $259 million and fixed charges and preferred and preference stock dividend requirements by approximately $359 million. This inadequacy was principally caused by charges related to the closure of our Zion Nuclear Generating Station and our discontinuation of regulatory accounting practices for the generation portion of our business and other charges recorded as a result of the electric utility restructuring legislation adopted in Illinois in 1997.

                              ACCOUNTING TREATMENT

         We will be treated as a subsidiary of ComEd for financial reporting purposes, and our accounts will be included in ComEd's consolidated financial statements. The preferred securities will be presented in a separate line item entitled "Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding the Company's Subordinated Debt Securities" in the consolidated balance sheet of ComEd, and appropriate disclosures concerning the preferred securities, the guarantee and the subordinated notes will be included in the notes to the consolidated financial statements. That disclosure will include the principal amount, interest rate and maturity date of the subordinated notes. For financial reporting purposes, ComEd will classify distributions payable on the preferred securities as an expense in the consolidated statements of income.

                                 USE OF PROCEEDS

         We will use the net proceeds we receive from the sale of the preferred securities and common securities to purchase subordinated notes from ComEd. ComEd intends to use the net proceeds from the sale of the subordinated notes to us to redeem $206,190,000 aggregate principal amount of its 8.48% Subordinated Deferrable Interest Notes due September 30, 2035 held by its affiliate, ComEd Financing I, a Delaware statutory trust.

                    CERTAIN TERMS OF THE PREFERRED SECURITIES

         This prospectus supplement discloses the specific terms and provisions of the preferred securities and supplements, and to the extent inconsistent, replaces, the general description of the terms and provisions of the preferred securities in the accompanying prospectus. The following summary is not meant to be a complete description of the preferred securities. However, this prospectus supplement, together with the accompanying prospectus, contains the material terms and provisions of the preferred securities. For more information, please refer to the trust agreement, a form of which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

DISTRIBUTIONS

         The preferred securities represent undivided beneficial ownership interests in our assets. Distributions on the preferred securities are cumulative and will accrue from March 17, 2003 at the annual rate of 6.35% of the stated liquidation amount of $1,000 per preferred security. We will compute the amount of distributions payable for any full semiannual period on the basis of a 360-day year consisting of twelve 30-day months and for any period shorter than a full month on the basis of the actual number of days elapsed in that month.

         Except as otherwise described below, distributions will be payable semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2003, when, as and if available for payment. Distributions not paid when due that are in arrears for more than one semiannual period will themselves accumulate additional distributions, compounded semiannually, at the annual rate of 6.35%, to the extent permitted by applicable law. When we refer to any distribution on the preferred securities, the term "distribution" includes any such additional distributions.

         We will pay distributions on the preferred securities on the dates payable to the extent we have funds available for their payment. Our funds available for distribution to the holders of preferred securities will be limited to payments we receive from ComEd on the subordinated notes. See "Certain Terms of the Subordinated Notes" in this prospectus supplement.

         Distributions on the preferred securities will be payable to holders as they appear on our books and records on the relevant record date. As long as the preferred securities remain in book-entry only form, the record date will be one Business Day before the relevant payment date. In the event that the preferred securities do not remain in book-entry only form, the record dates for payment of distributions shall comply with the requirements of any securities exchange on which the preferred securities are listed. If the preferred securities are not listed on any securities exchange, the record dates will be selected by our administrative trustees, but in any event will be at least one Business Day but not more than 60 Business Days before the relevant payment date.

         If distributions on the preferred securities are payable on a date that is not a Business Day, payment will be made on the next Business Day, without any interest or other payment in respect of the delay in payment. However, if the next Business Day is in the next calendar year, payment of distributions will be made on the preceding Business Day. A "Business Day" means a day other than a Saturday or Sunday or any other day on which banking institutions in Wilmington, Delaware or New York, New York are authorized or obligated by law, executive order or regulation to close.

DEFERRAL OF DISTRIBUTIONS

         So long as no event of default has occurred and is continuing under the indenture, ComEd may, at any time and from time to time, defer interest payments on all, but not part, of the subordinated notes for up to 10 consecutive semiannual periods. See "Certain Terms of the Subordinated Notes-Option to Extend Interest Payment Date" in this prospectus supplement for a more detailed description of ComEd's right to defer interest payments on the subordinated notes. If ComEd defers interest payments on the subordinated notes, we will similarly defer semiannual distributions on the preferred securities during the deferral period, though these distributions would continue to accumulate at the rate stated above during the deferral period. In addition, as described under "-Distributions" above, deferred distribution payments that are in arrears for more than one semiannual period would themselves accrue additional distributions, to the extent permitted by applicable law.

         Before the termination of any extension period, ComEd may further extend the interest payment period, provided there is no default under the indenture. However, any extension period, together with all previous extensions of the period, may not exceed 10 consecutive semiannual periods or extend beyond the stated maturity or earlier redemption date of the subordinated notes. Upon the termination of any extension period and the payment of all amounts then due, ComEd may elect to begin a new extension period, subject to the foregoing requirements.

         ComEd has no current intention to exercise its right to defer interest payments on the subordinated notes.

REDEMPTION

         The preferred securities have no stated maturity but must be repaid upon the repayment of the subordinated notes at their stated maturity or upon the earlier redemption of the subordinated notes by ComEd. The subordinated notes mature on March 15, 2033. See "Certain Terms of the Subordinated Notes-Redemption" in this prospectus supplement for a discussion of when ComEd can redeem the subordinated notes prior to their maturity.

         When ComEd repays or redeems the subordinated notes, we will simultaneously use the proceeds therefrom to redeem a Like Amount of preferred securities and, if there is no default under the indenture, common securities, on at least 30, but not more than 60, days notice. See "Description of Trust Preferred Securities-Redemption" in the accompanying prospectus for the meaning of the term Like Amount. However, if an event of default under the indenture then exists, we will redeem the preferred securities before any common securities. See "Description of Trust Debentures-Debenture Events of Default" in the accompanying prospectus for a description of the events of default under the indenture. The preferred securities and, unless there is a default under the indenture, the common securities will be redeemed:

         - upon repayment of the subordinated notes at their stated maturity, at a redemption price equal to the liquidation amount of $1,000 per preferred security, plus accrued and unpaid distributions to the redemption date;

         - upon ComEd's optional redemption of the subordinated notes, at a redemption price equal to the Optional Redemption Price with respect to the subordinated notes, as described under "Certain Terms of the Subordinated Notes-Redemption" in this prospectus supplement; and

         - upon ComEd's optional redemption of the subordinated notes as a result of a Special Event, at a redemption price equal to the Special Event Redemption Price with respect to the subordinated notes, as described under "Certain Terms of the Subordinated Notes-Redemption" in this prospectus supplement.

         We may not redeem less than all of the outstanding preferred securities unless all accrued and unpaid distributions have been paid on all preferred securities for all semiannual distribution periods terminating on or before the date of redemption. If less than all of the preferred securities and common securities are to be redeemed, then the aggregate liquidation amount of preferred securities and common securities to be redeemed will be allocated pro rata based on the liquidation amount of the preferred securities and the common securities, subject to the limitations on payments on and redemptions of the common securities if there is a default under the indenture as described under "Description of Trust Preferred Securities-Subordination of Trust Common Securities" in the accompanying prospectus. The particular preferred securities to be redeemed will be selected by the property trustee by a method determined by it to be fair and appropriate.

         See "Description of Trust Preferred Securities-Redemption" and "-Redemption Procedures" in the accompanying prospectus for other provisions relating to redemption of the preferred securities and for the redemption procedures.

DISTRIBUTION OF SUBORDINATED NOTES

         ComEd has the right at any time to cause our dissolution and cause the subordinated notes to be distributed to the holders of preferred securities. See "Description of Trust Debentures-Liquidation of the Trust and Distribution of the Trust Debentures" in the accompanying prospectus.

         There can be no assurance as to the market prices for the subordinated notes if our dissolution and liquidation were to occur. Accordingly, the subordinated notes may trade at a discount to the price that you paid to purchase the preferred securities.

FORM OF PREFERRED SECURITIES

         The preferred securities will be issued in book-entry only form. This means that we will not issue actual certificates to you. Instead, the preferred securities will be in the form of one or more global certificates issued to The Depository Trust Company, or DTC, and registered in the name of DTC or a nominee of DTC. In order to own a beneficial interest in a global preferred security, you must be an institution that has an account with DTC or have a direct or individual account with such an institution.

         We will be obligated to exchange global preferred securities in whole for certificated securities only if:

         - DTC notifies ComEd that it is unwilling or unable to continue as depository or it otherwise ceases to be a qualified clearing agency and ComEd does not appoint a successor depository; or

         - ComEd, at its option, elects to cause the issuance of certificated preferred securities.

         Accordingly, you must rely on the procedures of DTC and its participants to exercise any rights under the preferred securities. So long as DTC or its nominee is the registered owner of a global preferred security certificate, DTC or its nominee will be considered the sole holder of the preferred securities represented by that global certificate for all purposes under the trust agreement and the preferred securities, including the payment of distributions and the delivery of notices. No beneficial owner of an interest in a global preferred securities certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for in the trust agreement. See "Book-Entry System" in the accompanying prospectus for a description of DTC and its procedures.

                     CERTAIN TERMS OF THE SUBORDINATED NOTES

         This prospectus supplement discloses the specific terms and provisions of the subordinated notes and supplements, and to the extent inconsistent, replaces, the general description of the terms and provisions of the subordinated notes in the accompanying prospectus. The following summary is not meant to be a complete description of the subordinated notes. However, this prospectus supplement, together with the accompanying prospectus, contains the material terms and provisions of the subordinated notes. For more information, please refer to the indenture (including the related supplemental indenture), forms of which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

         We will use the proceeds from the issuance of the preferred securities and the common securities to purchase subordinated notes from ComEd in an aggregate principal amount of $206,186,000. The subordinated notes will be unsecured and will rank equally with all other junior subordinated indebtedness of ComEd and junior in right of payment to all Senior Indebtedness of ComEd. See "Description of Trust Debentures-Subordination" in the accompanying prospectus.

         The subordinated notes will not be subject to a sinking fund provision.

INTEREST RATE AND MATURITY

         The subordinated notes will mature on March 15, 2033 and will bear interest accruing from March 17, 2003 at the annual rate of 6.35% of their principal amount, payable semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2003. Interest payments not paid when due will themselves accrue interest at the annual rate of 6.35%, compounded semiannually, to the extent permitted by applicable law. We refer to that interest on unpaid interest as "Compounded Interest," and when we refer to any payment of interest on the subordinated notes, the term "interest" includes any Compounded Interest.

         Interest on the subordinated notes will be payable to holders as they appear on the debenture trustee's books and records on the relevant record dates. If the subordinated notes are in book-entry only form, the record dates will be one Business Day before the relevant interest payment dates. When the subordinated notes are not in book-entry only form, the record dates for payment of interest shall comply with the requirements of any securities exchange on which the subordinated notes are listed. However, if the subordinated notes are not in global form or listed on any securities exchange, the record dates will be selected by ComEd, but in any event will be at least one Business Day but not more than 60 Business Days before the relevant interest payment date.

         In the event interest on the subordinated notes is payable on a date that is not a Business Day, payment will be made on the next Business Day, without any interest or other payment in respect of the delay in payment. However, if the next Business Day is in the next calendar year, payment of distributions will be made on the preceding Business Day. The amount of interest payable for any period will be computed based on a 360-day year consisting of twelve 30-day months and for any period shorter than a full month on the basis of the actual number of days elapsed in that month. The interest payment dates for the subordinated notes correspond to the distribution dates of the preferred securities.

PAYMENT OF ADDITIONAL AMOUNTS

         If a Tax Event has occurred and is continuing at any time while the property trustee holds any subordinated notes, and the trust or the property trustee is required to pay any taxes, duties, assessments or other governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority, ComEd will pay additional amounts on the subordinated notes so that the net amounts received and retained by us and the property trustee, after paying those taxes, duties, assessments or other governmental charges, will be equal to the amounts we and the property trustee would have received had those taxes, duties, assessments or other governmental charges not been imposed as a result of a Tax Event. ComEd's payment of these additional amounts on the subordinated notes will ensure that the distributions due and payable by us on the outstanding preferred securities and common securities will not be reduced as a result of such taxes, duties, assessments or other governmental charges imposed as a result of a Tax Event. We refer to the payment of those additional amounts by ComEd as "Additional Amounts," and when we refer to any payment of interest on the subordinated notes, the term "interest" includes any Additional Amounts. "See Description of Trust Debentures-Special Event Redemption" in the accompanying prospectus for the meaning of the term Tax Event.

OPTION TO EXTEND INTEREST PAYMENT DATE

         So long as no event of default has occurred and is continuing under the indenture, ComEd may, at any time and from time to time, defer interest payments on all, but not part, of the subordinated notes for up to 10 consecutive semiannual periods. A deferral of interest payments cannot extend, however, beyond the maturity date or earlier redemption date of the subordinated notes. Before a deferral period ends, provided there is then no default under the indenture, ComEd may extend the deferral period if it does not exceed 10 consecutive semiannual periods or extend beyond the stated maturity or earlier redemption date of the subordinated notes. To the extent permitted under applicable law, interest, the payment of which has been deferred because of an interest deferral period, will accrue Compounded Interest at the annual interest rate of 6.35%. When a deferral period ends and ComEd has paid all accrued and unpaid interest (including any Compounded Interest) on the subordinated notes, ComEd may begin a new deferral period, subject to the terms described above. No interest will be due and payable during a deferral period, except at the end thereof, but ComEd has the option to prepay at any time all or a portion of the interest accrued during any deferral period. There is no limit on the number of deferral periods that ComEd may begin.

         ComEd has no current intention to exercise its right to defer interest payments on the subordinated notes issued to us. If ComEd defers interest payments on the subordinated notes, it may not:

         - declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock;

         - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any of ComEd's debt securities (including guarantees) that rank equally with or junior to the subordinated notes; or

         - make any guarantee payments with respect to the securities described in the previous two bullet points, other than pursuant to its guarantee with respect to the preferred securities.

         If the property trustee is the only holder of the subordinated notes, ComEd will give the administrative trustees, the property trustee and the debenture trustee notice of its selection of a deferral period one Business Day prior to the earlier of:

         - the next succeeding date on which distributions on the preferred securities are payable, or

         - the date we are required to give notice to any applicable self-regulatory organization or to the holders of the preferred securities of the record date or the payment date for such distributions, but in any event, not less than one Business Day prior to the record date.

         If the property trustee is not the only holder of the subordinated notes, ComEd will give the holders of the subordinated notes notice of its selection of a deferral period at least 10 Business Days prior to the earlier of:

         - the next succeeding date on which interest is payable on the subordinated notes, or

         - the date ComEd is required to give notice to any applicable self-regulatory organization or to the holders of the subordinated notes of the record date or the payment date of such interest payment.

REDEMPTION

         ComEd may redeem the subordinated notes prior to their maturity:

         - in whole at any time, or in part from time to time, at the Optional Redemption Price, or

         - in whole, but not in part, at the Special Event Redemption Price within 90 days after a Special Event has occurred and is continuing. See "Description of Trust Debentures-Special Event Redemption" in the accompanying prospectus for the meaning of the term Special Event.

In either case, the redemption price will include accrued and unpaid interest on the subordinated notes being redeemed, including any Compounded Interest and Additional Amounts. Notice of any redemption will be mailed at least 30 but not more than 60 days before the redemption date. In the case of an occurrence of a Special Event, if ComEd can eliminate the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on us, ComEd or the holders of the preferred securities or the common securities, ComEd may, at its option, pursue that action instead of redemption.

         The "Optional Redemption Price" will be equal to the greater of:

         (1) 100% of the principal amount of the subordinated notes being redeemed, or

         (2) as determined by the Quotation Agent, the sum of the present values of scheduled payments of principal and interest thereon for the Remaining Life, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.30%.

         The "Special Event Redemption Price" will be equal to the greater of:

         (1)      100% of the principal amount of the subordinated notes, or

         (2) as determined by the Quotation Agent, the sum of the present values of scheduled payments of principal and interest thereon for the Remaining Life, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.50%.

         "Remaining Life" means the period of time from the redemption date to March 15, 2033.

         "Quotation Agent" means Salomon Smith Barney Inc. and its successors; provided, however, that if the foregoing is no longer a primary United States Government securities dealer in New York City (a "Primary Treasury Dealer") ComEd will substitute another Primary Treasury Dealer in its place.

         "Treasury Rate" means:

         - the yield, under the heading which represents the average for the week immediately prior to the date of calculation, appearing in the most recently published statistical release designated H.15(519) or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Remaining Life (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Remaining Life will be determined and the Treasury Rate will be interpolated or extrapolated from these yields on a straight-line basis, rounding to the nearest month), or

         - if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

         "Comparable Treasury Issue" means with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life. If no United States Treasury security has a maturity which is within a period from three months before to three months after March 15, 2033, the two most closely corresponding United States Treasury securities will be used as the Comparable Treasury Issue, and the Treasury Rate will be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

         "Comparable Treasury Price" means (a) the average of five Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and the lowest Reference Treasury Dealer Quotations, or (b) if the Debenture Trustee obtains fewer than five Reference Treasury Dealer Quotations, the average of all such quotations.

         "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Debenture Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Debenture Trustee by a Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding the redemption date.

         "Reference Treasury Dealer" means the Quotation Agent and any other Primary Treasury Dealer selected by the Debenture Trustee after consultation with ComEd.

DISTRIBUTION OF SUBORDINATED NOTES IN BOOK-ENTRY FORM

         ComEd will have the right at any time to cause our dissolution and cause the subordinated notes to be distributed to the holders of the preferred securities and common securities. If the property trustee distributes the subordinated notes to the holders of the preferred securities and common securities upon our dissolution and liquidation, the subordinated notes will be issued in denominations of $1,000 principal amount and integral multiples thereof. We anticipate that the subordinated notes would be distributed in the form of one or more global securities and that DTC, or any successor depositary for the preferred securities, would act as depositary for the subordinated notes. The depositary arrangements for the subordinated notes would be substantially similar to those in effect for the preferred securities.

         For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see "Book-Entry System" in the accompanying prospectus.

                          DESCRIPTION OF THE GUARANTEE

         Under the guarantee, ComEd will irrevocably and unconditionally agree, to the extent described in the guarantee, to pay in full, as and when due, to the holders of the preferred securities the payments described under "Description of Guarantee-Guaranteed Payments" in the accompanying prospectus supplement, to the extent not paid by us. ComEd will make these payments regardless of any defense, right of set-off or counterclaim which we may have or assert. ComEd's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts to the holders of the preferred securities or by causing us to pay those amounts to those holders. A more detailed description of the guarantee appears in the accompanying prospectus under the heading "Description of Guarantee."

         The guarantee will constitute ComEd's unsecured obligation and will rank:

         - subordinate and junior in right of payment to all Senior Indebtedness in the same manner as the subordinated notes;

         - subordinate and junior in right of payment to its other liabilities, including the subordinated notes, except those obligations or liabilities made equal or subordinate by their terms;

         - equal in rank with any guarantee now or hereafter entered into by ComEd in respect of any preferred or preference stock of any affiliate of ComEd, including any other trust similar to us or any other similar financing vehicle sponsored by ComEd or any affiliate of ComEd; and

         -        senior to its common stock.

                  EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED
                             NOTES AND THE GUARANTEE

         Our sole purpose is to issue the trust securities evidencing undivided beneficial ownership interests in our assets and to purchase the subordinated notes using the proceeds from the sale and issuance of the trust securities.

         As long as payments of interest and other payments are made when due on the subordinated notes, these payments will be sufficient to cover distributions and payments due on the trust securities because of the following factors:

         - the aggregate principal amount of the subordinated notes will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

         - the interest rate and interest and other payment dates on the subordinated notes will match the distribution rate and distribution and other payment dates for the trust securities;

         - ComEd will pay, and we will not be obligated to pay, directly or indirectly, our costs, expenses, debts and liabilities, other than distributions on the preferred securities; and

         - the trust agreement provides that we are authorized to engage in only those activities that are necessary or incidental to our limited purpose of issuing the trust securities and purchasing the subordinated notes.

         Payments of distributions and other payments due on the preferred securities, to the extent funds are available, are guaranteed by ComEd as and to the extent described under "Description of the Guarantee" in this prospectus supplement and "Description of Guarantee" in the accompanying prospectus.

         The guarantee, when taken together with ComEd's obligations under the subordinated notes, the indenture and the trust agreement, including its obligations to pay our costs, expenses, debts and liabilities, other than distributions on the preferred securities, provides a full and unconditional guarantee on a subordinated basis of amounts due on the preferred securities.

         If ComEd fails to make interest or other payments on the subordinated notes when due, taking into account any deferral period, the trust agreement provides a mechanism for the holders of preferred securities to direct the property trustee to enforce its rights under the subordinated notes. If the property trustee fails to enforce its rights under the subordinated notes, a holder of preferred securities may, to the fullest extent permitted by law, institute a legal proceeding directly against ComEd to enforce the property trustee's rights under the subordinated notes without first instituting any legal proceeding against the property trustee or any other person or entity.

         In addition, if an event of default under the trust agreement has occurred and is continuing and that event is attributable to ComEd's failure to pay interest, principal or other required payments on the subordinated notes when due, then a holder of preferred securities may, on or after the respective due dates specified in the subordinated notes, institute a legal proceeding directly against ComEd for payment on those subordinated notes having a principal amount equal to the aggregate liquidation amount of the preferred securities held by that holder. In connection with such an action, ComEd will be subrogated to the rights of that holder of preferred securities to the extent of any payment made by ComEd to that holder of preferred securities.

         ComEd, in the guarantee, acknowledges that the guarantee trustee will enforce the guarantee on behalf of the holders of the preferred securities. If ComEd fails to make payments under the guarantee, any holder of preferred securities may institute a legal proceeding directly against ComEd to enforce its rights under the guarantee without first instituting a legal proceeding against us, the guarantee trustee or any other person or entity.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a discussion of certain United States federal income tax consequences material to the purchase, ownership and disposition of the preferred securities. This discussion deals only with preferred securities that are held as capital assets (as that term is defined in section 1221 of the Internal Revenue Code of 1986, as amended, or the Code) by a purchaser of the preferred securities at their original offering price when originally offered by us, except as otherwise provided. The statements set forth in the following discussion, to the extent they constitute matters of United States federal income tax law or legal conclusions with respect thereto, represent the opinion of Sidley Austin Brown & Wood, our United States tax counsel.

         A United States Holder is a beneficial owner of a preferred security who or which is, for United States federal income tax purposes:

         -        a citizen or resident of the United States,

         - a corporation or partnership created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), or

         -        an estate or trust treated as a United States person under section 7701(a)(30) of the Code.

         The term Non-United States Holder means any beneficial owner of a preferred security that is not a United States Holder.

         If an entity treated as a partnership for United States federal income tax purposes holds a preferred security, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding a preferred security should consult their tax advisors.

         This summary is based on the Code, regulations issued under the Code and associated administrative and judicial interpretations, all as they currently exist as of the date of this prospectus supplement. These income tax laws and regulations, however, may change at any time, and any change could be retroactive. This summary does not represent a detailed description of the United States federal income tax consequences to purchasers of the preferred securities in light of their particular circumstances. It does not represent a detailed description of the United States federal income tax consequences applicable to beneficial owners of preferred securities subject to special treatment under the United States federal income tax laws (including, without limitation, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, insurance companies, tax-exempt organizations, banks, financial institutions, dealers in securities, persons holding a preferred security as a position in a straddle, conversion transaction, constructive sale, hedge, synthetic security or other risk reduction or integrated financial transaction or a person whose functional currency is other than the United States dollar). There can be no assurance that a change in law will not alter significantly the tax considerations described in this summary.

CHARACTERIZATION OF THE SUBORDINATED NOTES AND COMED FINANCING III

         In connection with the issuance of the subordinated notes, Sidley Austin Brown & Wood, tax counsel to ComEd and to us, will render its opinion that, under the law in effect at the time the subordinated notes are issued, and assuming full compliance with the terms of the trust agreement, the underwriting agreement governing the sale of the preferred securities by us to the underwriters, the indenture, and other relevant documents, and based on certain facts and assumptions contained in such opinion, the subordinated notes will be classified for United States federal income tax purposes as indebtedness of ComEd.

         In connection with the issuance of the preferred securities, Sidley Austin Brown & Wood will render its opinion that, under the law in effect at the time the subordinated notes are issued and assuming full compliance with the terms of the trust agreement, the underwriting agreement governing the sale of the preferred securities by us to the underwriters, the indenture, and other relevant documents, and based on certain facts and assumptions contained in such opinion, we will be characterized for United States federal income tax purposes as a grantor trust and not as an association or publicly traded partnership taxable as a corporation. Accordingly, for United States federal income tax purposes, you will be considered the owner of a pro rata undivided interest in the subordinated notes, and you will be required to include in income any interest (or accrued OID) with respect to your allocable share of those subordinated notes. See "United States Holders-Interest Income and Original Issue Discount," below.

         Investors should be aware that the opinions of Sidley Austin Brown & Wood described above do not address any other issues and are not binding on the Internal Revenue Service, or IRS, or the courts. By acceptance of preferred securities, you will be deemed to have agreed to treat the subordinated notes as indebtedness and the preferred securities as a pro rata undivided interest in the subordinated notes, in each case for United States federal income tax purposes. The remainder of this discussion assumes that the subordinated notes will be properly treated as indebtedness, and that the preferred securities will be properly treated as representing a pro rata undivided interest in the subordinated notes, in each case for United States federal income tax purposes.

UNITED STATES HOLDERS

         INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

         In general, a subordinated note will be treated as having been issued with OID if, among other possibilities, the subordinated note has an issue price (determined under applicable regulations) that is less than the subordinated note's principal amount by more than a specified de minimis amount, or interest on the subordinated note is not considered to be unconditionally payable at least annually during the entire term of the subordinated note at a single fixed rate or (subject to certain exceptions) at one or more variable rates. Under applicable income tax regulations, if there is only a remote likelihood that a company will not make its interest payments at least annually, then the debt will not be considered to be issued with OID.

         Interest payable on the subordinated notes can be deferred by ComEd, as described in "Certain Terms of the Subordinated Notes-Option to Extend Interest Payment Date," above. However, ComEd believes that the likelihood that it will exercise its option to defer interest payments is remote, because this would prevent ComEd from declaring dividends on any of its capital stock or making payments on its debt securities that rank equal with or junior to the subordinated notes until it has paid in full all of the missed interest payments. See "Certain Terms of the Subordinated Notes-Option to Extend Interest Payment Date," above. Accordingly, ComEd will take the position that the subordinated notes will not be issued with OID. Under this approach, the interest payments on the subordinated notes (which are used to make distributions on the preferred securities) generally will be taxable to you as ordinary income when they are paid or accrued depending on your method of United States federal income tax accounting.

         If, however, the possibility that ComEd would exercise its option to defer payments of interest were determined not to be "remote," the subordinated notes would be treated as having been issued with OID at the time of issuance. Furthermore, if that possibility were determined initially to be remote but ComEd nonetheless exercised its option to defer payments of interest, the subordinated notes would be treated as re-issued with OID at the time of such exercise. In either case, all stated interest on the subordinated notes scheduled to be paid after the date the subordinated notes were issued, or were treated as re-issued, as the case may be, would be treated as OID as long as the subordinated notes remained outstanding. In that case, all of your taxable interest income with respect to such stated interest after the date of issuance or deemed re-issuance, as the case may be, would have to be accounted for as OID using a constant-yield method. The OID would be taken into account as it accrues, regardless of your method of United States federal income tax accounting, and actual payments of such stated interest would not be reported as taxable income. Consequently, whether or not the possibility that ComEd would exercise its option to defer payments of interest were initially determined to be "remote," during a deferral period you would be required to include OID in your gross income even though ComEd would not make any actual cash payments during the deferral period. The amount of OID that accrued in any period would approximately equal the amount of interest that accrued on the subordinated notes in that period at the stated interest rate.

         The IRS has not issued any rulings or interpretations that define the meaning of the term "remote" as used in the applicable income tax regulations. The IRS could take a position that differs from what is stated in this prospectus supplement.

         Because the income from the preferred securities will not be considered to be dividends for United States federal income tax purposes, corporate United States Holders of the preferred securities will not be entitled to a dividends-received deduction for any income from the preferred securities.

         ACQUISITION PREMIUM AND MARKET DISCOUNT

         To the extent a beneficial owner acquires its preferred securities at an amount in excess of the principal payable at maturity, the holder will be considered to have purchased such preferred securities with "amortizable bond premium" equal in amount to such excess. Generally, a holder may elect to amortize such premium as an offset to interest income, using a constant yield method, over the remaining term of the preferred securities. A holder that elects to amortize bond premium must reduce its tax basis in the preferred securities by the amount of the premium used to offset interest income. An election to amortize bond premium applies to all taxable debt obligations held during or after the year for which the election is made and may be revoked only with the consent of the IRS.

         To the extent a beneficial owner acquires its preferred securities at an amount that is less than the principal payable at maturity (or, if the subordinated notes are treated as having been issued or reissued with OID, the "revised issue price" of such holder's share of the subordinated notes, which generally should approximate the principal payable at maturity plus any accrued OID with respect to which no interest payment has been made), the holder will be deemed to have acquired its interest in the preferred securities with market discount equal in amount to such difference, unless such difference is not more than a specified de minimis amount.

         A holder acquiring preferred securities at a market discount generally will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, preferred securities as ordinary income to the extent of the accrued market discount that has not previously been included in income. In general, the amount of market discount that has accrued is determined on a ratable basis. In certain circumstances, however, an election may be made to accrue market discount on a constant-yield method. A holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to carry preferred securities with market discount. A holder may elect to include market discount in income as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all debt instruments acquired by the holder on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the IRS. A holder's tax basis in its preferred securities will be increased by the amount of market discount included in such holder's income under such election. Holders of preferred securities with market discount are urged to consult with their tax advisors as to the consequences of ownership and disposition of the preferred securities.

         SALES OF PREFERRED SECURITIES

         If you sell (including through redemption or retirement) your preferred securities, you will recognize a gain or loss equal to the difference (if any) between the amount realized from the sale of the preferred securities (generally, your selling price minus any portion attributable to accrued but unpaid interest not otherwise includible as OID) and your adjusted tax basis in the preferred securities. The portion of the selling price attributable to any such accrued but unpaid interest will be treated as a payment of interest. If ComEd does not defer interest on the subordinated notes and the debentures are not treated as issued with OID, your adjusted tax basis in the preferred securities generally will equal the initial purchase price that you paid for the preferred securities. If, however, ComEd elects to defer interest payments on the subordinated notes, or if the debentures were otherwise treated as having been issued with OID, your adjusted tax basis in the preferred securities generally will equal (1) the initial purchase price that you paid for the preferred securities plus (2) any OID accrued to the date of the disposition, less (3) all distributions since and including the date on which OID began accruing (i.e. the beginning of the first deferral period or the date of issuance, as the case may be).

         Except to the extent of any accrued market discount, any gain or loss on the sale of preferred securities generally will be a capital gain or loss if the preferred securities are held as capital assets. With certain exceptions, the maximum regular United States federal income tax rate on capital gains for individual taxpayers is currently 20% for sales and exchanges of capital assets held for more than one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

         If you use the accrual method of accounting for tax purposes (or if you use the cash method but the subordinated notes accrue OID) and you dispose of the preferred securities between record dates for payments on the subordinated notes, you will be required to include in gross income for United States federal income tax purposes accrued but unpaid interest or OID on the subordinated notes through the date of disposition. As noted above, you will be entitled to add such accrued OID to your adjusted tax basis in computing your gain or loss. To the extent the selling price is less than your adjusted tax basis, you will recognize a capital loss.

         RECEIPT OF DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

         Under certain circumstances, as described in the accompanying prospectus under "Description of Trust Preferred Securities-Liquidation of the Trust and Distribution of the Trust Debentures," the property trustee may distribute the subordinated notes to you in exchange for your preferred securities after satisfaction of any liabilities to creditors as may be provided by applicable law. This will result in our liquidation and termination. Except as set forth below, assuming we are properly characterized for United States federal income tax purposes as a "grantor trust" at the time of such a distribution, the distribution will not be a taxable event for United States federal income tax purposes, and you will have an aggregate adjusted tax basis in the subordinated notes you receive equal to your aggregate adjusted tax basis in your preferred securities. For a description of adjusted tax basis, see the discussion above in "-Sales of Preferred Securities." Further, the holding period of the subordinated notes you receive will be the same as the period for which you held your preferred securities. If, however, the Trust is treated as an association or publicly traded partnership taxable as a corporation at the time of the distribution, the distribution would be taxable to the Trust and to United States Holders.

         The subordinated notes may be redeemed for cash under certain circumstances, and the proceeds would be used by the property trustee to redeem a Like Amount of preferred securities and common securities. Such a redemption of preferred securities would be a taxable event for United States federal income tax purposes, and you would recognize gain or loss as if you had sold the preferred securities for cash. See "-Sales of Preferred Securities," above.

NON-UNITED STATES HOLDERS

         Subject to the discussion below concerning backup withholding, payments of principal of, and interest on (and any OID accrued by a Non-United States Holder on), the preferred securities by us or any paying agent to a Non-United States Holder generally will not be subject to the withholding of United States federal income tax, provided that, in the case of interest,

         - the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of ComEd stock entitled to vote,

         - the Non-United States Holder is not, for United States federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to ComEd through stock ownership,

         - the Non-United States Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, and

         - the certification requirements under section 871(h) or section 881(c) of the Code and Treasury Regulations thereunder, summarized below, are met.

         A Non-United States Holder generally will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a preferred security unless

         - the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and a number of conditions are met, or

         - the gain is effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States.

         Sections 871(h) and 881(c) of the Code and regulations issued under the Code require that, in order to obtain the exemption from withholding described above,

         - the beneficial owner of a preferred security must certify, under penalties of perjury, to us or the paying agent, as the case may be, that it is a Non-United States Holder and must provide its name and address, and United States taxpayer identification number, if any,

         - a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the preferred security on behalf of the beneficial owner must certify, under penalties of perjury, to us or the paying agent, as the case may be, that it or another financial institution between it and the beneficial owner has received such certification from the beneficial owner and must furnish us or the paying agent, as the case may be, with a copy thereof, or

         - the Non-United States Holder must provide such certification to a qualified intermediary or a withholding foreign partnership, and specified other conditions must be met.

         A Non-United States Holder may give the certification described above on IRS Form W-8BEN which generally is effective for the remainder of the year of signature plus three full calendar years, unless a change in circumstances makes any information on the form incorrect. Special rules apply to Non-United States Holders that are foreign partnerships. In general, a foreign partnership that is a Non-United States Holder will be required to provide a properly executed IRS Form W-8IMY and attach thereto an appropriate certification by each partner.

         If a Non-United States Holder is engaged in a trade or business in the United States, and if interest on a preferred security, or gain realized on the sale, exchange, redemption, retirement or other disposition of a preferred security, is effectively connected with the conduct of that trade or business, the Non-United States Holder, although exempt from the withholding of United States federal income tax, will generally be subject to regular federal income tax on that interest or gain in the same manner as if it were a United States Holder. In lieu of the certificate described in the preceding paragraph, a Non-United States Holder described in the previous sentence will be required to provide us or the paying agent, as the case may be, with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if that Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or a lower rate as may be provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to a number of adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales before maturity by, certain noncorporate United States Holders. In addition, backup withholding applies to a noncorporate United States Holder if

         - the United States Holder fails to furnish his or her taxpayer identification number, which, for an individual would be his or her Social Security Number, to the payor in the manner required,

         - the United States Holder furnishes an incorrect taxpayer identification number and the payor is so notified by the IRS,

         - the payor is notified by the IRS that the United States Holder has failed properly to report payments of interest and dividends, or

         - in certain circumstances, the United States Holder fails to certify, under penalties of perjury, that he or she has not been notified by the IRS that it is subject to backup withholding for failure properly to report interest and dividend payments.

         In general, backup withholding will not apply to either

         - payments to a Non-United States Holder of principal of, or interest on, a preferred security, or

         - payments to a Non-United States Holder on the sale, exchange or other disposition of a preferred security, in each case if the Non-United States Holder provides the certification described in "-Non-United States Holders," above, necessary to establish an exemption from the withholding of United States federal income tax.

         In addition, unless the payor has actual knowledge that the payee is a United States Holder, backup withholding will not apply to:

         - payments of principal of, or interest on, a preferred security made outside the United States to specified offshore accounts, or

         - payments on the sale, exchange, redemption, retirement or other disposition of a preferred security effected outside the United States.

         Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a United States Holder's or Non-United States Holder's federal income tax liability, provided the required information is timely furnished to the IRS.

         Generally, we must report annually to the IRS the amount of interest that we paid to a holder of a preferred security and the amount of tax that we withheld on that interest. This information may also be made available to the tax authorities of a country in which a Non-United States Holder resides.

         Information reporting (but not backup withholding) may apply to payments made by a payor outside the United States, and payments on the sale, exchange, redemption, retirement or other disposition of a preferred security effected outside the United States, if payment is made by a payor that is, for United States federal income tax purposes:

         -        a United States person,

         -        a controlled foreign corporation,

         - a United States branch of a foreign bank or foreign insurance company,

         - a foreign partnership controlled by United States persons or engaged in a United States trade or business, or

         - a foreign person, 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period,

unless that payor has in its records documentary evidence that the beneficial owner is a Non-United States Holder and specified other conditions are met or the beneficial owner otherwise establishes an exemption.

POSSIBLE TAX LAW CHANGES

         There can be no assurance that tax law changes affecting ComEd's ability to deduct interest paid on the preferred securities or the characterization of the subordinated notes for United States federal income tax purposes will not be enacted or implemented in the future or that any such legislation would not be effective retroactively. If tax law changes are enacted or implemented and applied retroactively to the subordinated notes, such changes could give rise to a Tax Event, which would, in certain circumstances, require the dissolution of the Trust or permit ComEd to redeem the subordinated notes.

         THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE PURCHASERS OF THE PREFERRED SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

         Each of ComEd (the obligor with respect to the subordinated notes held by us) and its affiliates and the property trustee may be considered a "party in interest," within the meaning of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or a "disqualified person," within the meaning of
Section 4975 of the Code, with respect to many employee benefit plans, or Plans, that are subject to ERISA. The purchase and/or holding of preferred securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code, including individual retirement arrangements and other plans described in Section 4975(e)(1) of the Code, and with respect to which ComEd, the property trustee or any affiliate is a service provider, or otherwise is a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption, such as one of the following prohibited transaction class exemptions , or PTCE:

         - PTCE 84-14 - an exemption for certain transaction determined by an independent qualified professional asset manager;

         - PTCE 91-38 - an exemption for certain transactions involving bank collective investment funds;

         - PTCE 90-1 - an exemption for certain transactions involving insurance company pooled separate accounts;

         - PTCE 95-60 - an exemption for transactions involving certain insurance company general accounts; or

         - PTCE 96-23 - an exemption for certain transactions determined by an in-house asset manager.

         Any purchaser or holder of the preferred securities or any interest in a preferred security will be deemed to have represented by its purchase and holding of the preferred securities that either:

         - it is not a Plan or an entity whose underlying assets include "plan assets" by reason of any Plan's investment in that entity and is not purchasing the securities on behalf of or with "plan assets" of any Plan, or

         - it is eligible for exemptive relief available such as that provided under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 with respect to such purchase or holding.

         In addition, a Plan fiduciary considering the purchase of preferred securities should be aware that our assets may be considered "plan assets" for ERISA purposes unless the preferred securities meet the conditions for the "publicly offered securities" exception from the "plan asset" rules under ERISA. These conditions include, but are not limited to, investment in preferred securities by more than 100 investors independent of ComEd and each other.

         In the event that the "publicly offered securities" exception were not available and our assets were, accordingly, deemed to be "plan assets" of Plans that are holders of the preferred securities, the property trustee, as well as any other person exercising discretion with respect to the subordinated notes, would be fiduciaries and parties in interest with respect to the investing Plans. To avoid certain additional prohibited transactions under ERISA and the Code that could thereby result, each investing Plan, by purchasing the preferred securities, will be deemed to have directed us to invest in the subordinated notes and to have appointed the property trustee. In this regard, it should be noted that, in the event of an event of default under the trust agreement, ComEd may not remove the property trustee. Any prospective purchaser of preferred securities with assets of any Plan should consult with its counsel.

                                  UNDERWRITING

         Salomon Smith Barney Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of preferred securities set forth opposite the underwriter's name.

                                                                                                       NUMBER OF
                                                                                                       TRUST
                                                                                                       PREFERRED
         UNDERWRITER                                                                                   SECURITIES
         -----------                                                                                   ----------
    Salomon Smith Barney Inc.....................................................................          120,000
    Wachovia Securities, Inc.....................................................................           30,000
    BNP Paribas Securities Corp..................................................................           10,000
    BNY Capital Markets, Inc.....................................................................           10,000
    Credit Suisse First Boston LLC...............................................................           10,000
    Loop Capital Markets, LLC....................................................................           10,000
    Scotia Capital (USA) Inc.....................................................................           10,000
                                                                                                       -----------
    Total........................................................................................          200,000
                                                                                                       ===========

         The underwriting agreement provides that the obligations of the underwriters to purchase the preferred securities included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the preferred securities if they purchase any of the preferred securities.

         The underwriters propose to offer some of the preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the preferred securities to dealers at the public offering price less a concession not to exceed 0.60% of the liquidation amount of the preferred securities. The underwriters may allow, and the dealers may reallow, a concession not to exceed 0.25% of the liquidation amount of the preferred securities on sales to other dealers. After the initial offering of the preferred securities to the public, the representative may change the public offering price and concessions.

         The following table shows the underwriting discounts and commissions to be paid by ComEd to the underwriters in connection with this offering:

                                                                             PER TRUST
                                                                             PREFERRED
                                                                              SECURITY                TOTAL
                                                                             ----------          -------------
         Public offering price.............................................   $999.07             $199,814,000
         Underwriting discounts and commissions
         to be paid by ComEd...............................................   $ 10.00             $  2,000,000
         Proceeds to ComEd Financing III...................................   $999.07             $199,814,000

         Prior to this offering there has been no public market for the preferred securities. The underwriters have advised us that they intend to make a market in the preferred securities. The underwriters will have no obligation to make a market in the preferred securities, however, and may cease market making activities, if commenced, at any time. No assurance can be given as to the liquidity of the trading market for the preferred securities.

         In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell preferred securities in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of preferred securities in excess of the principal amount of preferred securities to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the preferred securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of preferred securities made for the purpose of preventing or retarding a decline in the market price of the preferred securities while the offering is in progress.

         The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney, in covering syndicate short positions or making stabilizing purchases, repurchases preferred securities originally sold by that syndicate member.

         Any of these activities may have the effect of preventing or retarding a decline in the market price of the preferred securities. They may also cause the price of the preferred securities to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these activities, they may discontinue them at any time.

         We estimate that our total expenses for this offering will be approximately $330,000, which ComEd has agreed to pay.

         Certain of the underwriters and their affiliates have from time to time provided investment banking and/or financial advisory services to ComEd and its affiliates in the ordinary course of business, for which they have received customary fees, and they may continue to do so in the future. In addition, Salomon Smith Barney Inc. and Credit Suisse First Boston LLC serve as dealers for ComEd's, and certain of ComEd's affiliates', commercial paper programs.

         We and ComEd have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

         We and ComEd have agreed, during the period beginning on the date of the underwriting agreement and ending on the later of:

         - the termination of trading restrictions on the preferred securities, as notified to ComEd by the representative, and

         - the date of our sale of the preferred securities to the underwriters,

not to offer, sell, contract to sell or otherwise dispose of any of the preferred securities, the subordinated notes or any debt securities substantially similar to the subordinated notes or any equity security substantially similar to the preferred securities or enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any preferred securities or subordinated notes; provided, that the foregoing restrictions shall not apply to any disposal of subordinated notes following our liquidation; and provided, further, that the foregoing period will not extend more than 15 days from the date of the underwriting agreement.

         It is expected that delivery of the preferred securities will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement (T + 5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade preferred securities on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the preferred securities initially will settle in T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

                                  LEGAL MATTERS

         Certain matters of Delaware law relating to the validity of the preferred securities, the enforceability of the trust agreement and our creation will be passed upon on our behalf by Richards, Layton & Finger, P.A., as special Delaware counsel to us. The validity of the subordinated notes and the guarantee and certain matters relating to United States federal income tax considerations will be passed upon on behalf of us and ComEd by Sidley Austin Brown & Wood, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Winston & Strawn, Chicago, Illinois.

                                     EXPERTS

         The financial statements of ComEd for the year ended December 31, 2001 and for the periods from January 1, 2000 to October 19, 2000 and October 20, 2000 to December 31, 2000 incorporated in the accompanying prospectus by reference to the Annual Report on Form 10-K of ComEd for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of income, cash flows, comprehensive income and changes in shareholders' equity of ComEd and its consolidated subsidiaries, included in its Annual Report on Form 10-K for the year ended December 31, 1999, incorporated by reference in the accompanying prospectus, have been audited by Arthur Andersen LLP, independent accountants as stated in their report included in that Annual Report. Arthur Andersen LLP has not consented to the incorporation by reference of their report in the accompanying prospectus, and ComEd dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act of 1933, as amended. Because Arthur Andersen LLP has not consented to the inclusion of its report in the accompanying prospectus, your ability to assert claims against Arthur Andersen LLP may be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated in those financial statements and therefore your right of recovery under that section may be limited. See "Risk Factors-You may have no effective remedy against Arthur Andersen LLP or any of our directors, officers or underwriters in connection with a material misstatement in some of our audited financial statements incorporated by reference in this prospectus" in the accompanying prospectus.

PROSPECTUS

                                  [COMED LOGO]

                                 $2,100,000,000

                          COMMONWEALTH EDISON COMPANY

                              FIRST MORTGAGE BONDS
                                     NOTES
                          CUMULATIVE PREFERENCE STOCK
                                TRUST DEBENTURES
                  GUARANTEE OF THE TRUST PREFERRED SECURITIES

                              COMED FINANCING III

                           TRUST PREFERRED SECURITIES
                  (GUARANTEED BY COMMONWEALTH EDISON COMPANY)
                               ------------------

     Commonwealth Edison Company may offer and sell, from time to time:

     - first mortgage bonds, in one or more series;

     - unsecured notes, in one or more series;

     - cumulative preference stock, without par value, in one or more series;

     - trust debentures to be purchased by ComEd Financing III; and

     - a guarantee of trust preferred securities sold by ComEd Financing III.

     ComEd Financing III may offer and sell, from time to time, trust preferred securities that will be guaranteed by Commonwealth Edison Company.

     INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

     The aggregate initial offering prices to the public of the securities offered by Commonwealth Edison Company and ComEd Financing III will not exceed $2,100,000,000. We may offer the securities simultaneously or at different times, in one or more separate series, in amounts, at prices and on terms to be determined at or prior to the time or times of sale.

     We will describe the specific terms of the securities, together with the terms of the offering of those securities, the initial offering price and our net proceeds from their sale, in supplements to this prospectus. You should read both this prospectus and any applicable supplements carefully before you invest.

                               ------------------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

     We may sell the securities through agents we may designate from time to time or to or through underwriters. We will specify the names of the agents or underwriters involved in the sale of the securities and any applicable commission or discount in the applicable prospectus supplement. Our net proceeds from the sale of securities will be the initial public offering price of those securities less the applicable discount, in the case of an offering through an underwriter, or the purchase price of those securities less the applicable commission, in the case of an offering through an agent, and, in each case, less other expenses payable by us in connection with the issuance and distribution of those securities.

                The date of this prospectus is January 9, 2003.

                               TABLE OF CONTENTS

About this Prospectus.......................................      1
Commonwealth Edison Company.................................      1
Exelon Corporation..........................................      2
The Trust...................................................      2
Summary Financial Information...............................      3
Risk Factors................................................      9
Use of Proceeds.............................................     11
Description of Bonds........................................     12
Description of Notes........................................     18
Description of Capital Stock................................     22
Description of Trust Preferred Securities...................     26
Description of Trust Debentures.............................     36
Description of Guarantee....................................     44
Relationship Among the Trust Preferred Securities, the Trust
  Debentures and the Guarantee..............................     46
Book-Entry System...........................................     47
Plan of Distribution........................................     49
Legal Matters...............................................     50
Experts.....................................................     51
Where You Can Find More Information.........................     51

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will describe in a supplement to this prospectus specific information about the terms of that offering. The applicable prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read both this prospectus and the applicable prospectus supplement, together with the additional information referred to under the caption "Where You Can Find More Information," before investing in our securities.

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "our company," "we," "us," "our" or similar references mean Commonwealth Edison Company.

     We are not offering the securities in any state where the offer is not permitted.

     You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

                          COMMONWEALTH EDISON COMPANY

     We are a subsidiary of Exelon Corporation and are engaged principally in the purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois. Our traditional retail service territory covers approximately 11,300 square miles and an estimated population of approximately 8 million as of December 31, 2001. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of approximately 3 million. We delivered electricity to approximately 3.6 million customers at December 31, 2001.

     During January, 2001, Exelon undertook a corporate restructuring to separate its non-regulated, generation and other competitive businesses from its regulated energy delivery businesses. As part of the corporate restructuring, effective January 1, 2001, our assets and liabilities unrelated to energy delivery were transferred to separate subsidiaries of Exelon. The transferred assets and liabilities are related to nuclear generation and wholesale energy services and administrative functions for other business activities of Exelon and its subsidiaries. In connection with the restructuring, we entered into a power purchase agreement with Exelon Generation Company, LLC, a wholly owned subsidiary of Exelon, to supply us with all of our electric load requirements for customers through 2004. As a result of the restructuring, our transmission and distribution assets are the principal properties subject to the lien of our Mortgage.

     As a public utility under the Illinois Public Utilities Act, we are subject to regulation by the Illinois Commerce Commission, or ICC, including regulation as to rates and charges, issuance of most of our securities, services and facilities, classification of accounts, transactions with affiliated interests, as defined in the Illinois Public Utilities Act, and other matters. As a subsidiary of Exelon, a registered holding company under the Public Utility Holding Company Act of 1935, we are subject to a number of restrictions under that Act. As an electric utility under the Federal Power Act, we are also subject to regulation by the Federal Energy Regulatory Commission, or FERC, as to transmission rates and certain other aspects of our business, including interconnections and sales of transmission related assets.

     Our principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603 and our telephone number is (312) 394-4321.

                               EXELON CORPORATION

     Exelon Corporation became the parent corporation for each of us and PECO Energy Company, or PECO, as a result of the completion on October 20, 2000 of the transactions contemplated by an Agreement and Plan of Exchange and Merger, as amended, among PECO, Unicom Corporation and Exelon. Unicom was our former parent corporation. Exelon, through its subsidiaries, operates in three business segments:

     - Energy Delivery, consisting of our retail electricity distribution, transmission and sale businesses in northern Illinois and that of PECO in southeastern Pennsylvania and the natural gas distribution and sale business of PECO in the Pennsylvania counties surrounding the City of Philadelphia.

     - Generation, consisting of electric generating facilities, power marketing operations and equity interests in Sithe Energies, Inc. and AmerGen Energy Company, LLC.

     - Enterprises, consisting of competitive retail energy sales, energy and infrastructure services, communications and related investments.

     Exelon's principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603 and its telephone number is (312) 394-4321.

                                   THE TRUST

     ComEd Financing III, which we refer to in this prospectus as the "trust," is a Delaware statutory trust that was formed on September 5, 2002. The trust's business is defined in a declaration of trust, dated as of September 5, 2002, executed by us, as sponsor, and the trustees specified below. The declaration of trust will be amended and restated in its entirety as of the date trust preferred securities are initially issued. The declaration, as amended and restated, is referred to in this prospectus as the "trust agreement." The trust agreement will be qualified under the Trust Indenture Act of 1939, as amended.

     The trust exists for the exclusive purposes of:

     - issuing and selling its trust preferred securities and trust common securities;

     - using the proceeds from the sale of the trust preferred securities and the trust common securities to acquire the trust debentures from us; and

     - engaging in only those other activities necessary or incidental to these purposes.

     The trust will have no assets other than the trust debentures. The trust will have no revenue other than payments under the trust debentures. The trust has a term of 45 years, but may dissolve earlier as provided in the trust agreement.

     We will, directly or indirectly, acquire all of the trust common securities, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the trust.

     The trust's business and affairs will be conducted by its trustees, as provided in the trust agreement. At the time of the issuance of the trust preferred securities, the trustees for the trust will be initially Wilmington Trust Company, as the property trustee and the Delaware trustee, and three of our employees as administrative trustees. We, as holder of the trust common securities, or, if an event of default under the trust agreement has occurred and is continuing, the holders of not less than a majority in liquidation amount of the trust preferred securities, will be entitled to appoint, remove or replace the property trustee and the Delaware trustee. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Those voting rights will be vested exclusively in the holder of the trust common securities.

     For so long as the trust preferred securities remain outstanding, we will:

     - maintain directly or indirectly 100% ownership of the trust common securities;

     - use our reasonable efforts to cause the trust to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the trust agreement; and

     - use our reasonable efforts to cause the trust to continue to be treated as a "grantor trust" and not an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes.

     We will pay all of the trust's fees and expenses, including those related to the offering of the trust preferred securities. In addition, we guarantee payments on the trust preferred securities to the extent that the trust has funds to make payments on the trust preferred securities. See "Description of Guarantee" below.

     The rights of the holders of the trust preferred securities are set forth in the trust agreement and the Delaware Statutory Trust Act.

     The location of the trust's principal executive office is 10 South Dearborn Street, Chicago, Illinois 60603 and the telephone number is (312) 394-4321.

                         SUMMARY FINANCIAL INFORMATION

     We have provided the following summary financial information for your reference. We have derived the summary information presented here from the financial statements we have incorporated by reference into this prospectus. You should read it together with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus. See "Where You Can Find More Information" above.

     Our financial statements for the year ended December 31, 2001 and for the periods from January 1, 2000 to October 19, 2000 and October 20, 2000 to December 31, 2000 were audited by PricewaterhouseCoopers LLP. Our consolidated financial statements for the year ended December 31, 1999 were audited by Arthur Andersen LLP. Arthur Andersen LLP has not consented to our incorporation by reference of their reports contained in the filings we have incorporated by reference in this prospectus. See "Experts" below for more information.

     The merger transaction in which we became a subsidiary of Exelon was accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. The effects of the purchase method are reflected in our financial statements as of the merger date, October 20, 2000. Accordingly, our financial information presented for the period after the merger reflects a new basis of accounting. Financial information for 2000, separated by a black line, is presented for periods prior to and subsequent to the merger.

     In addition, effective January 1, 2001, our assets and liabilities unrelated to energy delivery were transferred to separate subsidiaries of Exelon as part of Exelon's restructuring. Thus, beginning in January 2001, our operations consist of our retail electricity distribution and transmission business in northern Illinois. The restructuring has had a significant impact on our assets, liabilities and equity and our results of operations. Our results of operations and assets and liabilities prior to January 2001 do not reflect the restructuring.

                                                                                          NINE MONTHS
                                                                                             ENDED
                                     YEAR ENDED    JAN. 1-    OCT. 20-    YEAR ENDED     SEPTEMBER 30,
                                    DECEMBER 31,   OCT. 19,   DEC. 31,   DECEMBER 31,   ---------------
                                        1999         2000       2000         2001        2001     2002
                                    ------------   --------   --------   ------------   ------   ------
                                                     ($ IN MILLIONS)
INCOME STATEMENT DATA
Operating revenues................     $6,793       $5,702     $1,310      $ 6,206      $4,895   $4,734
Operating income..................      1,549        1,048        338        1,594       1,280    1,324
Net income on common stock........        599          596        133          607         507      576
Adjusted net income(a)............        599          596        156          733         604      576
CASH FLOW DATA
EBITDA(b).........................     $2,451       $2,060     $  512      $ 2,259      $1,792   $1,721
Cash interest paid(c).............        588          418         88          451         379      356
Investment in plant...............      1,337        1,210        196          839        (616)     524
Cash flows provided by
  operations......................      1,243        1,074        524        1,352       1,043    1,489
Cash flows (used in) provided by
  investing activities............      1,146         (827)      (800)        (441)       (231)    (526)
Cash flows used in financing
  activities......................     (1,161)        (956)      (129)      (1,029)       (518)    (970)

                                                      AS OF DECEMBER 31,       AS OF SEPTEMBER 30,
                                                    1999      2000     2001           2002
                                                   -------   ------   ------   -------------------
                                                                   ($ IN MILLIONS)
BALANCE SHEET DATA
Property, plant and equipment, net...............  $11,993   $7,657   $7,351         $7,610
Total assets.....................................   22,576   20,198   15,627         15,968
Long-term debt(d)................................    6,962    6,882    5,850          5,295
Preference securities............................        9        7        7              7
Common shareholders' equity......................    5,303    6,176    5,076          5,365

---------------

(a) We adopted Statement of Accounting Standard (SFAS) No. 142, "Goodwill and Other Intangible Assets," as of January 1, 2002. SFAS No. 142 establishes new accounting and reporting standards for goodwill and intangible assets. We do not have significant other intangible assets recorded on our balance sheet. Under SFAS No. 142, goodwill is no longer subject to amortization; however, goodwill is subject to an assessment for impairment using a two-step fair value based test. We have performed both steps and have determined that there is no impairment of our goodwill.

    The following table sets forth our net income, adjusted to exclude amortization expense related to goodwill that is no longer being amortized.

                                                                                    NINE MONTHS
                                YEAR ENDED                           YEAR ENDED        ENDED
                               DECEMBER 31,    JAN 1-    OCT. 20-   DECEMBER 31,   SEPTEMBER 30,
                               ------------   OCT. 19,   DEC. 31,   ------------   -------------
                                   1999         2000       2000         2001       2001    2002
                               ------------   --------   --------   ------------   -----   -----
                                                ($ IN MILLIONS)
Reported net income..........      $599         $596       $133         $607       $507    $576
Goodwill amortization........        --           --         23          126         97      --
Adjusted net income..........      $599         $596       $156         $733       $604    $576

(b) EBITDA is defined as operating income plus depreciation and amortization as reported in the consolidated statements of cash flows. EBITDA is used as a measure of performance by management and is not a measure of performance under generally accepted accounting principles, or GAAP. While EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we disclose it because management understands that EBITDA is customarily used by certain investors as one measure of a company's ability to service debt. Because EBITDA is not calculated identically by all companies, our presentation may not be comparable to similarly titled measures presented by other companies.

(c) Includes cash interest paid of $186 million, $162 million, $143 million, $109 million and $96 million in connection with the ComEd Transitional Funding Trust notes for the years ended December 31, 1999, 2000 and 2001 and for the nine months ended September 30, 2001 and 2002, respectively.

(d) Excludes current maturities of $732 million, $348 million, $849 million and $798 million as of December 31, 1999, 2000 and 2001, and September 30, 2002, respectively.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS

                                                                                           NINE MONTHS
                                    12 MONTHS ENDED                           12 MONTHS       ENDED
                                      DECEMBER 31,      JAN. 1-    OCT. 20-     ENDED     SEPTEMBER 30,
                                   ------------------   OCT. 19,   DEC. 31,   DEC. 31,    -------------
                                   1997   1998   1999     2000       2000       2001      2001    2002
                                   ----   ----   ----   --------   --------   ---------   -----   -----
Earnings to Fixed Charges(a)....    (b)   2.59   2.45     2.62       2.69       2.89      3.05    3.37
Earnings to Fixed Charges and
  Preferred and Preference Stock
  Dividend Requirements(a)......    (b)   2.24   2.32     2.60       2.69       2.89      3.05    3.37

(a) For purposes of computing the ratios of earnings to fixed charges and the ratios of earnings to fixed charges and preferred and preference stock dividend requirements: (i) earnings consist of net income before deducting net provisions for income taxes (including deferred taxes and current income taxes applicable to nonoperating activities), investment tax credits deferred and fixed charges; (ii) fixed charges consist of interest on debt, amortization of debt discount, premium and expense, and the estimated interest component of nuclear fuel and other lease payments and rentals; and
    (iii) preferred and preference stock dividend requirements represent an amount equal to income, before income taxes, which would be required to meet the dividends on preferred and preference stocks.

(b) Our earnings for 1997 were inadequate to cover fixed charges by approximately $259 million and fixed charges and preferred and preference stock dividend requirements by approximately $359 million. This inadequacy was principally caused by charges related to the closure of our Zion Nuclear Generating Station and our discontinuation of regulatory accounting practices for the generation portion of our business and other charges recorded as a result of the electric utility restructuring legislation adopted in Illinois in 1997.

NOTES TO SUMMARY FINANCIAL INFORMATION

     Under electric utility restructuring legislation known as the Electric Service Customer Choice and Rate Relief Law of 1997, or the Restructuring Legislation, adopted in Illinois, all of our customers have the choice to purchase energy from other suppliers and non-residential customers can also elect a power purchase option. The power purchase option allows the purchase of electric energy from us at market-based prices. On May 1, 2002, all of our residential customers became eligible to choose their supplier of electricity. However, as of June 30, 2002, no alternative electric supplier had sought approval from the ICC to serve residential customers, nor has any electric utility chosen to enter our residential market for the supply of electricity. As of September 30, 2002, approximately 22,700 retail customers, representing approximately 25% of our retail kilowatt-hour sales for the nine months ended September 30, 2002, had elected to receive their electric energy from an alternative electric supplier or chose the power purchase option.

     On April 1, 2002, the ICC issued an interim order in our Delivery Services Rate Case. The interim order was subject to an audit of test year (which is the 2000 calendar year) expenditures, which has been completed. The purpose of the audit was to analyze and establish the reasonableness of past investments and expenditures, which we believe we have shown. The order sets delivery rates for residential customers choosing a retail electric supplier. The rates became effective on May 1, 2002 when residential customers became eligible to choose their electricity supplier. Traditional bundled rates -- rates paid by customers that retain us as their electricity supplier -- are not affected by this order. As a result of amendments made on June 6, 2002 to the Restructuring Legislation, bundled rates will remain frozen through 2006. Delivery service rates for non-residential customers are not affected by this order. The potential revenue impact of the interim order is not expected to be material in 2002.

     On October 10, 2002, we received the audit report on the audit of test year expenditures by the Liberty Consulting Group, or Liberty, a consulting firm engaged by the ICC in conjunction with the audit of test year expenditures. Using the interim order as a starting point, Liberty recommends certain additional disallowances to test year expenditures and rate base levels, which, if ultimately approved by the ICC, would result in lower residential delivery service charges and higher non-residential delivery service charges. The ICC will hold hearings on the Liberty audit report and responses from us and other parties. A final decision is expected in the middle of 2003.

     We intend to contest the Liberty audit findings in the reopened hearings and cannot currently determine what portion, if any, of the Liberty audit recommendations the ICC will accept. If the ICC ultimately determines that all or some portion of our distribution plan is not recoverable through rates, we may be required to write-off some or all of the amount of our investment that the ICC determines is not recoverable. The estimated potential write-off, before income taxes, could be up to approximately $100 million if the Liberty audit recommendations were to be accepted by the ICC in their entirety. We recorded a charge to earnings, before income taxes, of $12 million in the third quarter of 2002, representing the estimated minimum probable write-off exposure resulting from the audit findings.

     In addition to retail competition for generation services, the Restructuring Legislation also provided a 15% residential base rate reduction effective August 1, 1998 and an additional 5% residential base rate reduction in October 2001. Our operating revenues were reduced by approximately $99 million for the nine months ended September 30, 2002 and $24 million in 2001 due to the 5% residential base rate reduction. Notwithstanding the rate reductions and subject to certain earnings tests, a rate freeze will generally be in effect until January 1, 2007. The rate freeze period was extended to January 1, 2007 as a result of amendatory legislation enacted on June 6, 2002. A utility may request a base rate increase during the rate freeze period only when necessary to ensure the utility's financial viability.

     On November 14, 2002, the ICC entered an interim order in response to our request to revise the provider of last resort obligation we have in Illinois to be the back-up energy supplier to certain businesses. We sought permission from the ICC to limit availability by June 2006 of a bundled fixed rate that we offer to large customers with energy demands of at least three megawatts, including heavy industrial plants, large office buildings, government facilities and a variety of other businesses. Approximately 370 of our largest energy customers would be affected, representing an aggregate of approximately 2,500 megawatts. We also sought approval of related tariff amendments to implement the request and for approval to make changes to our real-time pricing tariff, which would be made available to customers who choose not to go to the competitive market to procure their electric power and energy. The ICC interim order allowed the bundled fixed rate changes to take effect by operation of law, as allowed by statute, and directed that we file tariffs that took effect on December 1, 2002, and will become operational on the first day of our June 2003 billing period. The order also directed us to file our proposed amendments to our real-time pricing tariff, which will be considered in a second phase of the proceeding. We believe this phase of the proceeding will be concluded in a time frame that will coincide with the operational date of the bundled fixed rate changes. Several parties to the proceeding have indicated an intention to appeal the interim order.

     Under the Restructuring Legislation, if the earned return on common equity of a utility during the rate freeze period exceeds an established threshold, one-half of the excess earnings must be refunded to customers. The threshold rate of return on common equity is based on the 30-year Treasury Bond rate plus 8.5% in the years 2000 through 2006; although the Monthly Treasury Bond Long-Term Average (25 years and above) replaced the 30-year Treasury Bond rate for purposes of this calculation beginning in February 2002. Earnings for purposes of our threshold include our net income calculated in accordance with GAAP and reflect the amortization of regulatory assets and goodwill. At December 31, 2001, we had a regulatory asset with an unamortized balance of $277 million that we expect to fully recover and amortize through the transition period. Consistent with the provisions of the Restructuring Legislation, regulatory assets may be recovered at amounts which provide us an earned return on common equity within the threshold. The utility's earned return on common equity and our threshold return on common equity are each calculated on a two-year average basis. We did not trigger the earnings sharing provision in 2000 or 2001 and we do not currently expect to trigger that provision in the years 2002 through 2006.

     The Restructuring Legislation also provided for the collection of a competitive transition charge, or CTC, from customers who choose to purchase electric energy from an alternative supplier or elect the power purchase option during a transition period that extends through 2006. The CTC was established as of October 1, 1999 and is applied on a cents per kilowatt-hour basis. It considers the revenue that would have been collected from a customer under tariffed rates, reduced by the revenue the utility will receive for providing delivery services to the customer, the market price for electricity and a defined mitigation factor, which represents the utility's opportunity to develop new revenue sources and achieve cost savings. The CTC allows us to recover some of our costs that might otherwise be unrecoverable under market-based rates.

     As part of a settlement agreement between us and the City of Chicago relating to our Chicago franchise agreement, we agreed with the City of Chicago to a revised combination of ongoing work under the franchise agreement and new initiatives that total approximately $1 billion in defined transmission and distribution expenditures by us to improve electric service in Chicago. The Illinois legislation also committed us to spend at least $2 billion during the period 1999 through 2004 on transmission and distribution facilities outside of Chicago. We have substantially completed these expenditures. In addition, we conducted an extensive evaluation of the reliability of our transmission and distribution systems in response to several outages in the summer of 1999. As a result of the evaluation, we increased our capital and operating and maintenance expenditures on our transmission and distribution facilities in order to improve their reliability.

     As a result of our commitments to improve the reliability of our transmission and distribution system, we expect our capital expenditures will exceed depreciation on our rate base assets through at least 2003. The base rate freeze will generally preclude rate recovery of and on those investments prior to January 1, 2007 from customers who receive service from us under bundled rates. Unless we can offset the additional carrying costs against cost savings, our return on investment will be reduced during the period of the rate freeze and until rate increases are approved authorizing a return of and on this new investment.

     In addition, the Restructuring Legislation provides that an electric utility, such as us, will be liable for actual damages suffered by customers in the event of a continuous power outage of four hours or more affecting 30,000 or more customers and provides for reimbursement of governmental emergency and contingency expenses incurred in connection with any such outage. That legislation bars recovery of consequential damages. The Restructuring Legislation also allows an affected utility to seek relief from these provisions from the ICC where the utility can show that the cause of the outage was unpreventable damage due to weather events or conditions, customer tampering or third party causes.

     The Restructuring Legislation also allows a portion of our future revenues to be segregated and used to support the issuance of securities by us or a special purpose financing subsidiary. The proceeds, net of transaction costs, from those securities issuances must be used to refinance outstanding debt or equity or for certain other limited purposes. The total amount of those securities that may be issued is approximately $6.8 billion. In December 1998, our special purpose financing subsidiaries issued $3.4 billion of notes.

     In December 1999, FERC issued Order No. 2000 requiring jurisdictional utilities to file a proposal to form a regional transmission organization (RTO) or, alternatively, to describe efforts to participate in or work toward participating in an RTO or explain why they were not participating in an RTO. Order No. 2000 is generally designed to separate the governance and operation of the transmission system from generation companies and other market participants.

     On May 28, 2002, we filed a notice with FERC indicating our intention to comply with Order No. 2000 by placing our transmission assets under the control of an independent transmission company (ITC) that would operate under a western expansion of PJM Interconnection, LLC (PJM). PJM is a power pool that integrates, through central dispatch, the generation and transmission operations of its member companies across a 50,000 square mile territory. PJM was granted full RTO status by FERC on December 19, 2002. PECO is a transmission owning member of PJM, and its transmission system has for many years been under the operational control of PJM. We also committed to join PJM independently if no ITC was formed.

     FERC conditionally approved our decision to join PJM in late July 2002. Among other conditions, FERC ordered the applicable parties to file agreements relating to the formation of the ITC under PJM. We, American Electric Power East
(AEP), Dayton Power & Light (Dayton) and National Grid USA (National Grid) subsequently filed a non-binding letter of intent and detailed term sheet relating to the formation of the ITC. National Grid is a subsidiary of National Grid plc, a company that owns and operates transmission assets in Great Britain. National Grid and PJM continue to negotiate the allocation of functions to an ITC operating under PJM and certain cost recovery issues. The outcome of these negotiations, which will need to be approved by FERC, will likely determine whether and to what extent we participate in an ITC under PJM.

     Effective as of September 30, 2002, we, AEP, Dayton and National Grid entered into a Project Implementation Agreement with PJM providing for the funding and allocation of responsibilities with respect to the integration of the parties into PJM West, either directly or through an ITC. This Agreement provides for the companies to reimburse PJM for implementation costs that PJM would not capitalize under its ordinary accounting principles. The companies would recover these amounts in their transmission rates pursuant to the PJM tariff amendments described in the next paragraph. We face significant additional costs under this Agreement if we withdraw from PJM.

     On December 11, 2002, we, AEP, Dayton, Dominion and PJM filed with FERC amendments to PJM's transmission tariff (including proposed transmission rates) and certain PJM agreements. These amendments are necessary to integrate our and these other utilities into PJM. Subject to FERC approval of such amendments, we expect to transfer functional control of our transmission assets to PJM as of March 1, 2003, and to integrate fully into PJM's energy market structures as of December 1, 2003. FERC must act on the December 11, 2002 filing within 60 days.

                                  RISK FACTORS

     In addition to the information contained elsewhere in this prospectus, you should carefully consider the risks described below. Each of the following factors could have a material adverse effect on our business and could result in a loss or a decrease in the value of your investment.

OUR REVENUES ARE AFFECTED BY FACTORS BEYOND OUR CONTROL.

     Our revenues are affected by the demand for electricity. That demand can vary greatly based upon:

     - weather conditions, seasonality and temperature extremes,

     - availability of competitively priced alternative energy sources, and

     - fluctuations in economic activity and growth in our service area.

Weather conditions, accidents and other catastrophic events can disrupt or limit our ability to deliver electricity. Very warm and very cold temperatures, especially for prolonged periods, can dramatically increase the demand for electricity for cooling and heating, respectively, as opposed to the affect of more moderate temperatures. The pricing of alternative energy sources may affect the demand of customers, such as commercial and industrial customers, who have the ability to use alternative energy sources in their operations.

WE ARE SUBJECT TO A RATE FREEZE, WHICH COULD AFFECT OUR PROFIT MARGIN IF WE DO NOT CONTROL OUR COSTS.

     Our electricity rates are frozen through 2006 as the result of electric utility restructuring legislation enacted in Illinois. Our costs, however, are not frozen. Thus, our ability to maintain our profit margins depends upon increased demand for electricity and our efforts to manage our costs. The rate freeze will also affect our ability to recover from our customers costs associated with investments that we make in new transmission and distribution facilities since we will not be able to increase rates to recover those costs.

OUR ABILITY TO MANAGE OUR PURCHASED POWER COSTS IS INFLUENCED BY A NUMBER OF UNCONTROLLABLE FACTORS.

     We manage our exposure to fluctuations in power costs through a long-term supply agreement with our affiliate, Exelon Generation. This agreement covers our electricity needs at fixed prices through 2004 and thereafter at prices to be negotiated through 2006 to the extent of the available capacity of specified nuclear generating facilities. Thus, after 2004 and during the retail rate freeze, we could be exposed to additional purchased power costs to the extent that our power needs cannot be fully covered by the supplies available under our agreement with Exelon Generation. Those needs, and our costs, could be affected by:

     - increased demand due to, for example, weather, customer growth or customer obligations,

     - the inability to transmit our contracted power from its generation source to our customers due to transmission line constraints, outages or equipment failures,

     - reductions in the availability of power from our contracted generation sources due to equipment failures, shortages of fuel or environmental limitations on operations, and

     - failure to perform on the part of any party from which we purchase capacity or energy.

OUR PROVIDER OF LAST RESORT OBLIGATION EXPOSES US TO UNPLANNED COSTS DUE TO THE DIFFICULTY OF PREDICTING AND PLANNING FOR LOAD REQUIREMENTS.

     We are required to supply electricity as the provider-of-last-resort to customers who do not choose alternate suppliers or who choose to return to us after purchasing electricity from an alternate supplier. Because the choice of electricity generation supplier lies with the customer, it is difficult for us to predict and plan for the number of customers and their associated energy demand. As a result, we could be required to maintain reserves sufficient to serve 100% of the service territory load at tariffed rates on the chance that customers who switched to new suppliers come back to us as a "last resort" option. We believe that a November 2002 interim decision we received from the Illinois Commerce Commission regarding the provision of service to large customers will assist us in managing this risk; although that decision may have only limited effects during the rate freeze period, and some parties in the proceeding have indicated an intention to seek court review of the decision. Also, we believe that our purchase power agreement with Exelon Generation provides us with an adequate power supply to cover our expected load through 2004. Thereafter, a significant under-estimation of our load requirements could result in our not receiving enough power to cover our actual load, in which case we would be required to buy power from third parties at prevailing market prices. Those prices may not be as favorable or as manageable as our long-term supply costs and thus could increase our costs.

OUR FINANCIAL PERFORMANCE DEPENDS ON THE EQUIPMENT AND FACILITIES IN OUR DISTRIBUTION SYSTEM BEING OPERATIONAL.

     Failures of equipment or facilities in our distribution system may cause interruption of the services we provide. Our efforts to repair or replace equipment may not be successful, or we may be unable to make the necessary improvements to our transmission and distribution system, causing service interruptions. These equipment failures and the resulting interruption of services could result in lost revenues, additional costs and possible claims against us for damages incurred by customers as a result of the outage. Under Illinois law, we can be required to pay damages to our customers in the event of extended outages affecting large numbers of our customers.

OUR BUSINESS MAY BE HARMED BY REGULATORY CHANGES IN THE ELECTRIC POWER INDUSTRY.

     Transmission and distribution of electricity remain regulated industries, while in many states, including the State of Illinois, electricity generation has been deregulated. The regulation of the electric power industry, however, continues to undergo substantial changes at both the federal and state level. These changes have significantly affected the whole industry and the manner in which its participants conduct their businesses. These changes are ongoing and we cannot predict the future course of changes in laws and regulations, including changes resulting from market volatility and increased security concerns, or the ultimate effect that this changing regulatory environment will have on our business.

OUR RELATIONSHIPS WITH EXELON AND OUR OTHER AFFILIATES SUBJECT US TO POTENTIAL RISKS RELATING TO THEIR FINANCIAL CONDITION AS WELL AS TO POTENTIAL CONFLICTS OF INTEREST.

     As a subsidiary of Exelon, we depend on Exelon for some of our liquidity and capital resource needs and other Exelon-subsidiary affiliates for generation as well as for various general corporate and other services. Adverse developments or announcements concerning Exelon or our other affiliates could result in our having diminished access to capital resources and services and thereby harm our financial condition, even if we have not suffered any similar development.

     Exelon, as our parent, controls decisions regarding our business and has control over our management and affairs. In circumstances involving a conflict of interest between Exelon, on the one hand, and our stakeholders, on the other, Exelon could exercise its power to control us in a manner that would benefit Exelon to the detriment of us and our stakeholders. In addition, we rely on purchases from our affiliate Exelon Generation under long-term contracts in order to supply electricity to our customers. Conflicts of interest may arise if we need to enforce the terms of the agreement between us and Exelon Generation. Decisions concerning the interpretation or operation of that agreement could be made from perspectives other than the interests solely of our company and our stakeholders. We do not have any agreement with Exelon or Exelon Generation that governs the manner in which any conflicts that may arise are to be resolved. Accordingly, any conflicts must be resolved in accordance with Illinois law, and may not be resolved in a manner beneficial to us or our stakeholders.

THERE MAY BE NO PUBLIC MARKET FOR THE SECURITIES.

     We can give no assurances concerning the liquidity of any market that may develop for the securities offered by this prospectus, the ability of any investor to sell any of the securities or the price at which investors would be able to sell them. If a market for the securities does not develop, investors may be unable to resell the securities for an extended period of time, if at all. If a market for the securities does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the securities. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the securities as collateral for loans.

YOU MAY HAVE NO EFFECTIVE REMEDY AGAINST ARTHUR ANDERSEN LLP OR ANY OF OUR DIRECTORS, OFFICERS OR UNDERWRITERS IN CONNECTION WITH A MATERIAL MISSTATEMENT IN SOME OF OUR AUDITED FINANCIAL STATEMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

     Arthur Andersen LLP, the independent public accountants that audited our financial statements incorporated by reference in this prospectus for the year ended December 31, 1999, was convicted on June 15, 2002 on federal obstruction of justice charges arising from the government's investigation of Enron Corp.

     Arthur Andersen LLP did not participate in the preparation of this prospectus or the related registration statement. As a result, we have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to include in this prospectus its reports which are incorporated by reference in this prospectus. As permitted under recent Securities Act of 1933 rule changes, we have not filed the written consent of Arthur Andersen LLP that would otherwise be required by the Securities Act. As a result, your claims against Arthur Andersen LLP under the Securities Act based on these financial statements may be limited. Moreover, even if claims against Arthur Andersen LLP are permitted, Arthur Andersen LLP may not have the financial resources to satisfy any judgment. In addition, notwithstanding that we have not filed the written consent of Arthur Andersen LLP, our directors, officers and underwriters may still be able to establish a due diligence defense to any claim relating to those financial statements on the basis they were made on the authority of an expert, which could limit your ability to assert a claim against them.

                                USE OF PROCEEDS

     Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including to discharge or refund (by redemption, by purchase on the open market, by purchase in private transactions, by tender offer or otherwise) outstanding long-term debt and preference stock, to finance capital improvements and to supplement working capital. Any proceeds of securities issued by the trust will be used to purchase trust debentures from us. We will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that we have made at the date of that prospectus supplement. Please refer to our Quarterly Report for the quarter-ended September 30, 2002 for information concerning our outstanding long-term debt and preference stock. See "Where You Can Find More Information."

                              DESCRIPTION OF BONDS

     We will issue each series of bonds under the Mortgage dated as of July 1, 1923, as supplemented from time to time, between us and BNY Midwest Trust Company, as the successor mortgage trustee, and D.G. Donovan, as the co-trustee. We refer to this Mortgage in this prospectus as the "Mortgage" and to BNY Midwest Trust Company as the "Mortgage Trustee." We have summarized selected provisions of the Mortgage below. However, because this summary is not complete, it is subject to and is qualified in its entirety by reference to the Mortgage, a copy of which we have incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The terms "lien of Mortgage," "mortgage date of acquisition," "permitted lien," "prior lien," "prior lien bonds," "property additions," and "utilized under the Mortgage" are used in this prospectus with the meanings given to those terms in the Mortgage.

     The Mortgage contains provisions under which substantially all of the properties of our electric utility subsidiary, Commonwealth Edison Company of Indiana, Inc., or the Indiana Company, might be subjected to the lien of the Mortgage, if we should so determine, as additional security for our bonds, whereupon that subsidiary would become a "mortgaged subsidiary," as defined in the Mortgage. Since we have not as yet made any determination as to causing the Indiana Company to become a mortgaged subsidiary, those provisions of the Mortgage that are summarized below that discuss a mortgaged subsidiary as well as us, relate to us only.

     The following sets forth certain general terms and provisions of the bonds. The particular terms of the series of bonds offered by any prospectus supplement will be described in that prospectus supplement. Any terms of the bonds that are not summarized herein will be described in the applicable prospectus supplement.

ISSUANCE IN GLOBAL FORM

     Unless otherwise indicated in the applicable prospectus supplement, we will initially issue each series of bonds in the form of one or more global bonds, in registered form, without coupons, as described under the caption "Book-Entry System." The bonds will be issued in denominations of $1,000 and authorized multiples of $1,000. No service charge will be made for any transfer or exchange of any bond, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with any transfer of a bond.

     We anticipate that The Depository Trust Company, New York, New York, or DTC, will act as securities depository for the bonds. See "Book-Entry System." We will describe any differing depository arrangement in the applicable prospectus supplement. For so long as the bonds are issued in book-entry form, payments of principal and interest will be made in immediately available funds by wire transfer to DTC or its nominee. If the bonds are issued in certificated form to a holder other than DTC, payments of principal and interest will be made by check mailed to that holder at that holder's registered address. Payment of principal of the bonds in certificated form will be made against surrender of those bonds at the office or agency of our company in the City of Chicago, Illinois and an office or agency in the Borough of Manhattan, City of New York. Payment of interest on the bonds will be made to the person in whose name those bonds are registered at the close of business on the record date for the relevant interest payment date. Default interest will be paid in the same manner to holders as of a special record date established in accordance with the Mortgage.

REDEMPTION PROVISIONS

     We will specify in the applicable prospectus supplement any redemption provisions applicable to the series of bonds being offered by that prospectus supplement.

SECURITY

     The Bonds will rank equally with all bonds, irrespective of series, now or hereafter outstanding under our Mortgage. The Mortgage is a first mortgage lien on substantially all property and franchises currently owned by us. Our transmission and distribution assets are the principal properties subject to the lien of the Mortgage. In addition, any property and franchises hereafter acquired by us will also become subject to the lien of the Mortgage. The lien of the mortgage does not attach to expressly excepted property, as described in the next paragraph, and property which may be acquired by us subsequent to the filing of a bankruptcy proceeding with respect to us under the Bankruptcy Reform Act of 1978. The lien is also subject to permitted liens, as described below, and, in the case of after-acquired property, liens, if any, existing or placed on that property at the time of acquisition thereof.

     There are expressly excepted from the lien of our Mortgage, whether now owned or hereafter acquired, certain real estate not used in the public utility business, real estate held by us in the name of a nominee, cash and securities not specifically pledged under the Mortgage, receivables, contracts (other than leases), materials and supplies not included in utility plant accounts, merchandise, automobiles, trucks and other transportation equipment and office furniture and equipment.

     We have agreed under the Mortgage to hold legal title to the mortgaged property free and clear of all liens other than permitted liens, as defined in the Mortgage. Permitted liens are generally liens or restrictions that do not materially interfere with our use of the mortgaged property for the conduct of our business. Permitted liens include liens for real estate taxes, assessments and governmental charges that are not delinquent or are being contested in good faith; liens for judgments that are being appealed or whose enforcement has been stayed; rights reserved to or vested in municipalities or public authorities under franchises, grants, licenses or permits held by us; leases; easements, reservations, exceptions , conditions, limitations and restrictions affecting the mortgaged property which do not materially interfere with our use of the mortgaged property; zoning laws and ordinances; and inconsequential defects or irregularities in title that, in the opinion of our counsel, may be properly disregarded. In the event that the Mortgage lien on a particular piece of mortgaged property were to be foreclosed, such property would remain subject to liens for taxes on that property. Other liens on that property, to the extent prior to the lien of the Mortgage and representing monetary obligations, would be entitled to payment from the foreclosure sale proceeds prior to any sums being paid to the holders of the bonds.

ACQUISITIONS OF PROPERTY SUBJECT TO PRIOR LIENS

     We covenant in the Mortgage that we will not acquire any property subject to a prior lien (other than a permitted lien):

     - if the principal amount of prior lien bonds outstanding thereunder and under other prior liens upon such prior lien property exceeds 66 2/3% of the fair value of such part of such property as shall consist of property of the character of property additions; and

     - unless the net earnings of such property for any twelve-month period within the immediately preceding fifteen-month period shall have been at least two and one-half times the annual interest on all prior lien bonds secured by prior liens on such property.

     We also covenant that we will not transfer all or substantially all of our property to any other corporation, the property of which is subject to a prior lien, unless the property of such other corporation could be acquired by us under the provisions of such covenant with respect to the acquisition of property subject to a prior lien.

     We covenant in the Mortgage that we will not issue additional prior lien bonds under any prior lien, and that as soon as all prior lien bonds shall cease to be outstanding under any prior lien, we will promptly procure or cause to be procured the cancellation and discharge of that prior lien. We further covenant that upon the discharge of a prior lien we will cause any cash on deposit with the prior lien trustee (other than cash deposited for the payment or redemption of outstanding prior lien bonds) to be deposited with the Mortgage Trustee, except to the extent required to be deposited with the trustee under another prior lien.

RELEASE OF PROPERTY FROM MORTGAGE

     Provided that we are not in default under the Mortgage, the Mortgage allows us to release property from the lien of the Mortgage in connection with its sale or other disposition. Under these provisions, we may obtain the release of mortgaged property by:

     - delivering to the Mortgage Trustee specified certificates describing the property to be sold or disposed and the consideration to be received and stating its fair value;

     - delivering an opinion of counsel as to compliance with the provisions of the Mortgage governing such release; and

     - depositing cash with the Mortgage Trustee in an amount equal to the fair value of the property to be released, subject to reduction or elimination as hereinafter described.

"Fair value" is defined as the fair value to us of the property in question. Fair value is determined by one of our engineers; however, a determination by an independent engineer is also required if the fair value of the property in question exceeds 1% or more of the outstanding principal amount of the bonds under the Mortgage. The required cash deposit may be reduced, or eliminated entirely, by utilizing net property additions or bondable bond retirements not previously utilized under the Mortgage.

     We have used these provisions from time to time to release substantial amounts of property from the lien of the Mortgage. In December 1999, we obtained the release of our fossil generation assets in connection with their sale to a third party. In January 2001, we obtained the release of, among other things, our nuclear generation assets in connection with their transfer to our affiliate, Exelon Generation Company, LLC, as part of the restructuring undertaken by Exelon. In both cases, the releases were accomplished without the deposit of cash due to the availability of sufficient amounts of unutilized bondable bond retirements and net property additions. In the event that our transmission assets were to be divested as part of our RTO efforts, we would expect to use these provisions to obtain the release of those assets from the lien of the Mortgage.

ISSUANCE OF ADDITIONAL BONDS

     The Mortgage provides that no bonds may be issued which, as to security, will rank ahead of the bonds that may be sold pursuant to this prospectus but, as hereinafter indicated, we may, subject to certain limitations, acquire property subject to prior liens. Nonetheless, subject to the limitations discussed below, we may issue additional bonds under the Mortgage with the same priority as the bonds that may be sold pursuant to this prospectus, including bonds having the same series designation and terms as the bonds that may be sold pursuant to this prospectus, without the approval of the holders of outstanding bonds under the Mortgage, including the holders of any outstanding bonds issued pursuant to this prospectus.

     The aggregate principal amount of other bonds that may be issued under the Mortgage and that, as to security, will rank equally with the bonds that may be sold pursuant to this prospectus is not limited except as indicated below. Additional bonds of any series may be issued, subject to the provisions of the Mortgage, in principal amount equal to:

     - 66 2/3% of net property additions not previously utilized under the Mortgage;

     - the amount of cash deposited with the Mortgage Trustee as the basis for the issuance of those bonds; and

     - the amount of bondable bond retirements not previously utilized under the Mortgage;

provided, however, that no bonds may be issued on the basis of net property additions or deposited cash, or on the basis of bondable bond retirements if the bonds to be issued bear a higher rate of interest than that borne by the bonds retired or being retired (except when the bonds retired or being retired mature within two years), unless our net earnings for any twelve-month period within the immediately preceding fifteen-month period shall have been equal to at least two and one-half times the annual interest on all bonds then outstanding under the Mortgage, including the bonds then proposed to be issued but not including any bonds then being retired. The net earnings calculation under the Mortgage is not affected by certain accounting write-offs related to plant costs.

     The Mortgage provides that cash deposited with the Mortgage Trustee as a basis for the issuance of bonds shall be:

     - paid over to us in an amount, certified to the Mortgage Trustee, equal to 66 2/3% of the amount of net property additions not previously utilized under the Mortgage, or in an amount equal to the amount of bondable bond retirements not previously utilized under the Mortgage, or both, or

     - applied to the purchase or redemption of bonds.

     "Net Earnings" means our earnings as defined in the Mortgage after deducting all charges except:

     - charges for the amortization, write-down or write-off of acquisition adjustments or intangibles;

     - property losses charged to operations;

     - provisions of income and excess or other profits taxes imposed on income after the deduction of interest charges, or charges made in lieu of those taxes;

     - interest charges; and

     - amortization of debt and stock discount and expense or premium.

     Any net profit or net loss from merchandising and jobbing is to be deducted from operating expenses or added to operating expenses, as the case may be. Net nonoperating income from property and securities not subject to the lien of the Mortgage may be included in revenues but only to the extent of not more than 10% of the total of such net earnings. No profits or losses on the disposition of property or securities or on the reacquisition of securities shall be included in net earnings. The net earnings calculation under the Mortgage is not affected by certain accounting write-offs related to plant costs.

     Except as set forth above, the Mortgage does not limit the amount of additional bonds which can be issued and it does not contain any restrictions on the issuance of unsecured indebtedness. In addition, the Mortgage does not prohibit a merger or sale of substantially all of our assets or a comparable transaction, unless the lien of the Mortgage is impaired, and does not address the effect on bondholders of a highly leveraged transaction.

PROPERTY ADDITIONS/BONDABLE BOND RETIREMENTS

     The amount of net property additions not utilized under the Mortgage is approximately $2.122 billion. The amount of bondable bond retirements not previously utilized under the Mortgage are approximately $1.697 billion. Unless otherwise stated in the applicable prospectus supplement, we will issue the bonds on the basis of bondable bond retirements.

     "Bondable bond retirements" means an amount equal to the principal amount of bonds retired by application of funds deposited with the Mortgage Trustee for cancellation, whether or not such deposit of funds or surrender of bonds is pursuant to a sinking fund or purchase fund.

     "Net property additions" means the amount of $50,000,000, plus the cost or fair market value as of the mortgage date of acquisition thereof, whichever is less, of property additions, less all "current provisions for depreciation" made by us after December 1, 1944, after deducting from those current provisions for depreciation the amount of the "renewal fund requirement," if any, for the year 1945 and subsequent years.

     "Current provisions for depreciation" for any period means the greater of:

     - the total of the amounts appropriated by us for depreciation during that period on all property of the character of property additions not subject to a prior lien, increased or decreased, as the case may be, by net salvage value for that period, such amounts not to include, however, provisions for depreciation charged to surplus, charges to income or surplus for the amortization, write-down or write-off of acquisition adjustments or intangibles, property losses charged to operations or surplus, or charges to income in lieu of income and excess or other profits taxes; and

     - an amount equal to one-twelfth of 2% for each calendar month of that period (or such lesser percentage, as may, at stated intervals, be certified by an independent engineer as adequate) of the original cost, as of the beginning of that month, of all depreciable property of the character of property additions not subject to a prior lien.

RENEWAL FUND REQUIREMENT

     We covenant in the Mortgage that we will, for each year, pay or cause to be paid to the Mortgage Trustee an amount of cash, as and for a renewal fund, equal to the excess, if any, of current provisions for depreciation for that year over the cost or fair market value as of the mortgage date of acquisition thereof, whichever is less, of property additions for that year, that amount, which will be the renewal fund requirement for that year, to be subject to reduction by an amount equal to the amount, certified to the Mortgage Trustee, of net property additions or bondable bond retirements, or both, not previously utilized under the Mortgage. There was no renewal fund requirement for any of the years 1945 through 1988, 1991, 1992 or 1997 through 2001. There was a $140.7 million renewal fund requirement for 1989, a $1 million requirement for 1990, a $50.9 million requirement for 1993, a $193.6 million requirement for 1994, a $15.0 million requirement for 1995 and a $139.9 million requirement for 1996. In 1989, 1990, 1993 and 1994, the renewal fund requirement was satisfied by certifying an equivalent amount of net property additions. In 1995 and 1996, the renewal fund requirement was satisfied by certifying an equivalent amount of bondable bond retirements.

MODIFICATION OF MORTGAGE

     In general, modifications or alterations of the Mortgage and of the rights and obligations of us and of the bondholders, and waivers of compliance with the Mortgage, may, with our approval, be made at a meeting of bondholders upon the affirmative vote of bondholders owning 80% of the principal amount of the bonds entitled to vote at the meeting with respect to the matter involved, but no such modifications or alterations or waivers of compliance shall be made which will permit the extension of time or times of payment of the principal of or the interest or the premium, if any, on any bonds or the reduction in the principal amount thereof or in the rate of interest or the amount of any premium thereon, or any other modification in the terms of such principal, interest or premium, which terms of payment are unconditional, or, otherwise than as permitted by the Mortgage, the creation of any lien ranking prior to or on a parity with the lien of the Mortgage with respect to any of the mortgaged property, all as more fully provided in the Mortgage.

CONCERNING THE MORTGAGE TRUSTEE AND THE CO-TRUSTEE

     An affiliate of the Mortgage Trustee, BNY Midwest Trust Company, provides general banking services, including those as a depository, for us and certain of our affiliates.

     D. G. Donovan, Co-Trustee under the Mortgage, is an officer of the Mortgage Trustee.

RIGHTS UPON DEFAULT

     The Mortgage provides that in case any one or more of certain specified events (defined as "completed defaults") shall occur and be continuing, the Mortgage Trustee or the holders of not less than 25% in principal amount of the bonds may declare the principal of all bonds, if not already due, together with all accrued and unpaid interest thereon, to be immediately due and payable. The Mortgage Trustee, upon request of the holders of a majority in principal amount of the outstanding bonds, shall waive such default and rescind any such declaration if such default is cured.

     The Mortgage further provides that upon the occurrence of one or more completed defaults, the Mortgage Trustee and the Co-Trustee may proceed by such suits of law or in equity to foreclose the lien of the Mortgage or to enforce any other appropriate remedy as the Mortgage Trustee and the Co-Trustee, being advised by counsel, shall determine.

     Holders of bonds have no right to enforce any remedy under the Mortgage unless the Mortgage Trustee and the Co-Trustee have first had a reasonable opportunity to do so following notice of default to the Mortgage Trustee and request by the holders of not less than 25% in principal amount of the bonds for action by the Mortgage Trustee and the Co-Trustee with offer of indemnity satisfactory to the Mortgage Trustee and the Co-Trustee against costs, expenses and liabilities that may be incurred thereby, but such provision does not impair the absolute right of any bondholder to enforce payment of the principal of and interest on such bondholder's bonds when due.

DEFAULT AND NOTICE THEREOF TO BONDHOLDERS

     The Mortgage provides that the following shall constitute completed defaults:

     - default shall be made by us in the payment of any installment of interest on any of the bonds when due and such default shall continue for 60 days;

     - default shall be made by us in the payment of the principal of any of the bonds when due, whether at maturity or by declaration or otherwise;

     - default shall be made by us in the payment of any installment of interest on any prior lien bonds when due, and such default shall continue for 30 days after written notice given to us (following the expiration of the period of grace, if any, specified in the prior lien securing such prior lien bonds) by the Mortgage Trustee or to us and the Mortgage Trustee by the holders of not less than 5% in principal amount of the bonds;

     - default shall be made by us in the payment of the principal of any prior lien bonds when due, whether at maturity or by declaration or otherwise, and such default shall continue for 30 days after written notice to us by the Mortgage Trustee or to us and the Mortgage Trustee by the holders of not less than 5% in principal of the bonds;

     - bankruptcy, receivership or similar proceedings shall be initiated by us, or any judgment entered in such proceedings initiated against us shall not have been vacated, set aside or stayed within 45 days after the entry thereof; and

     - default shall be made in the observance or performance of any other of our covenants, conditions or agreements contained in the Mortgage or in the bonds or in any prior lien or prior lien bonds, and such default shall continue for 90 days after written notice to us and the Mortgage Trustee by the holders of not less than 25% in principal amount of the bonds.

     Within 90 days after the occurrence of any default which is known to the Mortgage Trustee and the Co-Trustee, the Mortgage Trustee and the Co-Trustee shall give to the bondholders notice of such default unless it shall have been cured; except, in case of defaults in the payment of principal of or interest on the bonds, or in the payment of any sinking fund or purchase fund installment, if the Mortgage Trustee shall in good faith determine that the withholding of such notice is in the interests of the bondholders and the Co-Trustee shall in good faith determine that the withholding of such notice is in the interests of the bondholders.

CERTIFICATES AND OPINIONS

     Officers' certificates evidencing compliance with the covenants in the Mortgage relating to the payment of taxes and the maintenance of insurance on our properties subject to the lien of the Mortgage must be filed as exhibits to our certificate filed annually with the Mortgage Trustee. In connection with the taking of various actions by the Mortgage Trustee and the Co-Trustee, or the Mortgage Trustee upon our application, including the authentication and delivery of additional bonds, the release of property, the reduction or withdrawal of cash and other matters, the Mortgage requires that we furnish to the Mortgage Trustee orders, requests, resolutions, certificates of the officers, engineers, accountants and appraisers, and opinions of counsel and other documents, the particular documents to be furnished in each case being dependant upon the nature of the application.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     We may include a discussion of certain United States federal income tax considerations that may be applicable to the purchase, ownership and disposition of a bond in the prospectus supplement related to the issuance of that bond.

     Potential purchasers of bonds should be aware that a bond might be treated as issued with original issue discount, which we sometimes refer to in this prospectus as OID. In general, a bond will be treated as having been issued with OID if, among other possibilities:

     - the bond has an issue price (determined under applicable regulations) that is less than the bond's principal amount, or

     - interest on the bond is not unconditionally payable at least annually during the entire term of the bond at a single fixed rate or, subject to certain exceptions, at one or more variable rates.

     A beneficial owner of a bond with OID generally will be required to include that OID in income as it accrues, regardless of the owner's method of accounting for United States federal income tax purposes, before receipt of cash payments attributable to that income. If a bond is issued with OID, the applicable prospectus supplement may contain a more complete discussion of the rules governing the treatment of OID.

     The United States federal income tax discussion set forth above is included for general information only and does not purport to be a complete discussion of the United States federal income tax considerations that may be applicable to the purchase, ownership and disposition of a bond. Prospective purchasers of a bond should consult the prospectus supplement related to the issuance of the bond they are considering purchasing and their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of a bond.

                              DESCRIPTION OF NOTES

     We will issue each series of notes under the Indenture dated as of September 1, 1987, as amended and supplemented from time to time, between us and Citibank, N.A., as trustee. We refer to this Indenture in this prospectus as the "Senior Indenture" and to Citibank as the "Senior Indenture Trustee." We have summarized selected provisions of the Senior Indenture below. We suggest that you read the Senior Indenture for the complete text of those provisions as well as for the provisions that are not summarized but may be important to you. A copy of the Senior Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

     The following sets forth certain general terms and provisions of the notes. The particular terms of the series of notes offered by any prospectus supplement will be described in that prospectus supplement. Any terms of the notes that are not summarized herein will be described in the applicable prospectus supplement.

ISSUANCE IN GLOBAL FORM

     Unless otherwise indicated in the applicable prospectus supplement, we will initially issue each series of notes in the form of one or more global notes, in registered form, without coupons, as described under the caption "Book-Entry System." The notes will be issued in denominations of $1,000 and authorized multiples of $1,000. No service charge will be made for any transfer or exchange of any note, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with any transfer of a note.

     We anticipate that DTC will act as securities depository for the notes. See "Book-Entry System." We will describe any differing depository arrangement in the applicable prospectus supplement. For so long as the notes are issued in book-entry form, payments of principal and interest will be made in immediately available funds by wire transfer to DTC or its nominee. If the notes are issued in certificated form to a holder other than DTC, payments of principal and interest will be made by check mailed to that holder at that holder's registered address. Payment of principal of the notes in certificated form will be made against surrender of those notes at the office or agency of our company in the City of Chicago, Illinois and an office or agency in the Borough of Manhattan, City of New York. Payment of interest on the notes will be made to the person in whose name those notes are registered at the close of business on the record date for the relevant interest payment date.

RANKING

     The notes will be unsecured and will rank equally with our outstanding unsecured indebtedness. The lien of the Mortgage covers substantially all of our properties and franchises. See "Description of Bonds -- Security."

SINKING FUND AND REDEMPTION PROVISIONS

     We will specify in the applicable prospectus supplement any sinking fund and redemption provisions applicable to the series of notes being offered by that prospectus supplement.

ISSUANCE OF ADDITIONAL SECURITIES

     The Senior Indenture does not limit the aggregate principal amount of notes that we may issue thereunder, nor does it afford holders of the notes protection in the event of a highly leveraged or similar transaction involving our company. As of December 31, 2002, notes having an aggregate principal amount of approximately $1.07 billion were outstanding under the Senior Indenture. Neither the Senior Indenture nor any of our other indentures under which we now have series of debentures outstanding limits our ability to issue securities, whether secured or unsecured.

     In addition to the series of bonds currently outstanding under the Mortgage, we may from time to time issue additional series of bonds under the Mortgage, subject to certain net earnings and other requirements of the Mortgage. See "Description of Bonds -- Issuance of Additional Bonds."

MODIFICATION OF INDENTURE

     We may, except as described below, enter into supplemental indentures with the Senior Indenture Trustee for the purpose of amending or modifying, in any manner, the provisions of the Senior Indenture or of any supplemental indenture thereto:

     - with the consent of:

       -- the holders of a majority in principal amount of the notes at the time outstanding under the Senior Indenture; and

       -- all series of notes which are affected by the proposed amendment or modification; or

     - without consent if the proposed amendment or modification does not affect the rights of any noteholder.

     Without the consent of the holder of each outstanding note affected, we may not enter into a supplemental indenture that would, among other things:

     - change the stated maturity of the principal of, or any installment of interest on, any note, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof; or

     - reduce the percentage in principal amount of the outstanding notes.

CONCERNING THE SENIOR INDENTURE TRUSTEE

     The Senior Indenture Trustee, Citibank, N.A., provides general banking services, including those as a depository, for us and certain of our affiliates. We, along with Exelon, PECO and Exelon Generation, also have a $1.5 billion unsecured revolving credit facility with a group of banks which includes Citibank. Under the terms of this credit facility, Exelon has the flexibility to increase or decrease the borrowing sublimits of each of the participants upon written notification to the banks. We can borrow up to $200 million under this facility.

EVENTS OF DEFAULT AND RIGHTS UPON DEFAULT

     The Senior Indenture provides that the following constitute "Events of Default" with respect to the notes of any series:

     - default by us in the payment of any interest upon any note of that series when it becomes due and payable, and continuance of that default for a period of 60 days;

     - default by us in the payment of the principal of, or premium, if any, on, any note of that series at its maturity;

     - default by us in the deposit of any installment of any sinking fund or similar payment with respect to notes of that series when and as payable, and continuance of that default for a period of 60 days;

     - the entry of a decree or order in bankruptcy, receivership or similar proceedings initiated against us, and the continuance of any such decree or order for a period of 45 consecutive days;

     - our institution of, or our consent to the institution of, bankruptcy, insolvency or similar proceedings against us; and

     - default by us in the performance, or breach, of any other of our covenants or warranties contained in the Senior Indenture, and continuance of that default or breach for a period of 90 days after notice:

       -- to us by the Senior Indenture Trustee; or

       -- to us and the Senior Indenture Trustee by the holders of at least 25% in principal amount of the outstanding notes of that series.

     The Senior Indenture provides that within 90 days after the occurrence of any default which is known to the Senior Indenture Trustee, the Senior Indenture Trustee shall give to the noteholders notice of that default, unless that default shall have been cured or waived; except:

     - in the case of a default in the payment of the principal of, or premium, if any, or interest on any note of that series, or in the payment of any sinking or purchase fund installment, if the Senior Indenture Trustee shall in good faith determine that the withholding of such notice is in the interests of the holders of notes of that series; and

     - in the case of any default in the performance, or breach, of any covenant or warranty referred to in the last bullet point in the immediately preceding paragraph, no notice of default to holders shall be given until at least 60 days after the occurrence thereof.

     If an Event of Default occurs with respect to notes of any series and is continuing, the Senior Indenture Trustee or the holders of 25% in principal amount of the outstanding notes of that series may declare the principal of all the notes of that series due and payable. The holders of a majority in principal amount of the outstanding notes of that series may rescind and annul such declaration if the default has been cured.

     The holders of a majority in principal amount of the outstanding notes of all series affected by an Event of Default may waive any past default under the Senior Indenture and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any note or in respect of a covenant or provision of the Senior Indenture which cannot be modified or amended without the consent of the holder of each outstanding note affected.

     If an Event of Default occurs and is continuing, the Senior Indenture Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of notes by any appropriate judicial proceedings as the Senior Indenture Trustee shall deem most effectual.

     The Senior Indenture provides that the holders of a majority in principal amount of the outstanding notes issued under the Senior Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Indenture Trustee or exercising any trust or power conferred on the Senior Indenture Trustee. The Senior Indenture Trustee is not obligated to comply with any request or direction of noteholders pursuant to the Senior Indenture unless it has been offered indemnity against costs and liabilities which it might incur in complying with that request or direction.

     We are required to file with the Senior Indenture Trustee, annually, an officers' certificate specifying any defaults we know to exist under the Senior Indenture.

SATISFACTION AND DISCHARGE OF THE NOTES AND THE INDENTURE

     Unless otherwise provided in the supplemental indenture creating a series of notes, we will be deemed to have paid and discharged the entire indebtedness on all the outstanding notes of that series when:

     - either,

       -- we have deposited with the Senior Indenture Trustee for such purpose an amount sufficient to pay and discharge the entire indebtedness on all outstanding notes of that series for principal, and premium, if any, and interest to the stated maturity or any redemption date thereof, or we have deposited with the Senior Indenture Trustee for such purpose that amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the United States of America and which are not callable at the option of the issuer thereof as will, together with the income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all outstanding notes of that series for principal, and premium, if any, and interest to the stated maturity or any redemption date thereto; or

       -- we have properly fulfilled any other means of satisfaction and discharge as are specified in the supplemental indenture applicable to the notes of that series;

     - we have paid or caused to be paid all other sums payable with respect to the outstanding notes of that series; and

     - we have delivered certain certificates and an opinion of counsel.

     The Senior Indenture shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of notes) when:

     - either all notes have been delivered to the Senior Indenture Trustee for cancellation, or all notes not delivered to the Senior Indenture Trustee for cancellation,

       -- have become due and payable,

       -- will become due and payable at their stated maturity within one year, or

       -- are to be called for redemption within one year under arrangements satisfactory to the Senior Indenture Trustee,

       and we have deposited with the Senior Indenture Trustee for such purpose an amount sufficient to pay and discharge the entire indebtedness on the notes for principal, and premium, if any, and interest to the date of such deposit (in the case of notes which have become due and payable), or to their stated maturity or redemption date, as the case may be;

     - we have paid or caused to be paid all other sums payable by us under the Senior Indenture; and

     - we have delivered certain certificates and an opinion of counsel.

     For United States federal income tax purposes, the deposit described in the preceding paragraphs may be treated as a taxable exchange of the related notes for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of those notes would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their notes. Thereafter, such holders would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of that deposit. You should consult your own tax advisor as to the specific consequences to you of that deposit.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     We may include a discussion of certain United States federal income tax considerations that may be applicable to the purchase, ownership and disposition of a note in the prospectus supplement related to the issuance of that note.

     Potential purchasers of notes should be aware that a note might be treated as issued with OID. In general, a note will be treated as having been issued with OID if, among other possibilities:

     - the note has an issue price (determined under applicable regulations) that is less than the note's principal amount, or

     - interest on the note is not unconditionally payable at least annually during the entire term of the note at a single fixed rate or, subject to certain exceptions, at one or more variable rates.

A beneficial owner of a note with OID generally will be required to include that OID in income as it accrues, regardless of the owner's method of accounting for United States federal income tax purposes, before receipt of cash payments attributable to that income. If a note is issued with OID, the applicable prospectus supplement may contain a more complete discussion of the rules governing the treatment of OID.

     The United States federal income tax discussion set forth above is included for general information only and does not purport to be a complete discussion of the United States federal income tax considerations that may be applicable to the purchase, ownership and disposition of a note. Prospective purchasers of a note should consult the prospectus supplement related to the issuance of the note they are considering purchasing and their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of a note.

                          DESCRIPTION OF CAPITAL STOCK

     As of the date of this prospectus, our authorized capital stock consists of three classes:

     - 850,000 authorized shares of prior preferred stock, par value $100 per share, of which no shares were outstanding as of December 31, 2002;

     - 6,810,451 authorized shares of preference stock, without par value, of which no shares were outstanding as of December 31, 2002; and

     - 250,000,000 authorized shares of common stock, par value $12.50 per share, of which approximately 127,016,409 shares were outstanding as of December 31, 2002.

     At December 31, 2002, we also had outstanding 76,305 warrants to purchase our common stock. These warrants entitle the holders to convert the warrants into our common stock at a conversion rate of one share of common stock for three warrants.

     We have summarized below some of the provisions of our Restated Articles of Incorporation relating to our capital stock. We suggest that you read our Restated Articles of Incorporation for the complete text of those provisions as well as for the provisions that are not summarized but may be important to you. A copy of our Restated Articles is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

ISSUANCE IN SERIES

     Our board of directors is authorized to provide for the issuance of shares of our prior preferred stock and cumulative preference stock, from time to time, in series. Under that authority, our board may, as to each series, fix the designation, dividend rate, redemption price or prices, voluntary and involuntary liquidation prices, sinking fund provisions, if any, and conversion provisions, if any, applicable to the shares of that series.

     We will describe the particular terms of the series of cumulative preference stock offered by any prospectus supplement in that prospectus supplement, including:

     - the series designation;

     - the number of shares being offered and the initial offering price;

     - the per share liquidation price;

     - the dividend rate;

     - the date from which dividends will accumulate, if applicable;

     - any sinking fund provisions;

     - whether the offered shares will be redeemable, at our option or the option of the holder, and if so, when and at what price;

     - the securities exchange, if any, on which the offered shares will be listed; and

     - a discussion of the United States federal income tax considerations, if any, that may be applicable to the offered shares.

DIVIDENDS

     Dividends on our capital stock, are payable in the following order of priority, if and when shares thereof are issued and outstanding:

     - dividends are payable on our prior preferred stock prior to the payment of any dividends on our cumulative preference stock and our common stock; and

     - dividends are payable on our cumulative preference stock prior to the payment of any dividends on our common stock.

     If and when shares thereof are issued and outstanding, we pay dividends on our prior preferred stock and each series of our cumulative preference stock quarterly on the first day of February, May, August and November of each year. Dividends are cumulative with respect to the shares of our prior preferred stock and each series of our cumulative preference stock, if and when shares thereof are issued and outstanding. Accumulations of dividends do not bear interest.

     The title of each offered series of cumulative preference stock will indicate the dividend rate for that series and will be specified in the applicable prospectus supplement for that series.

REDEMPTION AND REPURCHASE PROVISIONS

     Except as described in the next paragraph, in any applicable prospectus supplement, or as otherwise provided by our board of directors in respect of the shares of a particular series of our prior preferred stock or our cumulative preference stock, we may, at our option, redeem, in whole at any time or in part from time to time, shares of any one or more of those series, on not more than 60 nor less than 30 days notice by mail. We may also redeem shares of any one or more series of our prior preferred stock or our cumulative preferred stock in part from time to time pursuant to any sinking fund or funds created for any one or more of those series. In each case, we will redeem those shares by payment of their then applicable redemption price. Subject to specified conditions, all rights of the holders of shares called for redemption, other than the right to exercise any then effective privilege of conversion and the right to receive the redemption moneys, will terminate before the redemption date, upon our deposit with a bank or trust company of the funds necessary for redemption.

     If and so long as we are in default in the payment of any quarterly dividend on shares of any series of our cumulative preference stock, or in the making or setting aside of any payment under any sinking fund for any of those series, we may not (other than by the use of unapplied sinking fund moneys):

     - redeem any shares of our cumulative preference stock unless all shares are redeemed; or

     - purchase or otherwise acquire for a consideration any shares of our cumulative preference stock, except pursuant to offers of sale made by holders of our cumulative preference stock in response to our invitation for tenders given simultaneously by mail to the holders of record of all shares of our cumulative preference stock then outstanding.

Our Restated Articles of Incorporation contain corresponding provisions applicable to our prior preferred stock.

SINKING FUNDS

     Our board of directors may, in its discretion, provide a sinking fund for any series of our prior preferred stock and cumulative preference stock. The prospectus supplement for any offered series of cumulative preference stock will specify whether that series has a sinking fund.

CONVERSION

     Although our articles of incorporation permit us to issue cumulative preference stock convertible into our other securities, we will not offer any convertible cumulative preference stock under this prospectus or any supplement to this prospectus.

LIQUIDATION PREFERENCES

     In the event we dissolve, liquidate or wind-up our affairs, either voluntarily or involuntarily:

     - holders of our prior preferred stock, if any shares are then issued and outstanding, will be entitled to payment of their applicable liquidation price or prices, out of our assets, prior to any payment being made to the holders of our cumulative preference stock and our common stock;

     - holders of our cumulative preference stock, if any shares are then issued and outstanding, will be entitled to payment of their applicable liquidation price or prices, out of our assets, prior to any payment being made to the holders of our common stock; and

     - holders of our common stock will be entitled to receive, ratably, any of our assets remaining for payment to our stockholders after payment in full of the aforementioned amounts to holders of our prior preferred stock and our cumulative preference stock.

     The prospectus supplement for any offered series of cumulative preference stock will specify the liquidation price applicable to that series.

VOTING RIGHTS

     Holders of outstanding shares of our capital stock, regardless of class, are entitled to one vote for each share held on each matter submitted to a vote at a meeting of shareholder, with the right to cumulate votes in all elections for directors.

     Without the vote or consent of the holders of at least two-thirds of the outstanding shares of our prior preferred stock or our cumulative preferred stock, as applicable, we may not:

     - create a class of stock ranking prior to or on parity with that class, other than, in the case of our cumulative preference stock, the prior preferred stock; or

     - amend our Restated Articles of Incorporation so as to affect any of the preferences or rights of that class.

     An amendment to our Restated Articles of Incorporation that affects a single series of either our prior preference stock or our cumulative preference stock, when more than one series of that class is outstanding, or to the resolution of our board of directors establishing that series which affects any preferences or rights of the holders of the shares of that series, requires the vote or consent of the holders of at least two-thirds of the outstanding shares of that series, but does not require the vote or consent of the any other series or of the class.

     Without the vote or consent of the holders of a majority of the outstanding shares, if any, of our prior preferred stock, we may not issue:

     - shares of that class over the 850,000 shares now authorized, or

     - shares of any class ranking prior to or on a parity with the prior preferred stock, other than for the retirement of a like amount of stock of such class or classes, if, after that issue, the aggregate stated capital (including paid-in surplus) represented by the outstanding shares of such class or classes, after giving effect to any retirement of shares of such class or classes made in connection with that issue, would exceed:

     - 75% of the aggregate stated capital (including paid-in surplus) represented by the then outstanding shares of all subordinate classes, plus

     - our and our subsidiaries' consolidated retained earnings as of the end of the preceding fiscal year.

     Without the vote or consent of the holders of a majority of the outstanding shares, if any, of our prior preferred stock and our cumulative preference stock, each voting as a class, we may not, except where the parties are in a parent-subsidiary relationship, or when ordered by a governmental commission or agency, consolidate with or merge into any other corporation or sell all or substantially all of our property and business.

PREEMPTIVE RIGHTS

     Holders of our prior preferred stock, our cumulative preference stock and our common stock have no preemptive rights to purchase any of our securities.

STATUS OF CUMULATIVE PREFERENCE STOCK

     The shares of our cumulative preference stock offered hereby will be, when issued, fully paid and, according to the opinion of Sidley Austin Brown & Wood as to the validity of our cumulative preference stock, nonassessable. See "Experts."

TRANSFER AGENT

     The transfer agent and registrar for our cumulative preference stock will be EquiServe Trust Company, N.A., 1 North State Street, Eleventh Floor, Chicago, Illinois 60670.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     The trust may issue trust preferred securities and trust common securities under the terms of the trust agreement. A form of the trust agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. We suggest that you read the trust agreement for the complete text of the provisions that are summarized below as well as for the provisions that are not summarized but may be important to you. The trust agreement has been qualified as an indenture under the Trust Indenture Act. That Act contains provisions that apply to the trust preferred securities, and you may wish to refer to it as well. Wherever particular defined terms of the trust agreement are referred to in this prospectus, those defined terms are incorporated herein by reference.

     Both the trust preferred securities and the trust common securities will represent undivided beneficial interests in the assets of the trust. If there is an event of default under the trust agreement, as described below, the rights of the holders of the trust preferred securities will be entitled to priority in right of payment over the holders of trust common securities. All of the trust common securities will be owned by us.

PROHIBITED ACTIONS OF THE TRUST

     The trust will invest the proceeds from any issuance of its trust preferred securities, together with the consideration we pay for the trust common securities, to purchase trust debentures from us. Legal title in the trust debentures will be held by the property trustee in trust for the benefit of holders of the trust securities.

     In accordance with the trust agreement, the trust may not:

     - acquire any investments or engage in any activities not authorized by the trust agreement;

     - take any action that would cause the trust to fail or cease to qualify as a grantor trust for United States federal income tax purposes;

     - issue any securities other than the trust securities;

     - incur indebtedness for borrowed money;

     - take or consent to any action that would result in a lien on any of the trust property;

     - sell, assign, transfer, exchange or otherwise dispose of trust property or interests except as provided in the trust agreement; or

     - take any action that would vary the investment by the trust.

     We will guarantee distributions on the trust preferred securities on a limited basis to the extent described under the caption "Description of Guarantee." The guarantee will not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or liquidation of the trust when the trust does not have funds on hand legally available for those payments. In that event, a remedy of a holder of trust preferred securities is to direct the property trustee to enforce its rights under the trust debentures held by the trust. If the property trustee fails to enforce its rights with respect to the trust debentures held by the trust, any record holder of the trust preferred securities may, to the fullest extent permitted by law, institute legal proceedings directly against us to enforce the property trustee's rights under those trust debentures without first instituting any legal proceedings against the property trustee or any other person or entity. In addition, a holder of the trust preferred securities may institute a legal proceeding directly against us for enforcement of payment to that holder of principal of, premium, if any, or interest on the trust debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of that holder on or after the due date specified in the trust debentures.

     Holders of the trust preferred securities have no preemptive or similar rights.

DISTRIBUTIONS

     Distributions on the trust preferred securities will be payable on the dates and at the rates set forth in a prospectus supplement. The distribution rate and the relevant distribution date for the trust securities will correspond to the payments and payment dates on the associated trust debentures held by the trust. The revenue of the trust available for distribution to holders of the trust preferred securities will be limited to payments under the trust debentures in which the trust will invest the proceeds from the issuance and sale of the trust securities. If we fail to make interest payments on the trust debentures held by the trust, the property trustee will not have funds available to pay distributions on the trust preferred securities.

     We may, on one or more occasions, defer the payment of interest on the trust debentures for a period not exceeding 20 consecutive quarterly periods, unless an event of default under the Debenture Indenture has occurred and is continuing. See "Description of Trust Debentures -- Debenture Events of Default." However, no deferral period shall extend beyond the stated maturity date. Quarterly distributions on the trust preferred securities will be deferred by the trust during any such deferral period. Distributions to which holders of the trust preferred securities are entitled during any such deferral period will accumulate additional interest at the rate per annum set forth in the prospectus supplement.

     Upon the termination of any deferral period and the payment of all amounts then due on any interest payment date, we may elect to begin a new deferral period, subject to the requirements described above. No interest shall be due and payable during any deferral period, except at the end of the period, but we may prepay at any time all or a portion of the interest accrued during a deferral period.

     We must give the trust, as the holder of the trust debentures and the Debenture Trustee notice of our election to defer the payment of interest on the trust debentures at least the number of business days specified in the Debenture Indenture prior to the earlier of:

     - the date the distributions on the trust preferred securities would have been payable except for the election to begin such deferral period; or

     - the date we or the trust are required to give notice to any securities exchange or any other applicable self-regulatory organization or to the holders of trust preferred securities of the record date or the date such distributions are payable.

     There is no limitation on the number of times that we may elect to begin a deferral period. Accordingly, there could be multiple deferral periods of varying lengths throughout the term of the trust preferred securities. See "Description of Trust Debentures -- Option to Extend Interest Payment Date."

     During any deferral period, we may not:

     - declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our capital stock;

     - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any of our debt securities (including guarantees) which rank pari passu with or junior to the trust debentures; or

     - make any guarantee payments with respect to the securities described in the previous two bullet points, other than pursuant to the guarantee.

PAYMENT OF ADDITIONAL AMOUNTS

     If a Tax Event (the meaning of which can be found under "Description of Trust Debentures -- Special Event Redemption") has occurred and is continuing at any time while the property trustee holds any trust debentures, and the trust or the property trustee is required to pay any taxes, duties, assessments or other governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority, then, in any case, we will pay any additional amounts as may be required so that the net amounts received and retained by the trust and the property trustee, after paying those taxes, duties, assessments or other governmental charges, will be equal to the amounts the trust and the property trustee would have received had those taxes, duties, assessments or other governmental charges not been imposed as a result of the Tax Event. We refer to these payments in this prospectus as "Additional Amounts." Our payments of Additional Amounts on the trust debentures will ensure that the distributions then due and payable by the trust on the outstanding trust preferred securities and trust common securities will not be reduced as a result of such taxes, duties, assessments or governmental charges imposed as a result of a Tax Event.

REDEMPTION

     Whenever trust debentures are repaid (other than following the distribution of the trust debentures to the holders of the trust securities), whether at maturity or earlier redemption, the property trustee will apply the proceeds to redeem a Like Amount (as defined below) of the trust securities, upon not less than 30 nor more than 60 days notice of the date of redemption to the holders of the trust securities, at a redemption price equal to the liquidation amount of the trust securities to be redeemed plus accrued and unpaid interest to the redemption date. See "Description of Trust Debentures -- Optional Redemption" and "--Special Event Redemption." If less than all of the trust debentures are to be redeemed on a redemption date, then the proceeds of such redemption shall be allocated pro rata among the trust securities, unless a debenture event of default has occurred and is continuing. See "--Subordination of Trust Common Securities."

     The term "Like Amount" means:

     - with respect to a redemption of the trust securities, trust securities having a liquidation amount equal to the principal amount of the trust debentures that are to be contemporaneously paid in accordance with their terms; and

     - with respect to a distribution of trust debentures upon the dissolution and liquidation of the trust, trust debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom such trust debentures are being distributed.

     We will have the option to redeem the trust debentures:

     - in whole at any time or in part from time to time on or after the date indicated in the prospectus supplement; and

     - in whole, but not in part, at any time within 90 days of the occurrence of a Special Event.

     See "Description of Trust Debentures -- Optional Redemption" and "--Special Event Redemption."

REDEMPTION PROCEDURES

     If applicable, trust securities will be redeemed at the applicable redemption price with the proceeds from the contemporaneous repayment or redemption of the trust debentures. Any redemption of trust securities will be made and the applicable redemption price will be payable on the redemption date only to the extent that the trust has funds legally available for the payment of the applicable redemption price. See also "-- Subordination of Trust Common Securities."

     If the trust gives a notice of redemption in respect of the trust preferred securities, then, by 2:00 p.m., New York City time, on the redemption date, to the extent funds are legally available to the trust, with respect to the trust preferred securities held by DTC, or its nominees, the property trustee will deposit with DTC funds sufficient to pay the applicable redemption price. See "Book-Entry System." With respect to the trust preferred securities that are held in certificated form, the property trustee, to the extent funds are legally available, will deposit with the paying agent for those trust preferred securities funds sufficient to pay the applicable redemption price and will give that paying agent irrevocable instructions to pay the applicable redemption price to the holders of those trust preferred securities upon surrender of their certificates evidencing those trust preferred securities. See "-- Payment and Paying Agency." Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any trust preferred securities called for redemption shall be payable to the holders of those trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds are deposited as required, then upon the date of that deposit, all rights of the holders of the trust preferred securities called for redemption will cease, except the right of those holders to receive the applicable redemption price, and those trust preferred securities will cease to be outstanding.

     If any redemption date of trust preferred securities is not a business day, then the redemption price will be paid on the next succeeding day that is a business day. If the next succeeding business day falls in the next calendar year, then the required payment will be made on the immediately preceding business day. If payment of the redemption price is improperly withheld or refused and not paid either by the trust or by us pursuant to the guarantee:

     - distributions on the trust preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the trust to the date the redemption price is actually paid; and

     - the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

We or our affiliates may, subject to applicable law, from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

     If less than all of the outstanding trust preferred securities and trust common securities are to be redeemed on a redemption date, then the aggregate amount of those trust preferred securities and trust common securities to be redeemed shall be allocated pro rata among the trust preferred securities and the trust common securities. The property trustee will select on a pro rata basis the particular outstanding trust preferred securities to be redeemed not more than 60 days prior to the redemption date, by such method as the property trustee shall deem fair and appropriate. The property trustee will promptly notify the trust registrar in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred security selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of the trust preferred securities will relate, in the case of any trust preferred security redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities that are to be redeemed at its registered address. Unless we default in payment of the applicable redemption price on, or in the repayment of, the trust debentures, on and after the redemption date distributions will cease to accrue on the trust securities called for redemption.

LIQUIDATION OF THE TRUST AND DISTRIBUTION OF THE TRUST DEBENTURES

     The trust shall automatically dissolve upon the first to occur of:

     - our bankruptcy, dissolution or liquidation;

     - the distribution of a Like Amount of the trust debentures to the holders of the trust securities, if we have directed the property trustee in writing to dissolve the trust;

     - the expiration of the term of the trust;

     - redemption of all of the trust preferred securities as described under "-- Redemption"; and

     - the entry of an order for dissolution of the trust by a court of competent jurisdiction.

We have the right at any time to dissolve the trust and, after satisfaction of liabilities to creditors of the trust, cause the trust debentures held by the trust to be distributed to the holders of the trust securities in liquidation of the trust.

     If a dissolution occurs as described in the first or last bullet points in the preceding paragraph, the trust will be liquidated by the administrative trustees. After satisfaction of liabilities to the trust's creditors, the property trustee will distribute to the holders of trust securities a Like Amount of the trust debentures held by the trust, unless that distribution is determined by the administrative trustees not to be practicable. In that case, the holders will be entitled to receive pro rata out of the assets of the trust legally available for distribution to holders an amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because the trust has insufficient assets on hand legally available to pay in full the aggregate liquidation distribution, then the amount payable directly by the trust on the trust securities will be paid on a pro rata basis, except that if a debenture event of default has occurred and is continuing, the trust preferred securities shall have a priority over the trust common securities. See "-- Subordination of Trust Common Securities."

     If we elect not to prepay the trust debentures before maturity in accordance with their terms and either elect not to or are unable to dissolve and liquidate the trust and distribute the trust debentures to holders of the trust securities, the trust securities will remain outstanding until the repayment of the trust debentures on the stated maturity date.

     After the liquidation date of the trust and the distribution of trust debentures to holders of the trust securities:

     - the trust securities will no longer be deemed to be outstanding;

     - any holders who provide certificates representing trust securities will receive certificates representing a Like Amount of trust debentures;

     - any certificates for trust securities not surrendered for exchange will be deemed to represent a Like Amount of trust debentures; and

     - all rights of holders of trust securities will cease except the right to receive a Like Amount of trust debentures.

SUBORDINATION OF TRUST COMMON SECURITIES

     Payment of distributions on, and the redemption price of, the trust securities will be made pro rata based on the liquidation amount of the trust securities. However, if on any distribution date or redemption date a debenture event of default has occurred and is continuing, no payment of any distribution on, or applicable redemption price of, any of the trust common securities, and no other payment on account of the redemption, liquidation or other acquisition of the trust common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding trust preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price the full amount of such redemption price, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust preferred securities then due and payable.

     In the case of any debenture event of default, we, as holder of the trust common securities, will be deemed to have waived any right to act with respect to that event of default until its effect on the trust preferred securities is cured, waived or otherwise eliminated. Until that event of default is so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on behalf of us, as the holder of the trust common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

TRUST AGREEMENT EVENTS OF DEFAULT; NOTICE

     The trust agreement provides that any one or more of the following constitute an event of default with respect to the trust securities:

     - an event of default under the Debenture Indenture;

     - default in the payment of any distribution when due and payable if continuing for 30 days;

     - default in the payment of any redemption payment when due and payable;

     - default in the performance, or breach, of any covenant or warranty of the trustees if continuing for 60 days after a written notice by holders of at least 10% in liquidation amount of the preferred securities has been provided; or

     - a bankruptcy event with respect to the trust.

See "Description of Trust Debentures -- Debenture Events of Default."

     Within ninety days after the occurrence of any debenture event of default actually known to the property trustee, the property trustee will transmit notice of that default to the holders of the trust securities, unless the default is cured or waived. We are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the trust agreement.

     Upon the occurrence of a trust agreement event of default, the Debenture Trustee or the property trustee as the holder of the trust debentures will have the right under the Debenture Indenture to declare the principal of and interest on the trust debentures to be immediately due and payable.

     If a trust agreement event of default occurs and is continuing, then the holders of a majority in aggregate liquidation amount of the trust preferred securities have the right to direct the exercise of any trust or power conferred upon the property trustee under the trust agreement, including the right to direct the property trustee to exercise the remedies available to it as holder of the trust debentures. If the property trustee fails to enforce its rights with respect to the trust debentures held by the trust, any record holder of the trust preferred securities may, to the fullest extent permitted by law, institute legal proceedings directly against us to enforce the property trustee's rights under those trust debentures without first instituting any legal proceedings against the property trustee or any other person or entity. In addition, if a trust agreement event of default has occurred and is continuing and that event is attributable to our failure to pay interest, principal or other required payments on the trust debentures issued to the trust on the date that interest, principal or other payment is otherwise payable, then a record holder of the trust preferred securities may, on or after the respective due dates specified in the trust debentures, institute a proceeding directly against us for enforcement of payment on those trust debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by that holder. In connection with such an action, we will be subrogated to the rights of that record holder of trust preferred securities to the extent of any payment made by us to that record holder of trust preferred securities.

     If a debenture event of default has occurred and is continuing, the trust preferred securities shall have a preference over the trust common securities as described above under "-- Liquidation of the Trust and Distribution of Trust Debentures" and "-- Subordination of Trust Common Securities."

REMOVAL OF THE TRUST'S TRUSTEES

     Unless a debenture event of default occurs and is continuing, any trustee of the trust may be removed at any time by us, as the holder of the trust common securities. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at that time by the holders of a majority in liquidation amount of the outstanding trust preferred securities. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in the holder of the trust common securities. No resignation or removal of a trustee of the trust and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

     The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below or as otherwise described under "-- Liquidation of the Trust and Distribution of Trust Debentures." The trust may, at our request and with the consent of the administrative trustees but without the consent of the holders of the trust preferred securities, the Delaware trustee or the property trustee, merge with or into, consolidate, amalgamate, or be replaced by a trust organized as such under the laws of any State; provided that:

     - such successor entity either:

       -- expressly assumes all of the obligations of the trust with respect to the trust securities; or

       -- substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities (referred to in this prospectus as the "Successor Securities") so long as the Successor Securities rank the same as the trust preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

     - we expressly appoint a trustee of that successor entity possessing the same powers and duties as the property trustee as the holder of the trust debentures;

     - the trust preferred securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the trust preferred securities are then listed, if any;

     - if the trust preferred securities (including any Successor Securities) are rated by any nationally recognized statistical rating organization prior to such transaction, such merger, consolidation, amalgamation or replacement does not cause those trust preferred securities (including any Successor Securities) to be downgraded by any such nationally recognized statistical rating organization;

     - such merger, conversion, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any Successor Securities) in any material respect;

     - the successor entity has a purpose substantially identical to the purpose of the trust;

     - prior to such merger, consolidation, amalgamation or replacement, we and the property trustee have received an opinion from counsel to the effect that:

       -- such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any Successor Securities) in any material respect; and

       -- following such merger, conversion, consolidation, amalgamation or replacement, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

     - we guarantee the obligations of that successor entity under the Successor Securities at least to the extent provided by the guarantee.

     Notwithstanding the foregoing, the trust will not, except with the consent of holders of 100% in liquidation amount of the trust securities, consolidate, amalgamate, merge with or into or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if that consolidation, amalgamation, merger or replacement would cause the trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS

     Except as provided above under "-- Removal of the Trust's Trustees" and '-- Mergers, Consolidations, Amalgamations or Replacements of the Trust" and below under "-- Amendment of the Trust Agreement" and "Description of Guarantee -- Amendments and Assignment," and as otherwise required by law and the trust agreement, the holders of the trust preferred securities will have no voting rights.

AMENDMENT OF THE TRUST AGREEMENT

     The trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the trust securities:

     - to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which shall not be inconsistent with the other provisions of the trust agreement; or

     - to modify, eliminate or add to any provisions of the trust agreement to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding;

provided, however, that in each such case the interests of the holders of the trust securities shall not be adversely affected in any material respect. Any amendments of the trust agreement pursuant to the first bullet above shall become effective once notice is given to the holders of the trust securities.

     The trustees may amend the trust agreement:

     - with the consent of holders representing not less than 66 2/3% (based upon liquidation amount) of the outstanding trust securities; and

     - upon receipt by the trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for United States federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act.

     However, without the consent of each holder of trust securities, the trust agreement may not be amended to:

     - change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date;

     - restrict the right of a holder of the trust securities to institute suit for the enforcement of any such payment on or after such date; or

     - change the level of consent required from the holders of the trust securities as described above.

     The trustees may not enter into or consent to any amendment to the trust agreement which would cause the trust to fail or lease to qualify for the exemption from status of an "investment company" under the Investment Company Act.

     So long as any trust debentures are held by the trust, the trustees will not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or execute any trust or power conferred on the Debenture Trustee with respect to the trust debentures;

     - waive any past defaults under the Debenture Indenture;

     - exercise any right to rescind or annul a declaration of acceleration that the principal of the trust debentures is due and payable; or

     - consent to any amendment, modification or termination of the Debenture Indenture or the trust debentures, where that consent shall be required, or to any other action as the holder of the trust debentures, without, in each case, obtaining the prior approval of the holders of at least 66 2/3% in liquidation amount of all outstanding trust preferred securities. However, where a consent under the Debenture Indenture would require the consent of each holder of trust debentures affected thereby, no such consent shall be given by the trustees without the prior consent of each holder of the trust preferred securities. The trustees will not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except pursuant to a subsequent vote of those holders. The property trustee shall notify each holder of the trust preferred securities of any notice of default that it receives with respect to the trust debentures held by the trust. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, prior to taking any of the foregoing actions, the trustees shall obtain an opinion of counsel experienced in such matters to the effect that the trust will not fail to be classified as a grantor trust for United States federal income tax purposes on account of such action.

     Any required approval of holders of trust preferred securities may be given at a meeting of those holders convened for that purpose or pursuant to written consent (without prior notice). The administrative trustees will cause a notice of any meeting at which holders of the trust preferred securities are entitled to vote to be given to each holder of record of trust preferred securities in the manner set forth in the trust agreement.

     No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel the trust preferred securities in accordance with the trust agreement.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURES AND TRANSFER

     Unless otherwise specified in the applicable prospectus supplement, the trust preferred securities will be issued in registered, global form. See "Book-Entry System."

PAYMENT AND PAYING AGENCY

     Payments in respect of trust preferred securities held in global form will be made to the depository, which shall credit the relevant accounts at the depository on the applicable distribution dates, or in respect of trust preferred securities that are not held by the depository, those payments shall be made by check mailed to the address of the holder entitled thereto as that address shall appear on the register. The paying agent for the trust will initially be the property trustee or an affiliate of the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us. The paying agent will be permitted to resign as paying agent upon 30 days written notice to the administrative trustees and us. If the property trustee or an affiliate of the property trustee is no longer the paying agent for the trust, the administrative trustees will appoint a successor (which will be a bank or trust company acceptable to us) to act as paying agent.

REGISTRAR AND TRANSFER AGENT

     The property trustee will initially act as registrar and transfer agent for the trust preferred securities.

     Registration of transfers of the trust preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust will not be required to register or cause to be registered the transfer of the trust preferred securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of a trust agreement event of default, will perform only such duties as are specifically set forth in the trust agreement and, during the existence of a trust agreement event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the trust preferred securities are entitled under the trust agreement to vote, then the property trustee shall take such action as is directed by us and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

     Wilmington Trust Company will serve as the property trustee, the Delaware trustee and the guarantee trustee. See "Description of Guarantee." Wilmington Trust Company also serves as the trustee for the trust debentures. See "Description of Trust Debentures."

AUTHORITY OF THE ADMINISTRATIVE TRUSTEES; GOVERNING LAW

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or treated as other than a grantor trust for United States federal income tax purposes and so that the trust debentures will be treated as our indebtedness for United States federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine in our discretion is necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the trust securities.

     The trust agreement and the trust preferred securities will be governed by and construed in accordance with the internal laws of the State of Delaware.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     We may include a discussion of certain United States federal income tax considerations that may be applicable to the purchase, ownership and disposition of a trust preferred security in the prospectus supplement related to the issuance of that trust preferred security. Please refer to any discussion of the taxation of the trust, trust debentures or trust preferred securities provided in the applicable prospectus supplement.

     It is expected that, in connection with the issuance of the trust preferred securities, Sidley Austin Brown & Wood, tax counsel to us and to the trust, will render its opinion that, under then current law and subject to certain assumptions, the trust will be characterized for United States federal income tax purposes as a "grantor trust" and not as an association or publicly traded partnership taxable as a corporation. If the trust is properly characterized as a grantor trust, the trust will not be subject to United States federal income taxes and each beneficial owner of trust preferred securities will be treated for such purposes as owning a pro rata undivided interest in the trust debentures, and will be required to include in income any income with respect to the owner's allocable share of those trust debentures.

     Potential purchasers of trust preferred securities should be aware that a trust debenture might be treated as having been issued with OID. In general, a trust debenture will be treated as having been issued with OID if, among other possibilities:

     - the trust debenture has an issue price (determined under applicable regulations) that is less than the trust debenture's principal amount, or

     - interest on the trust debenture is not considered to be unconditionally payable at least annually during the entire term of the trust debenture at a single fixed rate or, subject to certain exceptions, at one or more variable rates.

     Our ability to defer interest payments on the trust debentures, described in "-- Distributions" and "Description of Trust Debentures -- Option to Extend Interest Payment Date" might result in the trust debentures having OID. A beneficial owner of a trust preferred security evidencing an interest in a trust debenture with OID generally will be required to include that OID in income as it accrues, regardless of the owner's method of accounting for United States federal income tax purposes, before receipt of cash payments attributable to that income.

     If relevant, the applicable prospectus supplement will contain a more complete discussion of the rules governing the treatment of OID, including a discussion of the consequences under those rules of our ability to defer interest payments on the trust debentures.

     The United States federal income tax discussion set forth above is included for general information only and does not purport to be a complete discussion of the United States federal income tax considerations that may be applicable to the purchase, ownership and disposition of a trust preferred security. Prospective purchasers of a trust preferred security should consult the prospectus supplement related to the issuance of the trust preferred security they are considering purchasing and their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of a trust preferred security.

                        DESCRIPTION OF TRUST DEBENTURES

     We will issue the trust debentures under a supplement to the Indenture dated as of September 1, 1995, as amended and supplemented from time to time, between us and Wilmington Trust Company, as debenture trustee. We refer to this Indenture, as so supplemented, in this prospectus as the "Debenture Indenture" and to Wilmington Trust Company, in its capacity as trustee under the Debenture Indenture, as the "Debenture Trustee." The Debenture Indenture has been qualified under the Trust Indenture Act. We have summarized selected provisions of the Debenture Indenture below. We suggest that you read the Debenture Indenture for the complete text of those provisions as well as for the provisions that are not summarized but may be important to you. A copy of the Debenture Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

     The trust debentures may be distributed to the holders of trust securities in liquidation of the trust. See "Description of Trust Preferred
Securities -- Liquidation of the Trust and Distribution of the Trust Debentures." If that occurs, we will use our commercially reasonable best efforts to have the trust debentures listed on the New York Stock Exchange or on the exchange on which the trust preferred securities are then listed.

ISSUANCE IN GLOBAL FORM

     The trust will invest the proceeds obtained from any issuance of trust preferred securities, together with the consideration paid by us for the trust common securities, in trust debentures issued by us. The trust debentures will bear interest from the same date and at the same rate as the trust preferred securities. It is anticipated that, until the liquidation, if any, of the trust, each trust debenture will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

     Unless otherwise specified in the applicable prospectus supplement, we will initially issue the trust debentures in the form of one or more global securities, in registered form, as described under "-- Form, Registration and Transfer" below and "Book-Entry System." Unless otherwise provided in the applicable prospectus supplement, the trust debentures will be issued in denominations of $25 and integral multiples thereof. Payments with respect to global trust debentures will be made to the depository as described under "Book-Entry System." In the event the trust debentures are issued in certificated form, principal and interest will be payable, the transfer of the trust debentures will be registrable and the trust debentures may be exchanged for trust debentures of other denominations for a like aggregate principal amount at the corporate trust office of the Debenture Trustee in Wilmington, Delaware. See "-- Payment and Paying Agents."

RANKING

     The trust debentures will rank equally with all other debentures and will be unsecured, subordinate, and junior in right of payment to all Senior Indebtedness to the extent and in the manner set forth in the Debenture Indenture. The trust debentures will mature on the date provided in the applicable prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, the trust debentures will not be subject to a sinking fund provision.

SUBORDINATION

     In the Debenture Indenture, we have covenanted and agreed that any trust debentures issued under the Debenture Indenture will be subordinate and junior in right of payment to all Senior Indebtedness (the meaning of which is set forth below). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or bankruptcy proceeding with respect to us, all Senior Indebtedness must be paid in full before the holders of trust debentures will be entitled to receive or retain any payment in respect thereof.

     No payments on account of principal, or premium, if any, or interest in respect of the trust debentures may be made if a default in any payment with respect to Senior Indebtedness has occurred and is continuing or an event of default has occurred and is continuing with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof.

     The term "Senior Indebtedness" means:

     - all of our obligations for borrowed money;

     - all of our obligations evidenced by securities, bonds, notes or debentures issued under indentures other than the Debenture Indenture or other similar instruments, including the bonds issued under our Mortgage and the notes issued under our Senior Indenture;

     - all of our capital lease obligations;

     - all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations and our obligations under any title retention agreement, but excluding our trade accounts payable arising in the ordinary course of business;

     - all of our reimbursement obligations with respect to any letter of credit, banker's acceptance, security purchase facility or similar credit transactions;

     - all obligations of the type referred to in the preceding five bullet points of another person that we have guaranteed or are responsible or liable for as obligor or otherwise; and

     - all obligations of the type referred to in the preceding bullet points of another person secured by any lien on any of our property or assets (whether or not that obligation has been assumed by us), except for

       -- those obligations that, by their terms, rank equally with or junior to the trust debentures, including all of our obligations and associated guarantees to our other trusts, partnerships or entities that act as our financing vehicle for the issuance of preferred securities that rank equally with or junior to the trust preferred securities, and

       -- obligations between us and our affiliates.

     Senior Indebtedness continues to be Senior Indebtedness and to be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of that Senior Indebtedness.

     The Debenture Indenture does not limit the aggregate amount of Senior Indebtedness that we may issue, nor does it afford holders of the trust debentures protection in the event of a highly leveraged or similar transaction involving our company. As of December 31, 2002, our Senior Indebtedness was approximately $5.97 billion.

CERTAIN COVENANTS

     We covenant that we will not:

     - declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our capital stock,

     - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any of our debt securities (including guarantees) which rank pari passu with or junior to the trust debentures, and

     - make any guarantee payments with respect to the securities described in the previous two bullet points, other than pursuant to the guarantee,

when the trust is the holder of any trust debentures and

     - there shall have occurred any event that would constitute a debenture event of default,

     - we are in default with respect to payments of any of our obligations under the guarantee, or

     - we have given notice of our election to defer interest payments on the trust debentures as provided in the Debenture Indenture and the deferral period, or any extension thereof, is continuing.

     So long as the trust preferred securities remain outstanding, we also covenant:

     - to maintain 100% direct or indirect ownership of the trust common securities; provided, however, that any successor to us is permitted under the Debenture Indenture to succeed to our ownership of the trust common securities;

     - to not cause or permit the dissolution, winding-up or termination of the trust, except in connection with the distribution of trust debentures or in connection with certain mergers, consolidations or amalgamations, each as permitted by the trust agreement; and

     - to use our reasonable efforts to cause the trust:

       -- to remain a statutory trust, except in connection with the distribution of trust debentures to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement; and

       -- to continue otherwise to be treated as a grantor trust for United
          States federal income tax purposes.

OPTIONAL REDEMPTION

     Unless otherwise specified in the applicable prospectus supplement, we may redeem the trust debentures, at our option, in whole at any time or in part from time to time, on or after the date indicated in the prospectus supplement. Unless the applicable prospectus supplement states otherwise, the redemption price for such an optional redemption will be equal to 100% of the principal amount of trust debentures to be redeemed plus any accrued and unpaid interest, including Additional Amounts and Compounded Interest, if any, as described under "Description of Trust Debentures -- Interest," to the redemption date.

     If a partial redemption of the trust debentures would result in the delisting of the trust preferred securities from any national securities exchange or other organization on which those securities are then listed, we may only redeem the trust debentures in whole.

     Unless otherwise specified in the applicable prospectus supplement, upon the occurrence of a Special Event as described under "-- Special Event Redemption" below, we may, at our option in certain circumstances redeem the trust debentures in whole, but not in part, within 90 days following the occurrence of the Special Event at a redemption price equal to 100% of the principal amount of trust debentures to be redeemed plus any accrued and unpaid interest to the redemption date.

CANCELLATION

     All trust debentures surrendered for payment, redemption, transfer or exchange shall, if surrendered to any person, other than the Debenture Trustee, be delivered to the Debenture Trustee, and any of those debentures and debentures surrendered directly to the Debenture Trustee for any such purpose shall be canceled by it. Our acquisition at any time of any trust debentures shall not operate as a redemption or satisfaction of the indebtedness represented by those trust debentures unless and until we deliver the same to the Debenture Trustee for cancellation.

OPTION TO EXTEND INTEREST PAYMENT DATE

     We may, on one or more occasions, defer the payment of interest on the trust debentures for a period not exceeding 20 consecutive quarters, so long as no debenture event of default has occurred and is continuing. No deferral period may extend beyond the stated maturity date of the trust debentures. At the end of any deferral period, we will pay all interest then accrued and unpaid (including Additional Amounts and Compounded Interest, if any).

     During any interest deferral period at any time when the trust is the holder of trust debentures, we will not make specified payments on our capital stock and debt securities. See "-- Certain Covenants."

     Prior to the termination of any deferral period, we may further extend that deferral period, so long as the extension does not cause that deferral period to exceed 20 consecutive quarters or extend beyond the stated maturity date of the trust debentures. Upon the termination of any deferral period and the payment of all amounts then due, we may elect to begin a new deferral period, subject to the above requirements. No interest shall be due and payable during a deferral period, except at the end thereof, but we have the option to prepay at any time all or a portion of the interest accrued during any deferral period.

     We will give the trust, as the holder of the trust debentures, notice of our selection or extension of a deferral period at least the number of business days specified in the applicable prospectus supplement prior to:

     - the next date on which distributions on the trust securities are payable; or

     - the date the trust is required to give notice to any securities exchange or other applicable self-regulatory organization of the record date or the date such distributions are payable, but in any event at least one business day before that record date.

     There is no limitation in the Debenture Indenture on the number of times that we may elect to begin a deferral period. Accordingly, there could be multiple deferral periods of varying lengths throughout the term of the trust debentures.

INTEREST

     We will pay interest on the trust debentures as set forth in the applicable prospectus supplement. We will also pay the following amounts on the trust debentures:

     - Additional Amounts, in the circumstances described under "Description of Trust Preferred Securities -- Payment of Additional Amounts;" and

     - interest on interest payments that are deferred because of an interest deferral period, which we refer to in this prospectus as Compounded Interest.

SPECIAL EVENT REDEMPTION

     Unless otherwise specified in the applicable prospectus supplement, if a Special Event occurs and is continuing, we may, at our option, redeem the trust debentures in whole, but not in part, at any time within 90 days of the occurrence of that Special Event, at a redemption price equal to 100% of the principal amount of the trust debentures to be redeemed plus accrued and unpaid interest thereon to the date of redemption.

     A "Special Event" means a Tax Event or an Investment Company Event.

     "Investment Company Event" means that we and the trust shall have received an opinion of counsel experienced in practice under the Investment Company Act of 1940, as amended, to the effect that, as a result of the occurrence of an amendment to, or change (including any announced proposed change) in, the laws or regulations of the United States or any political subdivision thereof or therein or any other governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or proposed change becomes effective on or after the date of the prospectus supplement related to the issuance of a trust preferred security.

     "Tax Event" means that we and the trust shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of:

     - any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or

     - any interpretation or application of, or pronouncement with respect to, such laws or regulations by any legislative body, court, governmental or administrative agency or body, or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory or administrative determination), which amendment or change is effective, or which interpretation, application or pronouncement is issued or announced, on or after the date of the prospectus supplement relating to the issuance of a trust preferred security, there is more than an insubstantial risk that:

     - the trust is or will be subject to United States federal income tax with respect to income or gain received, accrued or realized on or with respect to the trust debentures,

     - interest payable to the trust by us on the trust debentures is not, or will not be, deductible by us (or by a member of our "affiliated group," within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended, that files a consolidated federal income tax return with us), in whole or in part, for United States federal income tax purposes, or

     - the trust is or will be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust debentures at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest ceases to accrue on such those debentures called for redemption.

MODIFICATION OF INDENTURE

     From time to time we and the Debenture Trustee may, without the consent of the holders of trust debentures, amend the Debenture Indenture for specified purposes, including, among other things, to cure any ambiguity, defect or inconsistency contained in the Debenture Indenture or the trust preferred securities and to create any new series of subordinated debt securities.

     The Debenture Indenture contains provisions permitting us and the Debenture Trustee, with the consent of the holders of at least a majority in aggregate principal amount of the trust debentures, to modify the Debenture Indenture or any supplemental indenture in a manner affecting the rights of the holders of trust debentures. However, no such modification may, without the consent of the holders of each outstanding trust debenture so affected:

     - extend the fixed maturity, or reduce the rate of interest or extend the time of payment of interest on, or reduce the principal amount of, the trust debentures or reduce the amount payable on redemption thereof; or

     - reduce the percentage of principal amount of trust debentures, the holders of which are required to consent to any such modification of the Debenture Indenture.

DEBENTURE EVENTS OF DEFAULT

     The Debenture Indenture provides that any one or more of the following constitute an event of default with respect to the trust debentures, each of which are referred to in this prospectus as a "debenture event of default":

     - failure to pay any interest on the trust debentures when due for 30 days, subject to the deferral of any due date in the case of an extension period;

     - failure to pay any principal or premium, if any, on the trust debentures when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise, subject to the deferral of any due date in the case of an extension period;

     - failure to observe or perform any of our other covenants contained in the indenture for 90 days after written notice to us from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of trust debentures;

     - our bankruptcy, insolvency or reorganization, in certain cases; or

     - the voluntary or involuntary dissolution, winding-up or termination of the trust, except in connection with the distribution of trust debentures to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities, or certain mergers, consolidations or amalgamations as permitted by the trust agreement.

     The holders of a majority in aggregate outstanding principal amount of the trust debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. If a debenture event of default has occurred and is continuing, the Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the trust debentures may declare the principal amount on all trust debentures due and payable immediately upon a debenture event of default. The holders of a majority in aggregate outstanding principal amount of the trust debentures may annul such declaration and waive the default if a sum sufficient to pay all matured installments of interest and principal of, and premium, if any, due otherwise than by acceleration has been deposited with the Debenture Trustee and all debenture events of default, other than the nonpayment of principal on the trust debentures that have not become due by their terms, have been cured or waived.

     The holders of a majority in aggregate outstanding principal amount of the trust debentures affected thereby may, on behalf of the holders of all the trust debentures, waive any past default or debenture event of default and its consequences, except:

     - a default in the payment of principal, premium, if any, or interest (unless such a default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Debenture Trustee); or

     - a default in our covenants that apply during any interest deferral period which occurs while the trust is the holder of any trust debentures. See "-- Certain Covenants."

     In case a debenture event of default shall occur and be continuing, the property trustee will have the right to declare the principal of and the interest on the trust debentures (including Additional Amounts and Compounded Interest, if any), and any other amounts payable under the Debenture Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the trust debentures.

     A debenture event of default also constitutes an event of default under the trust agreement. The holders of trust preferred securities in certain circumstances have the right to direct the property trustee to exercise its rights as the holder of the trust debentures. See "Description of Trust Preferred Securities-Trust Agreement Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Debenture Indenture does not contain any covenant which restricts our or the trust's ability to:

     - merge or consolidate with or into any corporation;

     - sell or convey all or substantially all of our or the trust's assets to any person, firm or corporation; or

     - or otherwise engage in restructuring transactions.

SATISFACTION AND DISCHARGE

     We may be discharged from all of our obligations under the Debenture Indenture (except as otherwise provided in the Indenture) when:

     - either (1) all of the trust debentures have been delivered to the Debenture Trustee for cancellation, or (2) all trust debentures not delivered to the Debenture Trustee for cancellation

       - have become due and payable,

       - will become due and payable by their terms within one year, or

       - are to be called for redemption within one year under arrangements satisfactory to the Debenture Trustee for the giving of notice of redemption,

       and we, in the case of clause (2), have deposited or caused to be deposited with the Debenture Trustee, in trust, an amount in moneys or Governmental Obligations, or any combination of the foregoing, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Debenture Trustee to pay all principal, premium, if any, and interest on those trust debentures due or to become due;

     - we have paid or caused to be paid all other sums payable by us under the Debenture Indenture; and

     - we have delivered to the Debenture Trustee an opinion of counsel to the effect that, based upon our receipt from, or the publication by the Internal Revenue Service of a ruling, or a change in law, the holders of trust debentures will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

FORM, REGISTRATION AND TRANSFER

     If the trust debentures are distributed to the holders of the trust securities, the trust debentures may be represented by one or more global certificates registered in the name of DTC or its nominee. Under those circumstances, the depository arrangements for the trust debentures would be expected to be substantially similar to those in effect for the trust preferred securities. For a description of DTC and the terms of the depository arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry System."

PAYMENT AND PAYING AGENTS

     Payment of principal of, premium, if any, and interest on the trust debentures will be made at the office of the Debenture Trustee or at the office of any other paying agent or paying agents as we may designate from time to time, except that, at our option, payment of any interest may be made, except in the case of trust debentures in global form, by check mailed to the address of the holder thereof as such address shall appear in the register for trust debentures.

     Payment of any interest on any trust debenture will be made to the person in whose name that trust debenture is registered at the close of business on the record date for that interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; however, we will at all times be required to maintain an office or agency in each place of payment for the trust debentures.

     Any monies deposited with the Debenture Trustee or any paying agent for the payment of the principal of, and premium, if any, or interest on any trust debenture and remaining unclaimed for two years after that principal, and premium, if any, or interest has become due and payable shall be repaid to us and the holder of that trust debenture shall thereafter look only to us for payment thereof.

GOVERNING LAW

     The Debenture Indenture and the trust debentures will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The Debenture Trustee will be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to those provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Debenture Indenture at the request of any holder of trust debentures, unless offered reasonable indemnity by that holder against the costs, expenses and liabilities which might be incurred thereby. However, the foregoing shall not relieve the Debenture Trustee, upon the occurrence of a debenture event of default, from exercising the rights and powers vested in it by the Debenture Indenture. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. Wilmington Trust Company will serve as Debenture Trustee. See "Description of Trust Preferred Securities-Information Concerning the Property Trustee."

ASSIGNMENT

     We have the right at all times to assign any of our rights or obligations under the Debenture Indenture to a direct or indirect wholly-owned subsidiary of us; provided that, in the event of any such assignment, we will remain liable for all of our obligations under the Debenture Indenture. Subject to the foregoing, the Debenture Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Debenture Indenture provides that it may not otherwise be assigned by the parties thereto.

PAYMENT OF FEES AND EXPENSES

     We have covenanted in the Debenture Indenture to pay all fees and expenses related to:

     - the offering of the trust preferred securities and the trust debentures;

     - the organization, maintenance and dissolution of the trust; and

     - the retention of the trust's trustees.

                            DESCRIPTION OF GUARANTEE

     Set forth below is a summary of information concerning the guarantee, which will be executed and delivered by us for the benefit of the holders from time to time of the trust preferred securities. The guarantee has been qualified under the Trust Indenture Act. Wilmington Trust Company, the guarantee trustee, will hold the guarantee for the benefit of the holders of the trust preferred securities. The following summary is not necessarily complete, and reference is hereby made to the copy of the form of the guarantee (including the definitions therein of certain terms), which is filed as an exhibit to the registration statement of which this prospectus forms a part, and to the Trust Indenture Act.

GUARANTEED PAYMENTS

     We will irrevocably and unconditionally agree to pay in full on a subordinated basis guarantee payments to the holders of the trust preferred securities, as and when due, regardless of any defense, right of setoff or counterclaim that we, in our capacity as guarantor, may have or assert. The following payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the trust, will be subject to the guarantee:

     - any accrued and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds on hand legally and immediately available therefor at that time;

     - the applicable redemption price with respect to the trust preferred securities called for redemption, to the extent that the trust has funds on hand legally and immediately available therefor at that time; and

     - upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust (other than in connection with the distribution of the trust debentures held by the trust to holders of the trust preferred securities), the lesser of:

       - the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities, to the extent the trust has funds legally and immediately available therefor at the time; and

       - the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities after satisfaction of liabilities to creditors of the trust as required by applicable law.

     Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the trust preferred securities or by causing the trust to pay those amounts to those holders.

     The guarantee will be a guarantee of the guarantee payments with respect to the trust preferred securities from the time of issuance of the trust preferred securities, but will not apply to distributions and other payments on the trust preferred securities when the trust does not have sufficient funds legally and immediately available to make such distributions or other payments. Therefore, if we do not make interest payments on the trust debentures held by the property trustee, the trust will not make distributions on the trust preferred securities.

     Through the guarantee, the trust agreement, the trust debentures and the Debenture Indenture, taken together, we will fully, irrevocably and unconditionally guarantee all of the trust's obligations under the trust preferred securities. See "Relationship Among the Trust Preferred Securities, the Trust Debentures and the Guarantee-Full and Unconditional Guarantee."

STATUS OF THE GUARANTEE

     The guarantee will constitute our unsecured obligation and will rank:

     - subordinate and junior in right of payment to all of our other liabilities, including the trust debentures, except those obligations or liabilities made pari passu or subordinate by their terms;

     - pari passu with the most senior preferred or preference stock now or hereinafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference securities of any affiliate of ours; and

     - senior to all of our common stock.

     Our obligations under the guarantee effectively will be subordinated to all existing and future liabilities of our subsidiaries and all liabilities of any of our future subsidiaries. Claimants should look only to us for payments under the guarantee. See "Description of Trust Debentures -- Subordination." The guarantee does not limit us or any of our subsidiaries from incurring or issuing other secured or unsecured debt, including Senior Indebtedness, whether under the Debenture Indenture or any other indenture that we may enter into in the future or otherwise.

     The guarantee will constitute a guarantee of payment and not of collection. The guarantee will be held for the benefit of the holders of the trust preferred securities. It will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution to the holders of the trust preferred securities of the trust debentures. The guarantee does not limit the amount of additional Senior Indebtedness that we may incur.

GUARANTEE EVENTS OF DEFAULT

     An event of default under the guarantee will occur upon our failure to perform any of our payment obligations thereunder. The holders of more than 50% in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

     If the guarantee trustee fails to enforce the guarantee, any holder of the trust preferred securities may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

     We, as guarantor, will be required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially and adversely affect the rights of holders of the trust preferred securities (in which case no consent will be required), the guarantee may be amended only with the prior approval of the holders of not less than 66- 2/3% of the liquidation amount of the outstanding trust preferred securities. The manner of obtaining that approval will be as set forth under "Description of Trust Preferred
Securities -- Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities then outstanding. Except in connection with our consolidation or merger or a conveyance, transfer or lease by us, we may not assign our obligations under the guarantee.

TERMINATION OF THE GUARANTEE

     The guarantee will terminate and be of no further force and effect upon:

     - full payment of the applicable redemption price of the trust preferred securities; or

     - upon liquidation of the trust, the full payment of the liquidation distribution or the distribution of the trust debentures to the holders of the trust preferred securities.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     Other than during the occurrence and continuance of a default by us in performance of the guarantee, the guarantee trustee will undertake to perform only those duties as are specifically set forth in the guarantee and, in case a default with respect to the guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee will be under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the trust preferred securities unless it is offered indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred thereby.

GOVERNING LAW

     The guarantee will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.

             RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE
                       TRUST DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     Payments of distributions and other amounts due on the trust preferred securities (to the extent the trust has funds on hand legally available for the payment of such distributions) are irrevocably guaranteed by us as and to the extent set forth under "Description of Guarantee." Taken together, our obligations under the trust debentures, the Debenture Indenture, the trust agreement and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the trust debentures, such payments will be sufficient to cover distributions and other payments due on the trust securities, primarily because:

     - the aggregate principal amount or redemption price of the trust debentures is equal to the sum of the liquidation amount or redemption price, as applicable, of the trust securities;

     - the interest rate and interest and other payment dates on the trust debentures will match the distribution rate and distribution and other payment dates for the trust securities;

     - we will pay for all and any costs, expenses and liabilities of the trust, except for the obligation of the trust to pay amounts due to holders of the trust preferred securities pursuant to the terms of those securities; and

     - the trust agreement will provide that the trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

     Notwithstanding anything to the contrary in the Debenture Indenture, we have the right to set-off any payment we are otherwise required to make with and to the extent we have theretofore made, or are concurrently on the date of such payment making, a payment under the guarantee.

RIGHTS UPON DISSOLUTION

     Unless the trust debentures are distributed to holders of the trust securities, upon any voluntary or involuntary dissolution and liquidation of the trust, after satisfaction of liabilities to creditors of the trust as required by applicable law, the holders of the trust securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of Trust Preferred Securities -- Liquidation of the Trust and Distribution of Trust Debentures." Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the trust debentures, would be our subordinated creditor, subordinated in right of payment to all Senior Indebtedness as set forth in the Debenture Indenture, but entitled to receive payment in full of principal, and premium, if any, and interest, before any of our stockholders receive payments or distributions. Since we will be the guarantor under the guarantee and will agree to pay for all costs, expenses and liabilities of the trust (other than the trust's obligations to the holders of the trust securities), the positions of a holder of trust preferred securities and a holder of trust debentures relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

                               BOOK-ENTRY SYSTEM

     Unless otherwise indicated in the applicable prospectus supplement, each series of bonds, notes, cumulative preference stock and trust preferred securities will initially be issued in the form of one or more global securities, in registered form, without coupons (as applicable). The global security will be deposited with, or on behalf of, a depository, and registered in the name of that depository or a nominee of that depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be DTC.

     The global securities will be issued as fully-registered securities registered in the name of Cede & Co., DTC's partnership nominee. One fully-registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of that issue and will be deposited with DTC. So long as the depository, or its nominee, is the registered owner of a global security, that depository or such nominee, as the case may be, will be considered the owner of that global security for all purposes under the Senior Indenture, the Debenture Indenture, the Mortgage or the trust agreement, as applicable, including for any notices and voting. Except as otherwise provided below, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the Senior Indenture, the Debenture Indenture, the Mortgage or the trust agreement, as applicable. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if that person is not a direct participant, on procedures of the direct participant through which that person holds its interest, to exercise any of the rights of a registered owner of such security.

     A global security may not be transferred as a whole except by DTC to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities shall be transferred and exchanged through the facilities of DTC. Beneficial interests in the global securities may not be exchanged for securities in certificated form except in the circumstances described in the following paragraph.

     Unless otherwise specified in the applicable prospectus supplement, we will be obligated to exchange global securities in whole for certificated securities only if:

     - the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under applicable law and, in either case, we thereupon fail to appoint a successor depository within 90 days;

     - we, at our option, notify the applicable trustee in writing that we elect to cause the issuance of certificated securities; or

     - there shall have occurred and be continuing an event of default with respect to the applicable securities of any series.

In all cases, certificated securities delivered in exchange for any global security or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with customary procedures).

     The descriptions of operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within DTC's control and are subject to changes by DTC from time to time. We take no responsibility for these operations and procedures and urge you to contact DTC or its participants directly to discuss these matters. DTC has advised us as follows:

     - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing corporation" registered pursuant to the provisions of
       Section 17A of the Securities Exchange Act of 1934.

     - DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

     - Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     - DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     - Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants.

     - The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of global securities under the DTC system must be made by or through direct participants, who will receive a credit for such purchases of global securities on DTC's records. The ownership interest of each actual purchaser of each global security, or beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

     To facilitate subsequent transfers, all global securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of global securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC's records reflect only the identity of the direct participants to whose accounts such global securities are credited which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If the global securities are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

     Principal, interest and premium payments, if any, on the global securities will be made to DTC in immediately available funds. DTC's practice is to credit direct participants' accounts on the date on which interest is payable in accordance with the respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC, the trustee for those securities, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and premium, if any, on any of the aforementioned securities represented by global securities to DTC is the responsibility of the appropriate trustee and us. Disbursement of those payments to direct participants shall be the responsibility of DTC, and disbursement of those payments to the beneficial owners shall be the responsibility of the participants.

     DTC may discontinue providing its services as securities depositary with respect to the global securities at any time by giving us reasonable notice. Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global securities among participants, it is under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time.

     The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

     None of the trustees, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in that global security or for maintaining, supervising or reviewing any records relating to those beneficial interests.

                              PLAN OF DISTRIBUTION

     We may sell the securities to underwriters or dealers, through agents or through a combination of these methods. The applicable prospectus supplement will contain specific information relating to the terms of the offering, including:

     - the name or names of any underwriters, dealers or agents;

     - the purchase price of the securities and the net proceeds to us from the sale;

     - any underwriting discounts and other items constituting underwriters' compensation; and

     - the initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

     The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     We plan to issue $700,000,000 principal amount of first mortgage bonds as soon as practicable after the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission. We plan to sell those bonds in an underwritten offering.

BY UNDERWRITERS

     If underwriters are used in an offering, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offering prices will be determined by reference to the market price at the time of sale or to other prevailing market indices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular securities together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the particular securities will be subject to specified conditions precedent and the underwriters will be obligated to purchase all of the securities being offered if any are purchased.

BY DEALERS

     If dealers are used in the sale, unless otherwise specified in the applicable prospectus supplement, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealers at the time of resale. The applicable prospectus supplement will contain more information about the dealers, including the names of the dealers and the terms of our agreement with them.

BY AGENTS

     We may sell the securities directly or through agents we designate from time to time. The applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities in respect of which that prospectus supplement is delivered and any commissions payable by us to that agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

INDEMNIFICATION OF UNDERWRITERS

     Any underwriters, dealers or agents participating in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them on the sale or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation from us will be described in the applicable prospectus supplement.

     We may agree with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments which the underwriters, dealers or agents may be required to make in respect of these liabilities.

     Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us in the ordinary course of their businesses.

MARKET FOR THE SECURITIES

     Unless otherwise specified in a prospectus supplement, the securities will not be listed on a national securities exchange. We cannot assure that any broker-dealer will make a market in any series of the securities or the liquidity of the trading market for any of the securities. The prospectus supplement will state, if known, whether any broker-dealer intends to make a market in the securities.

                                 LEGAL MATTERS

     Sidley Austin Brown & Wood, Chicago, Illinois, will render an opinion as to the validity of the securities (other than the trust preferred securities) for us, and Winston & Strawn, Chicago Illinois, will render an opinion as to the validity of the securities (other than the trust preferred securities) for any underwriters, dealers, purchasers or agents. Richards, Layton & Finger, P.A., special Delaware counsel to the trust, will render an opinion as to the validity of the trust preferred securities. Winston & Strawn provides legal services to Exelon and its subsidiaries, including us, from time to time.

                                    EXPERTS

     The financial statements of Commonwealth Edison Company for the year ended December 31, 2001 and for the periods from January 1, 2000 to October 19, 2000 and October 20, 2000 to December 31, 2000 incorporated in this prospectus by reference to the Annual Report on Form 10-K of Commonwealth Edison Company for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of income, cash flows, comprehensive income and changes in shareholders' equity of us and consolidated subsidiaries, included in our Annual Report on Form 10-K for the year ended December 31, 1999, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent accountants as stated in their report included in that Annual Report. Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act of 1933, as amended. Because Arthur Andersen LLP has not consented to the inclusion of its report in this prospectus, your ability to assert claims against Arthur Andersen LLP may be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen LLP under
Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated in those financial statements and therefore your right of recovery under that section may be limited. See "Risk Factors-You may have no effective remedy against Arthur Andersen LLP or any of our directors, officers or underwriters in connection with a material misstatement in some of our audited financial statements incorporated by reference in this prospectus."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, information statements and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet on the SEC's web site at http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the SEC (file number 1-1839):

     - Our Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC on April 1, 2002;

     - Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 filed with the SEC on May 10, 2002, August 6, 2002 and October 31, 2002, respectively; and

     - Our Current Reports on Form 8-K dated:

       -- January 29, 2002 and filed with the SEC on January 31, 2002;

       -- April 2, 2002 and filed with the SEC on April 3, 2002;

       -- April 22, 2002 and filed with the SEC on April 25, 2002;

       -- May 17, 2002 and filed with the SEC on May 22, 2002;

       -- July 16, 2002 and filed with the SEC on July 15, 2002;

       -- July 31, 2002 and filed with the SEC on August 2, 2002;

       -- August 27, 2002 and filed with the SEC on August 30, 2002;

       -- September 3, 2002 and filed with the SEC on September 3, 2002;

       -- September 19, 2002 and filed with the SEC on September 20, 2002;

       -- September 26, 2002 and filed with the SEC on September 26, 2002;

       -- October 2, 2002 and filed with the SEC on October 3, 2002;

       -- October 10, 2002 and filed with the SEC on October 11, 2002;

       -- October 18, 2002 and filed with the SEC on October 21, 2002;

       -- October 30, 2002 and filed with the SEC on November 4, 2002; and

       -- November 4, 2002 and filed with the SEC on November 26, 2002

     Any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until we or any underwriters sell all of the securities shall be deemed to be incorporated by reference in this prospectus from the date such documents are filed.

     Some of the filings incorporated by reference above contain financial statements audited by and reports of Arthur Andersen LLP. Arthur Andersen LLP has not consented to the incorporation by reference of their reports contained in those filings. See "Risk Factors-You may have no effective remedy against Arthur Andersen LLP or any of our directors, officers or underwriters in connection with a material misstatement in some of our audited financial statements incorporated by reference in this prospectus" and "Experts" above for more information.

     In addition to the resources maintained by the SEC, you may also obtain these filings at no cost by writing us at Commonwealth Edison Company, 10 South Dearborn Street, 36th Floor, P.O. Box 805379, Chicago, Illinois 60680-5379;
Attention: Director, Investor Relations.

     We have not included separate financial statements for the trust in this prospectus. They were omitted because the trust is our wholly-owned subsidiary with no independent operations and we guarantee the payments and distributions relating to the trust preferred securities. Although the trust would normally be required to file information with the SEC on an ongoing basis, we expect the SEC to exempt the trust from this filing obligation for as long we continue to file information with the SEC.

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                                  $200,000,000

                              COMED FINANCING III
                  6.35% TRUST PREFERRED SECURITIES (TRUPS(R))
             $1,000 LIQUIDATION AMOUNT PER TRUST PREFERRED SECURITY
          FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN BY

                          COMMONWEALTH EDISON COMPANY

                                  [COMED LOGO]
                                  ------------

                             PROSPECTUS SUPPLEMENT

                                 MARCH 10, 2003

                                  ------------

                              SALOMON SMITH BARNEY

                              WACHOVIA SECURITIES

                                  BNP PARIBAS

                           BNY CAPITAL MARKETS, INC.

                           CREDIT SUISSE FIRST BOSTON

                           LOOP CAPITAL MARKETS, LLC

                                 SCOTIA CAPITAL

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